Exhibit 2.1

Share Sale Deed

Sara Lee Group (Australia) Pty Ltd

Saramar, L.L.C.

The Hillshire Brands Company

McCain Foods (Aust) Pty Ltd

McCain UK H2 Limited

Baker & McKenzie

ABN 32 266 778 912

AMP Centre

Level 27

50 Bridge Street

Sydney NSW 2000

Australia

P.O. Box R126

Royal Exchange NSW 1223

Australia

Tel: +61 2 9225 0200

Fax: +61 2 9225 1595

DX: 218 SYDNEY

www.bakermckenzie.com

29 January 2013
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Table of contents

Clause Heading		Page
1	Definitions and interpretation	2

2	Sale and purchase	20

3	Consideration	20

4	Pre-Completion	21

5	Insurance and compensation	28

6	Conditions precedent	32

7	Completion	36

8	Purchase Price adjustment	39

9	Duty in respect of the 2012 Restructure	42

10	Post-Completion	43

11	Adjustment for Taxes	45

12	Warranties	53

13	Limitations on Liability	55

14	Indemnities from Vendor	61

15	Other warranties and indemnity	63

16	Purchaser guarantee and indemnity	63

17	Vendor Guarantee and indemnity	66

18	Non competition	68

19	Names and Intellectual Property	70

20	Confidentiality and announcements	70

21	GST	72

22	Notices	72

23	General provisions	75

	Schedule 1	79
	Completion Accounts	79

	Schedule 2	81
	Vendor Warranties	81

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Schedule 3	99
Other Warranties	99

Schedule 4	102
Premises	102

Schedule 5	104
Intellectual Property	104

Schedule 6	106
Continuing Officers	106

Schedule 7	107
Form of resignation	107

Schedule 8	108
Consent to act	108

Schedule 9	109
Guarantees	109

Schedule 10	110
Tax and Accounting Services	110

Schedule 11	111
IP License Reorganisation	111

Annexure A	114
Data Room Index	114

Annexure B	115
Disclosure Letter	115

Annexure C	116
Trademark Assignment	116

Annexure D	117
Trademark License Agreement	117

Annexure E	118
Trademark Sublicense Agreement	118

Annexure F	119
Accounts	119

Annexure G	120
Plant and Equipment	120

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Deed Date

Parties	Sara Lee Group (Australia) Pty Ltd (ABN 38 087 277 085) of Level 5, 828 Pacific Highway, Gordon NSW 2072 (Vendor)

Saramar, L.L.C. a Delaware corporation, of 400 S. Jefferson, Chicago, Illinois 60607, United States of America (Saramar)

The Hillshire Brands Company of 400 S. Jefferson, Chicago, Illinois, 60607, United States of America (Vendor Guarantor)

McCain Foods (Aust) Pty Ltd (ABN 96 000 629 587) of Ring Road, Wendouree, Victoria, 3355 (Purchaser)

McCain UK H2 Limited (CRN 08332066), a company incorporated in the United Kingdom, of Havers Hill, Scarborough, North Yorkshire, United Kingdom, Y011 3BS (IP Purchaser)

Recitals

A	The Company is a company incorporated in Australia and registered in Victoria.

B	The Vendor is the legal and beneficial owner of the Sale Shares.

C	The Vendor agrees to sell and the Purchaser agrees to purchase, the Sale Shares on the terms of this Deed.

D	Saramar is the legal and beneficial owner of certain trademarks which it wishes to transfer to the IP Purchaser, and which the IP Purchaser wishes to accept, on the terms and conditions of the Trademark Assignment.

E	The IP Licensors are the legal and beneficial owners of certain trademarks and domain names which they wish to license to the IP Purchaser through the SPV Licensor on the terms and conditions of the IP Licence Agreements.

F	The Purchaser is a Related Body Corporate of the IP Purchaser and agrees to guarantee the obligations and liabilities of the IP Purchaser under this Deed.

G	The Vendor Guarantor is the holding company (as that expression is defined in the Corporations Act) of the Vendor, Saramar and the SPV Licensor (once established in accordance with this Deed) and agrees to guarantee the obligations and liabilities of the Vendor, Saramar and SPV Licensor under this Deed.

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Operative provisions

1	Definitions and interpretation

Definitions

1.1	In this Deed, unless the context otherwise requires:

1936 Tax Act means the Income Tax Assessment Act 1936 (Cth).

1997 Tax Act means the Income Tax Assessment Act 1997 (Cth).

2012 Restructure means the restructure of the Sara Lee group of companies which included the transfer of the Business by SL Australia to the Company pursuant to the Business Transfer Agreement.

ACCC means the Australian Competition and Consumer Commission.

ACCC Approval means receipt of written notice from the ACCC that it does not propose to oppose, intervene or seek to prevent or otherwise object to the acquisition of the Sale Shares by the Purchaser, either unconditionally or subject to undertakings that are acceptable (subject to clause 6) to the Purchaser in its discretion.

Accounting Standards means generally accepted accounting principles in the United States of America.

Accounts means:

(a)	the balance sheet of the Company as at the Long Accounts Date; and

(b)	the profit and loss statement (stated down to the level of EBIT excluding royalty and restructuring expenses) and cash flow statement for the Business in respect of (i) the 52 week period ended on the Short Accounts Date, and (ii) the 18 week period ending on the Long Accounts Date (including in respect of periods during which the Business was owned by SL Australia), together attached as Annexure F.

Adjustment Amount means a payment to be made to by the Purchaser to the Vendor or the Vendor to the Purchaser (as applicable) under clause 8.15.

Adjustment Date means:

(a)	if clause 8.3(a) applies, the date that is three Business Days after the Vendor gives the written notice to the Purchaser referred to in that clause;

(b)	if clause 8.3(b) applies, the date that is three Business Days after:

(i)	the date that the Purchaser and the Vendor agree the form and content of the Completion Accounts under clause 8.6;

(ii)	subject to sub-clause (b)(iii), the Expert provides a report of its determination to the Purchaser and the Vendor under clause 8.9(d); or

(iii)	if a matter is remitted to the Expert for correction under clause 8.12, the matter is corrected,

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as applicable; or

(c)	if clause 8.4 applies, the date that is 3 Business Days after the expiry of the 25 Business Day period referred to in clause 8.3.

ASIC means the Australian Securities and Investments Commission.

Asset Leases means a lease, hire purchase agreement, equipment lease, vehicle lease, conditional purchase agreement or other hiring arrangement for the Leased Plant and Equipment which are:

(a)	included in Sections 9.3.4, 12.3.4 and 12.3.5 of the Data Room; or

(b)	entered into after the date of this Deed and prior to Completion.

Assets means all of the property and assets owned or used by the Company in conducting the Business (including the goodwill of the Business).

Associate has the meaning given to that expression in the Corporations Act.

Authorisation means any authorisation, approval, licence, permit, consent, qualification, accreditation, order, approval, filing, registration, certificate, resolution, direction, declaration or exemption and any renewal or variation of them issued by a Government Agency.

Books and Records means originals and copies in machine readable or printed form of all seals, registers, books, reports, correspondence, files, records, tax returns, accounts, data, programmes, customer files, orders and lists, supplier lists, certificates of registration or documents of title, documents and other material in the possession or under the control of the Company about or used in connection with the Business or in the possession or under the control of a Vendor or a Vendor Associate which relate predominantly to, or are used predominantly in, the Business.

Break Fee has the meaning given in clause 6.18.

Business means the business carried on by the Company, including the Sara Lee bakery business of manufacturing and supplying foods (including frozen cold desserts, frozen hot desserts, ice cream, frozen savoury food, frozen fruit, frozen bakery items and non frozen items) carried on in Australia, New Zealand, Bahrain, Brunei, China, Cook Islands, East Timor, Fiji, Hong Kong, Indonesia, Kuwait, Macau, Malaysia, Nauru, New Caledonia, Oman, Papua New Guinea, Philippines, Qatar, Saudi Arabia, Solomon Islands, Singapore, Tahiti, Taiwan, Thailand, Tonga, UAE, Vanuatu, Cambodia and Laos.

Business Names means the registered business names specified in Schedule 5.

Business Day means a day that is not a Saturday, Sunday or public holiday or bank holiday in Sydney, Australia, Chicago, United States of America or Toronto, Canada.

Business Transfer Agreement means the Business Transfer Agreement between the Company and SL Australia dated 1 April 2012 pursuant to which the Business was transferred from SL Australia to the Company.

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Cash means, as at the Effective Time, the aggregate amount of any cash on hand or credited to an account with a bank or other financial institution and cash equivalents (as that term is defined in the Accounting Standards) to which the Company is beneficially entitled, including:

(a)	cheques, bankers’ drafts and EDI received by the Company before the Effective Time but not cashed on or before the Effective Time (excluding cheques presented and dishonoured before the Effective Time);

(b)	all cash on hand or credited to an account with a bank or other financial institution to which the Company was beneficially entitled at the Effective Time and which is transferred by or on behalf of or otherwise at the request or direction of the Purchaser out of any such account or otherwise out of the Company on or before the Effective Time; and

(c)	all cash equivalents (as that term is defined in the Accounting Standards) to which the Company was beneficially entitled at the Effective Time and which are sold, transferred, conveyed or otherwise disposed of by or on behalf of or otherwise at the request or direction of the Purchaser on or before the Effective Time, but less:

(d)	the amount of all cheques, bankers’ drafts and EDI drawn or issued by the Company before the Effective Time but not cashed on or before the Effective Time (excluding cheques presented and dishonoured before the Effective Time); and

(e)	any insurance proceeds received by, or held for the benefit of, the Company for the account of the Company or the Purchaser pursuant to clause 5.

Claim means any claim, cost (including legal costs on a solicitor and client basis), damages, debt, expense, Tax, Liability, loss, obligation, allegation, suit, action, demand, cause of action, proceeding or judgment of any kind however calculated or caused, and whether direct or indirect, consequential, incidental or economic.

Claim Limit means an amount equal to the sum of the Purchase Price, the amounts payable by the IP Purchaser on Completion under clause 7.6(c) and 3.2(c) and the Financial Debt Payout Amount.

Company means Kitchens of Sara Lee Pty Ltd (ABN 77 155 459 804).

Completion means completion of the sale and purchase of the Sale Shares in accordance with clause 7.

Completion Accounts means the working capital statement of the Company in the form of Part B of Schedule 1 as at the Effective Time (including separate line items for the Cash, Financial Debt, Other Adjustments and Working Capital) prepared in accordance with Part A of Schedule 1.

Completion Accounts Principles means the principles, policies and procedures set out in Part A of Schedule 1.

Completion Amount means:

(a)	$49,500,000.00;

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(b)	plus an amount by which the Estimated Working Capital exceeds the Reference Working Capital or minus an amount by which the Estimated Working Capital is less than the Reference Working Capital;

(c)	plus an amount equal to the Estimated Cash;

(d)	minus an amount equal to the Estimated Financial Debt; and

(e)	minus an amount equal to the Estimated Other Adjustments.

Completion Certificate means a certificate setting out the:

(a)	Estimated Working Capital;

(b)	Estimated Cash;

(c)	Estimated Financial Debt;

(d)	Completion Amount; and

(e)	Estimated Other Adjustments.

Completion Date means the later of the following dates:

(a)	the date being 4 Business Days after the date that the conditions in clause 6.1 have been satisfied or waived in accordance with clause 6;

(b)	the earlier of the following dates:

(i)	the date notified in writing by the Vendor to the Purchaser, provided that the date is at least 4 Business Days after the date that notice is given and after the date that the conditions in clause 6.1 have been satisfied or waived in accordance with clause 6; and

(ii)	the Friday immediately before the Sara Lee month end date set out in document 2.5.8 of the Data Room following the date that the conditions in clause 6.1 have been satisfied or waived in accordance with clause 6; and

(c)	any other month end date that the Vendor and the Purchaser agree in writing.

Condition Date means the date being 10 weeks and 2 days from the date of this Deed unless extended by the Purchaser in accordance with clause 6.16.

Conditions means the conditions precedent set out in clause 6.1.

Confidential Information has the meaning given in the Confidentiality Agreement.

Confidentiality Agreement means the confidentiality agreement dated 18 October 2012 between the Vendor Guarantor and McCain Foods Limited.

Consolidated Group has the meaning given in section 995-1 of the 1997 Tax Act.

Constitution means the constitution of the Company.

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Contamination means the presence in the Environment of a substance at a concentration:

(a)	above the concentration at which the substance is normally present in the Environment in the same locality; and

(b)	which presents a risk of harm to human health or to any aspect of the Environment.

Contaminated has a corresponding meaning.

Continuing Officers means, in respect of the Company, each director, secretary and public officer set out in Schedule 6.

Continuing Provisions has the meaning given in clause 6.20(a).

Control has the meaning given in section 50AA of the Corporations Act.

Controller has the meaning given in section 9 of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Data Room means the data room hosted by Merrill Corporation LLC at https://datasite.merrillcorp.com/ on behalf of the Vendor to which the Purchaser and its Representatives had access to information and materials relating to the Company and the Business.

Data Room Documentation means all information and materials contained in the Data Room, being the documents listed in the Data Room Index or information provided in writing in response to requests to the Vendor via the Q&A function in the Data Room prior to 12.00 noon on Tuesday, 18 December 2012 (Sydney time).

Data Room Index means the index of documents in the Data Room (together with any supplementary indexes) as set out in Annexure A.

Deal when used with respect to an item of property, includes sell, offer for sale, transfer, assign or grant or allow to exist any Security Interest, trust, option or other right in relation to the whole or any part of the item of property.

Deductible has the meaning give in clause 5.2.

Deed means this share sale deed.

Disclosure Letter means the letter from the Vendor to the Purchaser disclosing certain qualifications and exceptions to the Warranties, together with all documents annexed to it, attached as Annexure B.

Disclosure Material means:

(a)	the Data Room Documentation; and

(b)	the Disclosure Letter.

Disputed Items means the items and amounts in the Completion Accounts that are in dispute as set out in a Dispute Notice.

Dispute Notice means a written notice of a dispute regarding the Completion Accounts issued under clause 8.3(b).

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Disputing Action means, in respect of a Tax Notice, any action to cause the Tax Notice to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Notice and any judicial or administrative (including non-statutory) proceedings or procedures arising out of that action.

Domain Names means the registered domain names specified in Schedule 5.

Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty or charge.

Effective Time means 11:59 pm on the date of Completion.

Employee means any employee of the Company.

Enrico Claim means the insurance claim by the Company for business interruption costs resulting from the May 2011 recall of lasagne products by Enrico’s Kitchen (Aust) Pty Ltd.

Environment means components of the earth, including:

(a)	land, air and water;

(b)	any layer of the atmosphere;

(c)	any organic or inorganic matter and any living organism;

(d)	human made or modified structures or areas; and

(e)	the amenity values of an area;

and includes interacting natural ecosystems referred to in items (a) to (e) above.

Environmental Law means any law relating to the environment including a law relating to the use of land, planning, environmental assessment, environmental heritage, waste disposal, pollution of seas, sea beds, sea coasts, beaches, air, soil, groundwater or water, noise, chemicals, pesticides, hazardous substances, the ozone layer, dangerous goods, building regulation, occupation of buildings, public health, emissions, environmental hazard, any aspect of the protection of the environment, or the enforcement of administration of any of those laws (whether the law arises under statute, or the common law or any Authorisation, order, notice, decree or directive of any Government Agency or otherwise).

Environmental Warranties means the Warranties contained in paragraph 14 of Schedule 2.

Estimated Cash means the bona fide estimate by the Vendor of Cash as at the Effective Time set out in the Completion Certificate.

Estimated Financial Debt means the bona fide estimate by the Vendor of Financial Debt (as if, for these purposes, a reference to the “Effective Time” in the definition of that term were a reference to “immediately prior to Completion”) as set out in the Completion Certificate including, for the avoidance of doubt, the Financial Debt Payout Amount.

Estimated Other Adjustments means the bona fide estimate by the Vendor of the Other Adjustments as set out in the Completion Certificate.

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Estimated Working Capital means a bona fide estimate by the Vendor of the Working Capital (calculated using the principles as apply to the Working Capital, as specified in Schedule 1) as set out in the Completion Certificate.

Existing D&O Cover means the insurance cover in respect of the officers of the Company in place immediately prior to Completion.

Existing IP Licences means the licence and sublicence agreements and/ or arrangements at the date of this Deed under which the Company has the use of the Intellectual Property which is the subject of the IP Licence Agreements.

Exit Payment means the payment to be made by the Company to permit the Company to leave the Vendor Tax Consolidated Group on Completion clear of any and all Group Liabilities of the Head Company of the Vendor Tax Consolidated Group pursuant to and to the extent permitted by section 721-35 of the 1997 Tax Act calculated or estimated in accordance with the principles set out in the Vendor Tax Sharing Agreement.

Expert means an independent firm of chartered accountants.

Final Completion Accounts means the Completion Accounts that are final and binding on the parties for the purpose of clause 8.

Financial Debt Payout Amount means the proportion of the Estimated Financial Debt to be paid by the Purchaser at Completion as notified to the Purchaser in accordance with clause 4.13.

Financial Debt means, as at the Effective Time the aggregate amount of all financial indebtedness (including accrued but unpaid interest and break costs payable on that financial indebtedness) of the Company arising from:

(a)	borrowings from any bank, other financial institution or any other entity (including the Vendor) (including any hire purchase or finance lease related indebtedness but excluding any operating leases);

(b)	any interest rate and currency swap agreements to which the Company is a party (including the break costs payable on the termination of such agreements with effect from Completion where such termination results in a net liability to the Company); and

(c)	any unpaid loan owing to a director of the Company or Associate, Vendor Associate of a director of the Company or a Vendor Associate or any intercompany payables,

but excluding indebtedness included in the calculation of Working Capital and bank guarantees provided in respect of the Premises.

Government Agency means, whether foreign or domestic:

(a)	a government, whether federal, state, territorial or local or a department, office or minister of a government acting in that capacity; or

(b)	a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity or authority, whether statutory or not, and includes any self-regulatory organisation established under statute or any stock exchange.

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Group Liability has the meaning given in section 721-10 of the 1997 Tax Act.

GST means GST as defined in the GST Act or any like tax.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee means an obligation, promise or offer given by the Vendor or a Vendor Associate to provide funds (including by subscription or purchase) or otherwise be responsible or liable in respect of a Liability, or the financial condition or insolvency, of the Company, set out in Schedule 9.

Guaranteed Purchaser Obligations means:

(a)	the payment of the Purchase Price; and

(b)	each other obligation of the IP Purchaser under or in connection with this Deed and the Transaction Documents.

Guaranteed Vendor Obligations means:

(a)	if applicable, the payment of the Adjustment Amount by the Vendor; and

(b)	each other obligation of the Vendor, Saramar, and the SPV Licensor (other than the Vendor Guarantor) under or in connection with this Deed and the Transaction Documents.

Head Company has the meaning given in section 995-1 of the 1997 Tax Act.

Hillshire Insurance Policies means all insurance policies held by the Vendor Guarantor (including the “Property Insurance” policies in favour of the Vendor Guarantor for the period from 1 April 2012 to 1 April 2013, underwritten by Lexington Insurance Company (as to 48.5%) and others, as disclosed in section 11.6 of the Data Room) under which the Relevant Assets are insured, or any replacement policy entered into in accordance with clause 5.1(a) and Hillshire Insurance Policy means any one of them.

Industrial Instrument means any award, modern award, certified agreement, enterprise agreement, workplace agreement, Australian Workplace Agreement, Interim Transitional Employment Agreement, notional agreement preserving a state award, notional agreement preserving a state enterprise agreement, and the provisions of the Workplace Relations Act 1996 (Cth) (where applicable) and the Fair Work Act 2009 (Cth).

Insolvency Event means for any body corporate, the happening of one or more of the following events:

(a)	except for the purpose of a solvent reconstruction or amalgamation which has the prior written consent of the other parties:

(i)	process is filed in a court seeking an order that it be wound up or that a Controller or similar official be appointed to it or any of its assets, unless the application is withdrawn, struck out or dismissed within seven days of it being filed;

(ii)	an order is made that it be wound up or that a Controller be appointed to it or any of its assets; or

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(iii)	a resolution that it be wound up is passed or proposed;

(b)	a liquidator, provisional liquidator, Controller or any similar official is appointed to, or takes possession or control of, all or any of its assets or undertaking;

(c)	a receiver, receiver and manager, administrator, voluntary administrator or official or statutory manager is appointed to it or its assets, a resolution that any of the foregoing persons be appointed in respect of such is passed or proposed, or any other steps are taken to appoint any such person to it or its assets;

(d)	it enters into, or resolves to enter into, a scheme of arrangement, compromise or composition with any of, or any class of, its creditors, members or shareholders, or an assignment for the benefit of any of, or any class of, its creditors, or process is filed in a court seeking approval of any such arrangement, compromise or composition;

(e)	a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors is proposed or effected;

(f)	any action is taken by ASIC or any Government Agency with a view to its deregistration or its dissolution, or an application is made to ASIC or any Government Agency (respectively) that any such action be taken;

(g)	it is insolvent within the meaning of section 95A of the Corporations Act, as disclosed in its accounts or otherwise, states that it is unable to pay its debts or is presumed to be insolvent under any applicable law;

(h)	as a result of the operation of section 459F(1) of the Corporations Act, it is taken to have failed to comply with a statutory demand;

(i)	it stops or suspends or threatens to stop or suspend the payment of all or a class of its debts or the conduct of all or a substantial part of its business;

(j)	any event or circumstance set out in section 461 of the Corporations Act occurs in relation to it; or

(k)	anything having a substantially similar effect to any of the events specified in paragraphs (a) to (j) inclusive happens to it under the law of any jurisdiction.

Intellectual Property means any:

(a)	copyright, design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);

(b)	trade, business, company or domain name;

(c)	know-how, inventions, processes, confidential information (whether in writing or recorded in any form), recipes and formulae;

(d)	manufacturer’s codes, universal product codes;

(e)	any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields; and

(f)	any associated goodwill in respect of the items specified in paragraphs (a) to (e) (inclusive) above.

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Intellectual Property Rights means any:

(a)	Intellectual Property owned by the Company (including the Business Names, the Domain Names and the Intellectual Property in the Know-how); or

(b)	Intellectual Property used by the Company in carrying on the Business but excludes the Licensed IP.

Interest Rate means Bank Bill Swap Reference Rate being the Average Bid for 30 days (rounded to the nearest two decimal places) as quoted on the BBSY screen of Reuters plus a margin of 3%.

IP Licence Agreements means the Trademark License Agreement and the Trademark Sublicense Agreement.

IP Licensors means:

(a)	Saramar; and

(b)	the Vendor Guarantor.

IP Reorganisation Condition means the condition precedent set out in clause 6.1(b).

IP Reorganisation Document means any document required to implement the IP Reorganisation Condition including the documents listed in Schedule 11 and any other document reasonably incidental to the documents listed in Schedule 11.

IT Systems means the material systems and software which are owned or used by the Company in conducting the Business, listed in Data Room document 9.1.2 and 9.1.4.

Key Employees means:

(a)	Paul O’Brien (Managing Director);

(b)	James Logie-Smith (Chief Financial Officer);

(c)	Stuart Maher (OOH and Export);

(d)	Sally Buckley (National Sales Manager);

(e)	Andrew Smith (Operations);

(f)	Sally Hole (Human Resources);

(g)	Tim McCarthy (Plant Manager);

(h)	Fraser Taylor (Marketing Director); and

(i)	Lyn Annabel (Head of Research and Development).

Know-how means all formulae, recipes, expertise and technical knowledge and information (including all formulae and recipes for all products sold, supplied or manufactured by the Company) relevant to the design, manufacture, promotion, marketing, sale and strategies relating to or used in the Business at Completion.

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Leased Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings and the motor vehicles used exclusively in the Business which are the subject of the Asset Leases which as at 12 December 2012 are set out in Part B of Annexure G.

Leases means the leases listed in Part B of Schedule 4.

Licensed IP means the Intellectual Property Rights the subject of the IP License Agreements and the Trademark Assignment that is necessary for the operation and conduct of the Business at the date of this Deed.

Liability means all liabilities, debts, costs, expenses or obligations (whether actual or contingent or present or future) and Liability has a corresponding meaning.

Licence means any Authorisation held by any the Company in relation to the Business.

Long Accounts Date means 3 November 2012.

Losses means all losses, Liabilities, damages, claims, demands, suits, actions and causes of action, including attorneys’ fees, other professionals’ and experts’ fees, and court or arbitration costs and Loss has a corresponding meaning.

Material Contracts means all of the contracts included in sections 9.1.12, 9.3.1, 9.3.3, 9.3.5, 9.3.6.1—9.3.6.7, 9.4.2, 9.4.4, 9.4.22, 16.3.11, section 12 and the documents included in sections 16 and 17 only to the extent that they are unredacted versions of contracts provided in section 12 of the Data Room

MEC Group has the meaning given in section 995-1 of the 1997 Tax Act.

NAB means National Australia Bank Limited ABN 12 004 044 937.

New Officers means, for the Company, any new director, secretary or public officer to be appointed from Completion.

OHS Laws means all laws applicable to occupational health and safety matters.

Other Adjustments means the amount of the items described as “Other Adjustments” in the Pro Forma Completion Accounts in Part B of Schedule 1 as at the Effective Time calculated in accordance with Schedule 1, as shown in the Final Completion Accounts.

Permitted Security Interest means:

(a)	a lien, including any mechanics’, workmen’s or other like lien, arising by operation of law or in the ordinary course of business, unless there is a default in payment of money secured by that lien;

(b)	any retention of title arrangement; and

(c)	a PPS Lease.

Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not, about an individual whose identity is apparent or reasonably ascertainable from that information or opinion.

Plant and Equipment means all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets owned by the Company and exclusively used by the Company in the Business which as at 1 December 2012 are set out in Part A of Annexure G.

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PPSA means the Personal Property Securities Act 2009 (Cth).

PPS Lease has the meaning give to the term “PPS Lease” in the PPSA.

PPS Register means the register of personal property and securities established and maintained by the Registrar under the PPSA.

Premises means the freehold property and leasehold properties described in Schedule 4.

Privacy Laws means the Privacy Act 1988 (Cth), the Privacy Act 1993 (NZ) and any other law or industry code, policy or statement relating to the handling of Personal Information.

Product Recall means a recall of a particular type of product manufactured and sold or supplied by the Business prior to Completion, whether on a voluntary basis or as required by a regulatory authority, on the basis that the product is defective or does not meet the relevant safety or other standards applicable to the product.

Purchase Price means the:

(a)	the Completion Amount;

(b)	plus the Adjustment Amount (if paid to the Vendor) or minus the Adjustment Amount (if paid to the Purchaser),

subject to any other adjustment in accordance with this Deed.

Purchaser Group means the Purchaser and its Related Bodies Corporate (including the Company after Completion).

Reference Working Capital means $10,794,000.

Related Body Corporate has the meaning given in the Corporations Act.

Related Entity has the meaning given in the Corporations Act.

Relevant Assets means:

(a)	the freehold property comprising the Premises listed in Part A of Schedule 4 and all physical Assets located at those Premises; and

(b)	the Stock situated at the leasehold property comprising the Versacold Warehouse Facility at Arndell Park, New South Wales.

Relevant Assets Insurance Claim has the meaning given in clause 5.5(a).

Relevant Assets Insurance Event means any event that results in either or both of the Relevant Assets listed in paragraphs (a) or (b) of the definition of Relevant Assets being rendered substantially inoperable (including as a result of damage or destruction to any tangible property comprising the Relevant Asset and/or loss or use thereof).

Relevant Party means any of:

(a)	the Vendor and its Representatives; and

(b)	the Company, its Related Bodies Corporate and their respective Representatives.

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Representative of a party includes an officer, employee, agent, auditor, adviser, financier (including syndicatees), insurance broker, partner, associate, consultant, joint venturer or sub-contractor of that party or of a Related Body Corporate of that party.

Sale Shares means the 50,000,001 ordinary shares in the capital of the Company being all of the shares on issue in the Company.

Securities means shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments and any other securities which are convertible into shares in the Company.

Security Interest means a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or Liability, including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance or hypothecation including a security interest as defined in section 12(1) and (2) of the PPSA.

Short Accounts Date means 30 June 2012.

SL Australia means D.E Coffee & Tea Australia Pty Limited ABN 82 051 278 409 (formerly known as Sara Lee Australia Pty Limited).

SL Partnership means the Sara Lee Australia Partnership ABN 49 066 331 334, which was comprised of Sara Lee Foodservice (Australia) Pty Limited ABN 80 000 609 638, Sara Lee Australia & NZ Pty Ltd ABN 51 051 370 551, Sara Lee Household & Body Care (Australia) Pty Limited ABN 11 006 973 995 and Sara Lee Food & Beverage (Australia) Pty Limited ABN 50 051 766 280.

Specific Indemnity Claim means a Claim under or in connection with clause 14.

SPV Licensor means the SPV Licensor to be established in accordance with Schedule 11.

Stock means all raw materials, supplies, packaging and containers, work in-progress, finished products, parts and components, marketing materials and other inventory of the Business wherever located, including items of stock in transit or on consignment to customers.

Subsidiary has the meaning given in the Corporations Act.

Subsidiary Member has the meaning given in section 995-1 of the 1997 Tax Act.

Tax means:

(a)	a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty and GST) at any time imposed or levied by any Government Agency or required to be remitted to, or collected, withheld or assessed by, any Government Agency;

(b)	any related interest, expense, fine, penalty or other charge on the amounts referred to in paragraph (a); and

(c)	any payment pursuant to Division 721 of the 1997 Tax Act or a Tax Sharing Agreement or a Tax Funding Agreement (other than, in the case of a Tax Funding Agreement, where the recipient is the Company).

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Tax and Accounting Services means those services outlined in Schedule 10.

Tax Benefit means any refund, credit, offset, relief, allowance, deduction, rebate, Tax Loss or right to repayment of Tax including any amount otherwise payable which reduces, offsets, discharges or satisfies a Tax liability.

Tax Claim means any Claim arising from a breach of a Tax Warranty and any Claim under clause 11.1 or any Claim arising from any breach of clause 11.35.

Tax Claim Amount means:

(a)	the amount the Company is liable for Tax to a Government Agency as a result of a Tax Notice, to the extent the Tax:

(iii)	relates to any period, or part period, up to and including Completion; or

(iv)	results from entering into, or Completion of, this Deed; and

(b)	the amount the Company is liable under a Tax Notice:

(i)	to a Government Agency pursuant to a Tax Sharing Agreement;

(ii)	pursuant to a Tax Funding Agreement; or

(iii)	as a consequence of section 721-15 of the 1997 Tax Act,

by virtue of the Company being a member of a Consolidated Group at any time prior to Completion.

Tax Expert means a person who is:

(a)	independent of both parties with over 15 years experience in the relevant Tax (or 10 years in the case of GST); and

(b)	a chartered accountant, a solicitor or a barrister (or equivalent in the relevant jurisdiction).

Tax Funding Agreement means an agreement, deed or document that provides for the funding of Group Liabilities of a Head Company or any other Tax by the Company.

Tax Law means any law in relation to Tax.

Tax Loss has the meaning given in section 995-1 of the 1997 Tax Act.

Tax Notice means:

(a)	a notice of demand or an assessment from a Government Agency requiring the payment of any Tax;

(b)	a demand for, or a notice of, an amount payable under a Tax Sharing Agreement or a Tax Funding Agreement;

(c)	a demand for, or a notice of an amount payable pursuant to an agreement entered into by the Company to indemnify another party with respect to Tax; or

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(d)	any document received from a Government Agency administering any Tax assessing, imposing, claiming or indicating an intention to Claim any Tax.

Tax Provision means the provision for Tax in the Final Completion Accounts, being the items described as “Intercompany Accrued Tax” and “Net Intercompany Payable” in the Final Completion Accounts.

Tax Sharing Agreement means a tax sharing agreement entered into in accordance with, or for the purposes of, section 721-25 of the 1997 Tax Act.

Tax Warranty means any Warranty set out in clause 18 of Schedule 2.

Title and Authority Warranty means any Warranty contained in clauses 1, 2 or 11.1, 11.2, 11.3 (a) and 11.4(a) of Schedule 2 or the warranties set out in clauses 11.1, 11.2(a), 11.2 (b), 11.2 (d) and 11.2(f) of the Trademark Sublicense Agreement, clauses 2.5(a), 2.5(c), 3.1 and 3.2(a) of the Trademark Assignment and clauses 11.1, 11.2(a), 11.2(b), 11.2(d) and 11.2(f) of the Trademark License Agreement.

Trademark Assignment means the assignment of certain trade marks by Saramar in favour of the IP Purchaser to be entered into at Completion in the form set out in Annexure C.

Trademark License Agreement means the trade mark license agreement between SPV Licensor, Saramar, Vendor Guarantor and the IP Purchaser to be entered into at Completion in the form set out in Annexure D.

Trademark Sublicense Agreement means the intellectual property license between the SPV Licensor, Vendor Guarantor and the IP Purchaser to be entered into at Completion in the form set out in Annexure E.

Transaction Costs means (inclusive of GST):

(a)	all costs and expenses of the Company prior to, on or after the Effective Time in connection with the sale process for the sale of the Sale Shares payable to any third party (including to any advisers, consultants or similar third parties) engaged prior to the Effective Time in relation to the sale process including all costs and expenses associated with the establishment of the Business as a stand-alone business owned by the Company; and

(b)	all sale, “stay around”, retention, acceleration of existing compensation or similar bonuses or payments to current or former directors, officers, employees and consultants of the Company which the Company has agreed to pay prior to the Effective Time or became legally obligated to pay prior to the Effective Time (regardless of whether the time for payment arises before or after the Effective Time) as a result of or in connection with the transactions contemplated by this Deed or the Transaction Documents, payable by the Company.

Transaction Document Warranties means the warranties set out in clauses 11.1 and 11.2 of the Trademark Sublicense Agreement, clauses 2.5, 3.1 and 3.2 of the Trademark Assignment and clauses 11.1 and 11.2 of the Trademark License Agreement, and for the avoidance of doubt does not include any other claims under the Transaction Documents.

Transaction Document Warranty Claim means a Claim for breach of a Transaction Document Warranty by the relevant counterparty to that Transaction Document.

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Transaction Documents means:

(a)	IP Licence Agreements; and

(b)	Trade Mark Assignment.

Unilever Contract means the Distribution Agreement between Sara Lee Australia & NZ Pty Ltd and Unilever Australia Limited dated 1 June 2009.

Vendor Associate means:

(a)	a Related Entity of the Vendor or the Vendor Guarantor;

(b)	a Related Entity of a Related Body Corporate of the Vendor or the Vendor Guarantor; and

(c)	any person over which the Vendor or the Vendor Guarantor or any one or more of the persons described in paragraphs (a) or (b) have Control,

but excludes the Company.

Vendor’s Account means Account Name: Sara Lee Group (Australia) Pty. Ltd, BSB Number: 082 001, Account Number: 468636856, Bank Name: National Australia Bank, SWIFT ATAAU3303M or such other account as notified to the Purchaser in the Completion Certificate.

Vendor Tax Consolidated Group means the Consolidated Group of which the Vendor is the Head Company.

Vendor Tax Sharing Agreement means the Sara Lee Group (Australia) Pty Ltd Group Tax Sharing and Funding Deed for the Vendor Tax Consolidated Group in the Data Room.

Verification Statement has the meaning given in the PPSA.

Warranties means the warranties set out in Schedule 2 and Warranty means any one of them.

Warranty Claim means a Claim for a breach of Warranty.

Working Capital means the amount of the assets of the Company listed as “Working Capital” in the Pro Forma Completion Accounts in Part B of Schedule 1 less the liabilities of the Company listed as “Working Capital” in the Pro Forma Completion Accounts in Part B of Schedule 1 as at the Effective Time calculated in accordance with Schedule 1, as shown in the Final Completion Accounts (excluding Cash, Financial Debt and Other Adjustments).

Interpretation

1.2	In this Deed:

(a)	unless the context otherwise requires, a reference to:

(i)	dollars or “$” are to Australian dollars, the lawful currency of the Commonwealth of Australia;

(ii)	the singular includes the plural and vice versa;

(iii)	a gender includes all genders;

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(iv)	a document (including this Deed) is a reference to that document (including any Schedules or Annexures) as amended, consolidated, supplemented, novated or replaced;

(v)	an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(vi)	parties means the parties to this Deed;

(vii)	an item, recital, clause, Schedule or Annexure is to an item, recital, clause, Schedule or Annexure of or to this Deed;

(viii)	a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another in writing under or in connection with this Deed;

(ix)	a person (including any party) includes:

(A)	a reference to an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency as the case requires; and

(B)	the person’s successors, permitted assigns, executors and administrators;

(x)	a law:

(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B)	subject to clause 23.24, is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;

(xi)	liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(xii)	a body, other than a party to this Deed (including an institute, association or authority), whether statutory or not:

(A)	which ceases to exist; or

(B)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

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(xiii)	proceedings includes litigation, arbitration and investigation;

(xiv)	the words including and includes mean including, but not limited to, or includes, without limitation;

(xv)	an officer of:

(A)	a corporation, means an officer of a corporation as defined in paragraphs (a) and (b) of the definition of that term in section 9 of the Corporations Act;

(B)	an entity that is neither an individual nor a corporation, means an officer of an entity that is neither an individual nor a corporation as defined in paragraphs (a), (b) and (c) of the definition of that term in section 9 of the Corporations Act;

(xvi)	a matter, information or circumstance being “fairly disclosed” (or similar expression) means written accurate disclosure in sufficient detail to enable the Purchaser to identify the nature and scope of the matter, information or circumstance disclosed;

(xvii)	any matter is a reference to any fact, matter or circumstance; and

(xviii)	a document in the agreed form is a reference to that document in the form agreed between the Vendor and the Purchaser on or before the date of this Deed and initialled for identification purposes by or on behalf of the Vendor and the Purchaser;

(b)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	subject to any express provision in this Deed to the contrary, a warranty, representation, covenant or obligation given or entered into by more than one person binds them severally only and not jointly;

(d)	headings are for convenience only and do not affect interpretation;

(e)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day; and

(f)	if a period occurs from, after, until or before a day or the day of an act or event, it excludes that day.

1.3	This Deed may not be construed adversely to a party only because that party was responsible for preparing it.

Payments

1.4	All payments required to be made under this Deed or any Transaction Document must be made by way of direct transfer of immediately available funds to the Vendor Account (in relation to the Vendor, Saramar, Vendor Guarantor or SPV Licensor) and/or any other bank accounts nominated in writing by recipient and by not later than 3.00 pm (Sydney time) on the due date for payment. Any payment made under this Deed after 3.00 pm (Sydney time) on any date will be taken to have been made on the next succeeding Business Day after the date on which payment was made.

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1.5	The recipient must notify the other party of the relevant bank account details in writing at least two Business Days prior to the date of the payment and unless otherwise agreed by the recipient, payment will have been deemed to have been made only when receipt of the relevant funds is confirmed orally or in writing by the bank operating the nominated account.

Knowledge

1.6	Where any Warranty is qualified by the expression “to the knowledge of the Vendor” or any similar expression referring to the Vendor’s awareness, knowledge or belief, the Purchaser agree that the Vendor’s awareness, knowledge and belief is limited to:

(a)	all matters within the actual knowledge of the Key Employees as at the date of this Deed; and

(b)	all matters of which the Key Employees would have been aware at the relevant time had they made reasonable enquiries of all people who might reasonably be expected to have knowledge or awareness of the relevant facts.

2	Sale and purchase

Sale and purchase of Sale Shares

2.1	Subject to and with effect from Completion the Vendor as the legal and beneficial owner of the Sale Shares agrees to sell, and the Purchaser agrees to purchase, the Sale Shares on the terms of this Deed in consideration for the Purchaser paying the Purchase Price.

Title and risk

2.2	Beneficial title to and risk in the Sale Shares passes to the Purchaser on Completion.

Free from Security Interests

2.3	The Sale Shares must be transferred free from any Security Interest and with all rights attached or accruing to them on and from Completion.

Vendor’s covenant

2.4	The Vendor covenants with the Purchaser not to Deal with the Sale Shares prior to Completion. The parties agree that damages would be an insufficient remedy for breach of this covenant and the Vendor agrees that the Purchaser will be entitled to seek and obtain an injunction or specific performance to enforce the Vendor’s obligation under this clause without proof of actual damage and without prejudice to any of its other rights or remedies.

3	Consideration

Purchase Price

3.1	The total consideration payable by the Purchaser for the Sale Shares is the Purchase Price.

Payment of the Purchase Price

3.2	On the Completion Date, the Purchaser must:

(a)	pay the Completion Amount; and

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(b)	pay the Financial Debt Payout Amount if any in accordance with clause 7.5; and

(c)	procure that the IP Purchaser pays all amounts payable on the Completion Date under the Transaction Documents.

3.3	On the Adjustment Date, the Vendor and/or the Purchaser (as the case requires) must pay any amounts required to be paid under clause 8.15.

Method of payment

3.4	Each payment referred to in clauses 3, 7 and 8 (other than the Financial Debt Payout Amount) must be made by way of direct transfer of immediately available funds to the credit of:

(a)	in the case of a payment to the Purchaser, a bank account specified in writing by the Purchaser to the Vendor at least two Business Days prior to the date of the payment; or

(b)	in the case of a payment to the Vendor, Saramar or the SPV Licensor, the Vendor’s Account or in the case of the Transaction Documents the account nominated in accordance with clauses 1.4 and 1.5.

3.5	The Purchaser agrees that receipt of funds in accordance with clause 3.4(a) will constitute a full discharge of the Vendor’s obligations in respect of the payment of the relevant amounts and the Vendor will not be obliged to see to or liable for the distribution of the funds deposited.

3.6	The Vendor agrees that receipt of funds in accordance with clause 3.4(b) will constitute a full discharge of the Purchaser’s obligations in respect of the payment of the relevant amounts and the Purchaser will not be obliged to see to or liable for the ultimate distribution of those funds out of the Vendor’s Account.

4	Pre-Completion

Conduct of Business

4.1	Except with the prior written consent of the Purchaser or as otherwise expressly permitted under clause 4.3, from the date of this Deed until Completion, the Vendor must, and must procure that the Company will, within the confines of any laws applying to the Company:

(a)	manage and conduct the Business in the ordinary course and in substantially the same manner as it was conducted for the 12 month period prior to the date of this Deed (including using reasonable efforts to manage and maintain the business relationships in the best interests of the Business);

(b)	promptly notify the Purchaser of any action, which could give rise to either a Liability relating to the Business exceeding $100,000, which may occur, be threatened, brought, asserted or commenced against it, its officers or directors, involving the Company, Business or Assets save for ordinary course liabilities in respect of the purchase of stock or incurring trade creditors, such notification to be given as soon as practicable after the Company becomes aware of such matters;

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(c)	take all reasonable steps to preserve the Business (including all goodwill associated with the Business) and the Assets (including the Intellectual Property Rights); and

(d)	not:

(i)	amalgamate, merge or consolidate the Company with any other entity;

(ii)	issue any Securities;

(iii)	declare or pay a dividend or return any capital to its members;

(iv)	undergo any capital reorganisation or change its capital structure;

(v)	alter or repeal its Constitution;

(vi)	pass any resolution of the members (whether in general meeting or otherwise);

(vii)	institute any material change in management policy;

(viii)	do anything or omit to do anything that may result in its franking account being in deficit;

(ix)	other than any liability or any capital expenditure which was included in the Company’s budget as in force prior to the date of this Deed and which has been fairly disclosed in the Disclosure Material, assume any liability or incur any capital expenditure in an amount of more than $250,000 or total liabilities in excess of $500,000;

(x)	cancel, waive, settle, release or discount any indebtedness for money owed to it exceeding $80,000 or waive any suit, demand, Claim or right in respect of any Liability exceeding $80,000;

(xi)	make an election in relation to Tax, settle or compromise any Tax liability unless that election in relation to Tax, settlement or compromise is:

(A)	required by law and supported by the opinion of a Tax Expert; or

(B)	in the ordinary course of business and is made with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

Nothing in this paragraph will operate to prevent the Company paying any tax that is due and payable;

(xii)	grant or create or agree to grant or create any mortgage, charge, debenture or other Security Interest over or affecting any of the Assets except for Permitted Securities Interests;

(xiii)	other than in accordance with any matters allowed by paragraph (ix), purchase or sell any asset (excluding inventory) for more than $100,000 or total assets for more than $300,000 except in the ordinary course of trading and for the purpose of carrying on the Business;

(xiv)	purchase or agree to purchase any Stock other than in the ordinary course of business;

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(xv)	other than casual staff employed on an hourly rate in relation to the manufacturing facility at the Premises listed in Part A of Schedule 4, engage any new employee or (at the Vendor’s initiative) terminate the employment of any Employee where any such engagement or termination will have the effect of increasing or decreasing the total number of Employees by more than 5%;

(xvi)	renew, terminate or change the terms of employment (including with regard to remuneration and superannuation benefits) of any of the Key Employees, or pay, agree to pay or provide any bonus or other incentive to any Key Employee;

(xvii)	other than in respect of contractual obligations or as part of an enterprise bargaining agreement that has been fairly disclosed to the Purchaser in writing prior to the date of this Deed, engage any new employee or terminate, renew or change the terms of employment (including with regard to remuneration and superannuation benefits) of any Employee or pay or agree to pay or provide any bonus or other incentive to any Employee which would result in an aggregate annual cost of more than $100,000;

(xviii)	engage any new independent contractors where annual payments to the contractor are likely to be in excess of $100,000 or for a period of greater than 6 months, (at the Vendor’s initiative) terminate any independent contractor agreements, or change the terms of engagement of any independent contractor other than extending the term for less than 6 months or terminating a contract in accordance with its terms;

(xix)	(a) amend in a material respect, or terminate, any Material Contract; (b) enter into any co-packer agreement or any other arrangement or agreement under which payments in excess of $150,000 would be, or likely to be, made or are for a period greater than 12 months; or (c) enter into (or make any binding offer to enter into) any other obligation which is unusual or abnormal or not in the ordinary course of Business, except as specifically provided for in this Deed;

(xx)	other than in accordance with any matters allowed by paragraphs (ix), (xiv) or (xiii), enter into any commitment for more than $100,000 (or commitments with a particular person where the aggregate value of those commitments is more than $100,000), for longer than 1 year or not capable of termination on 100 days’ notice or less, but excluding any commitment to acquire raw materials or to undertake reasonable repairs and maintenance on any of the Plant and Equipment;

(xxi)	grant any lease, sub-lease or third party right in respect of the Premises or any of them or convey, transfer or assign or otherwise dispose of any interest in any Premises;

(xxii)	permit any of the insurances relating to the Business to lapse without replacement on substantially the same terms (including as to cost, coverage and exclusions) or terms (including as to cost, coverage and exclusions) which are more favourable for the Company or do anything which would make any policy of insurance void or voidable;

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(xxiii)	grant any licence, assignment or other right or interest in respect of intellectual property, other than in the ordinary course of business or as contemplated in this Deed;

(xxiv)	disclose information, which is owned or used by the Vendor or the Company in relation to the Business or Assets, to any third party, other than in the ordinary course of business, as required by law or for the purpose of satisfying the Conditions; or

(xxv)	agree to (whether in writing or otherwise), or attempt, any of the matters referred to in this sub-paragraph 4.1(d).

4.2	The Purchaser must act reasonably when considering whether to withhold any consent requested under clause 4.1. The Purchaser will be taken to have given its consent for the purposes of clause 4.1 if the Purchaser does not notify the Vendor that it refuses its consent:

(a)	within 2 Business Days after being notified in writing by the Vendor of a proposed action, in the context of a matter or circumstance which could result in a material loss to the Business; or

(b)	in any other case, within 5 Business Days after being notified in writing by the Vendor of a proposed action.

4.3	The Purchaser agrees and acknowledges that any action taken by the Vendor prior to Completion without any cost, expense or Liability being incurred or suffered by the Company (unless such cost or expense is unconditionally and irrevocably reimbursed in full by the Vendor Guarantor in respect of the payments to be made pursuant to clause 4.3(g) and all necessary approvals are obtained, and all necessary tax withholdings are made, in respect of such payments in accordance with applicable law) or the Purchaser Group in order to:

(a)	obtain consent to the change of control of the Unilever Contract or if such consent is not obtained enter into alternative distribution agreements on terms acceptable to the Purchaser;

(b)	terminate the Existing IP Licences and, for the avoidance of doubt, the Vendor will procure that such Existing IP Licences are terminated prior to Completion;

(c)	transfer the licence to use any domain names used by the Company which are included in the IP Licence Agreements to the SPV Licensor;

(d)	prepare or lodge any tax returns of the Vendor or the Company and do all things relevant to such tax returns;

(e)	repay or drawdown on the existing revolving shareholder loan facility in the ordinary course of business;

(f)	execute the trading terms with Woolworths on the same terms as Document 17.2.5 in the Data Room;

(g)	pay, no earlier than 2 Business Days prior to the Completion Date, any bonus or retention arrangements to an employee as fairly disclosed in Data Room document reference numbers 18.3.5, 18.4.4, 18.5.3, 18.6.3, 18.7.3, 18.9.2, 18.10.2, 18.11.6, 18.13.1, 18.13.2, 18.13.3 and 18.13.4; and

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(h)	give notice to terminate the Services other than Document Access provided pursuant to the Transition Services Agreement dated June 2012 between SL Australia and the Company and, for the avoidance of doubt, the Vendor will procure that such Services other than Document Access provided pursuant to the Transition Services Agreement are terminated prior to Completion,

(including holding any board meetings provided that prior to such board meetings being convened, the proposed resolutions to be passed at such board meetings are provided to the Purchaser and the Purchaser is provided with a reasonable opportunity to comment on such resolutions) will not constitute a breach of clause 4.1.

4.4	The Vendor must use reasonable endeavours to procure that the Company enters into the following contracts prior to Completion on terms that are acceptable to the Purchaser (acting reasonably):

(a)	an agreement with Southern Cross Computer Systems Pty Ltd and Epicor Software (Aust) Pty Ltd in relation to Managed IT Services; and

(b)	a Gas sale and supply contract with Energy Australia Pty Limited, including written confirmation from Energy Australia Pty Limited that it agrees to waive its rights under clause 16.2 of the existing Gas sale and supply contract.

4.5	Before Completion, the parties must use their reasonable endeavours to ensure that, effective from Completion, the Vendor or a Vendor Associate that has provided a Guarantee is fully released from any Liabilities under that Guarantee. In the case of the Purchaser this includes, if required by the beneficiary of the Guarantee, providing a replacement guarantee from the Purchaser by way of a substantially similar security acceptable to the beneficiary on terms which are not considered unreasonable by the Purchaser (acting reasonably) as consideration for the release of the Vendor and/or Vendor Associate, as applicable, from that Guarantee. This clause does not require the Purchaser or its Related Bodies Corporate to make any monetary payment or to agree unreasonable terms to the release.

4.6	From Completion, if a grantee of a Guarantee will not release the Guarantee on or before Completion, the Purchaser indemnifies the Vendor or the relevant Vendor Associate who has provided the Guarantee from and against any Claims that the Vendor or Vendor Associate suffers or incurs under or in connection with any such Guarantee to the extent such Claim arises after Completion as a result of an act or omission of the Company after Completion.

4.7	If the Vendor or Vendor Associate has not been released in full from a Guarantee provided by the Vendor or Vendor Associate by Completion, then in addition to complying with its obligations under clause 4.6, the Purchaser must continue to use reasonable endeavours after Completion to procure the full release of the Vendor and/or Vendor Associate, as applicable, from that Guarantee as soon as possible after Completion, including, if required by the beneficiary of the Guarantee, providing a replacement guarantee from the Purchaser by way of a substantially similar security acceptable to the beneficiary on terms which are not considered unreasonable by the Purchaser (acting reasonably) as consideration for the release of the Vendor and/or Vendor Associate, as applicable, from that Guarantee. This clause does not require the Purchaser or its Related Bodies Corporate to make any monetary payment or to agree unreasonable terms to the release.

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Access by the Purchaser and its Representatives

4.8	Subject to the Purchaser providing reasonable notice of any request under this clause 4.8 to the Vendor, from the date of this Deed until Completion the Vendor must give the Purchaser and its Representatives reasonable access to information that the Purchaser reasonably requests in writing to Paul O’Brien or James Logie-Smith or other representative nominated by the Company in respect of the Company or the Business during normal business hours.

4.9	Any request by the Purchaser under clause 4.8 must not be made or pursued in a manner that interferes unreasonably with the conduct of the Business.

4.10	Prior to Completion, unless permitted in writing by the Vendor, the Purchaser and its Representatives must not, directly and indirectly, contact any officers, management, employees, contractors, customers or suppliers of the Company other than:

(a)	by written request to Paul O’Brien or James Logie-Smith or other representative nominated by the Company in respect of:

(i)	any matters set out in clauses 4 and 6; or

(ii)	any transitional matters or matters relevant to the integration of the Company into the Purchaser Group (provided that such written request is made after the date which is 3 weeks from the date of this Deed, is reasonable and has regard to the demands made of management in the relation to the operation of the Business); or

(b)	in the ordinary course of the business of the Purchaser in respect of matters not related to the transactions contemplated by this Deed.

4.11	Nothing in this clause 4 entitles the Purchaser at any time prior to Completion (other than pursuant to clause 4.1) to:

(a)	direct, manage or control the conduct of the Business or of any Employee; or

(b)	otherwise impede the conduct of the Business.

Privilege

4.12	Nothing in this clause 4 entitles the Purchaser or its Representatives to have access to any information or documentation in respect of the Company or the Business which is protected by legal professional privilege or litigation privilege unless that documentation in the reasonable opinion of the Vendor can be disclosed without prejudicing the rights to legal professional privilege or litigation privilege.

Pre-Completion notices and Completion Certificate

4.13	At least three Business Days before the Completion Date, the Vendor must give the Purchaser:

(a)	a notice directing the Purchaser to pay the Financial Debt Payout Amount to the Company and/or any other person to whom debt included as part of the Financial Debt is owed in accordance with the instructions in the notice or a notice stating that a Financial Debt Payout Amount is not required;

(b)	notice of each bank or other financial institution with which the Company has an account or safety deposit box, together with:

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(i)	details of the accounts and safety deposit boxes; and

(ii)	the names of all persons authorised to draw on or have access to them;

(c)	the Completion Certificate; and

(d)	notice that any Existing IP Licence will be terminated on the Completion Date without any cost, expense or Liability being incurred or suffered by the Company or the Purchaser Group.

4.14	At least three Business Days before the Completion Date, the Purchaser must give the Vendor notice of:

(a)	the person or persons to whom the Sale Shares are to be transferred;

(b)	the New Officers;

(c)	the address of the proposed new registered office of the Company (if any); and

(d)	the names of:

(i)	the persons whose authority to draw on or have access to the accounts and safety deposit boxes referred to in clause 4.13(b) is to be revoked; and

(ii)	the new persons that are to be authorised to draw on or have access to them; and

(e)	the details of the replacement guarantor for each Guarantee, to the extent the grantor of such Guarantee has agreed to release the Guarantee on and from Completion,

in each case effective on and from Completion.

Tax Consolidation

4.15	The Vendor must:

(a)	procure that the Company pays its Exit Payment to the Vendor at least five Business Days before the Completion Date; and

(b)	provide to the Purchaser before Completion a record evidencing receipt of the Exit Payment paid by the Company; and

(c)	ensure that the Company is be released and discharged in full from the Funding Obligations (as defined in the Vendor Tax Sharing Agreement) under the Vendor Tax Sharing Agreement with effect from Completion.

Vendor reasonable endeavours obligations prior to Completion and related obligations

4.16	Unless otherwise agreed by the Purchaser, the Vendor must use reasonable endeavours to resolve the following matters prior to Completion:

(a)	all Material Contracts and material agreements under which payments in excess of $100,000 were made in the 12 month period ending on the date of this Deed and which relate to or which are used in the conduct of the Business and to which the Vendor or any Vendor Associate (other than the Company) is party or is bound (Relevant Instruments) being validly and legally assigned, novated or transferred to, or held in the name of, the Company (as the case may require);

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(b)	the transfer of the Approval for Discharge of Liquid Trade Waste dated 18 May 2010 from Sara Lee Australia and NZ Pty Ltd ABN 51 051 370 551 to the Company; and

(c)	without limiting clauses 4.16(a) and (b), the Company having obtained all necessary consents required under, or in respect of, the Relevant Instruments and Authorisations relating to or used in the Business to the transfer of the Sales Shares contemplated by this Deed, in each case on terms acceptable to the Purchaser (acting reasonably) and the Vendor must bear all costs (including the reasonable costs of the Company) arising out of the negotiation, preparation and execution of any documents to give effect to the matters outlined in this clause 4.16, but excluding any costs of the Purchaser. For the avoidance of doubt nothing in this clause 4.16 shall entitle the Purchaser to terminate this Deed in the event that the Vendor does not or cannot comply with its obligations under this clause 4.16.

5	Insurance and compensation

Maintenance of Hillshire Insurance Policy

5.1	Until Completion the Vendor Guarantor must:

(a)	maintain the Hillshire Insurance Policies in respect of:

(i)	the risks that are covered by the Hillshire Insurance Policies as at the date of this Deed (including in relation to business continuity) in respect of the Relevant Assets; and

(ii)	the amount of cover in respect of the Relevant Assets as at the date of this Deed,

or provide a replacement policy (or policies) on substantially the same terms as the Hillshire Insurance Policies as at the date of this Deed with insurers having an insurer financial strength rating of not less than ‘A’ or better from S&P or equivalent;

(b)	use reasonable efforts to procure that the Hillshire Insurance Policy notes the interests of the Purchaser as co-insured or, failing that, as loss payee in respect of the Relevant Assets;

(c)	during the policy period, not take any action or fail to take any action, and before Completion procure that the Company does not take any action or fail to take any action, that would

(i)	prejudice the cover under any Hillshire Insurance Policy; or

(ii)	make any Hillshire Insurance Policy,

in respect of risks pertaining to the Relevant Assets void or voidable or would permit the insurer to reduce its liability in relation to the cover which would otherwise be available with respect to the Relevant Assets;

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(d)	not elect, and must procure that the Company (before Completion) and any Vendor Associates do not elect, to nominate that any other policy covering the Relevant Assets as the policy to respond first to any Loss such that any Hillshire Insurance Policy that would, absent this election, operate as a primary policy, operates as an excess policy; and

(e)	comply at all times with the terms and conditions of each Hillshire Insurance Policy in respect of the Relevant Assets including the provisions relating to disclosure, notification and claims cooperation.

Notification of a Relevant Assets Insurance Event

5.2	If a Relevant Assets Insurance Event occurs, the Vendor Guarantor must provide written notice to the Purchaser that a Relevant Assets Insurance Event has occurred, including confirmation of the Relevant Assets affected and any applicable deductible, retention or self-insured element (including any self-insured element as a result of the claim limit under the relevant Hillshire Insurance Policies being eroded for any reason) in respect of a claim for the Relevant Assets (Deductible) under the relevant Hillshire Insurance Policies.

5.3	The Vendor Guarantor must, and must procure that each Vendor Associate does (if applicable), notify its insurers under the relevant Hillshire Insurance Policies and request that the insurers confirm:

(a)	that indemnity for the Relevant Assets Insurance Event is available;

(b)	whether by reason of other claims made by the Vendor Guarantor or any Vendor Associate there is any erosion of the claim limit of the Hillshire Insurance Policy available for the Relevant Assets Insurance Event which would not entitle the Vendor Guarantor to be fully indemnified in respect of all Loss suffered in connection with the Relevant Assets Insurance Event; and

(c)	the amount of any Deductibles.

5.4	On receipt of a response from the insurers in relation to the matters set out in clause 5.3, the Vendor Guarantor must notify the Purchaser in writing of the responses received from the insurers in respect of the matters set out in clause 5.3

Obligations in respect of claims

5.5	If a Relevant Assets Insurance Event occurs, the Vendor Guarantor must at its own cost:

(a)	take, and before Completion procure that the Company takes, all steps to make a claim under the relevant Hillshire Insurance Policies to recover Loss suffered in respect of the Relevant Assets Insurance Event under the relevant Hillshire Insurance Policies (Relevant Assets Insurance Claim);

(b)	take, and before Completion procure that the Company takes, all steps reasonably requested by the Purchaser to recover all Loss suffered in respect of the Relevant Assets Insurance Event under the relevant Hillshire Insurance Policies; and

(c)	not, and before Completion must procure that the Company does not, settle or compromise a Relevant Assets Insurance Claim under the relevant Hillshire Insurance Policies without first obtaining the prior written consent of Purchaser (not to be unreasonably withheld or delayed).

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Purchaser’s obligation

5.6	The Purchaser must use reasonable endeavours following Completion to:

(a)	provide the Vendor Guarantor, and procure that the Company provides, all assistance necessary to make the Relevant Assets Insurance Claim; and

(b)	procure that the Company does not take any action that would make the relevant Hillshire Insurance Polices void or voidable in respect of the Relevant Assets or prejudices the Vendor Guarantor’s ability to recover under the relevant Hillshire Insurance Policies in respect of the Relevant Assets Insurance Event.

Payment of proceeds

5.7	If a Relevant Assets Insurance Event occurs, the Vendor Guarantor must procure that any proceeds for Loss in respect of a Relevant Assets Insurance Event under the Hillshire Insurance Policies:

(a)	relating to business continuity insurance policy in respect of the period after the Effective Time; or

(b)	relating to Relevant Assets other than to the extent to which the Relevant Assets have been adjusted for, or are to be adjusted for, in the Working Capital adjustment in the Completion Accounts as a result of the Relevant Assets Insurance Event, received under the relevant Hillshire Insurance Policies in respect of a Relevant Assets Insurance Claim by the Vendor Guarantor or any Vendor Associate are paid to the Purchaser as follows:

(c)	if Completion has occurred at the time such proceeds are received, as soon as practicable following receipt of such proceeds, on demand; and

(d)	if Completion has not occurred at the time such proceeds are received, on the later of Completion and the receipt of the proceeds.

5.8	If a Relevant Assets Insurance Event occurs, the Vendor Guarantor agrees that the benefit of the proceeds as set out in clauses 5.7(a) and 5.7(b) will be held by the Vendor Guarantor or the Vendor Guarantor Associates (as the case may be) on trust for the benefit of the Purchaser and the Company from Completion.

5.9	Notwithstanding any other provision of this Deed, the parties agree that the Vendor Guarantor must comply with its obligations, and make all payments required, under this clause 5 regardless of whether the Purchaser Group is entitled to claim under:

(a)	an indemnity from a third party; or

(b)	the terms of any insurance policy of or applicable to the Purchaser Group (including any policy incepted before Completion),

in respect of the facts, matters or circumstances to which the Relevant Assets Insurance Event relates and, for the avoidance of doubt, the Purchaser Group is not required to pursue, lodge or make any Claim under such indemnity or insurance policy before seeking to rely on or enforce this clause 5.

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Payment for Deductibles

5.10	If a Relevant Assets Insurance Claim is successful and a payment is made to the Vendor Guarantor (and subsequently to the Purchaser Group pursuant to this clause 5) under the Hillshire Insurance Policies, the Vendor Guarantor agrees, notwithstanding any other provision of this Deed, that it will pay to the Purchaser an amount equal to any Deductible which has reduced the amount to which the Vendor Guarantor is entitled to be fully indemnified for Loss suffered in connection with the Relevant Assets Insurance Event.

Relevant Assets Insurance Claim not covered

5.11	If a Relevant Asset Insurance Event has occurred before Completion and the Vendor Guarantor:

(a)	gives the Purchaser notice that it has received notification that:

(i)	indemnity for the Relevant Assets Insurance Event is not available under the relevant Hillshire Insurance Policies or the insurer for whatever reason declines to pay the claim under the Hillshire Insurance Policies; or

(ii)	there is an erosion of the claim limit of the relevant Hillshire Insurance Policies available for the Relevant Assets Insurance Event which makes the new claim limit insufficient to fully indemnify the Purchaser and the Company in respect of all Loss suffered in connection with the Relevant Assets Insurance Event; or

(b)	has not provided a notice to the Purchaser stating that:

(i)	coverage for the Relevant Assets Insurance Event is available under the relevant Hillshire Insurance Policies and that the insurer has accepted liability to pay the claim under the relevant Hillshire Insurance Policies; and

(ii)	the claim limit of the relevant Hillshire Insurance Policies available for the Relevant Assets Insurance Event is sufficient to fully indemnify the Purchaser and the Company in respect of all Loss suffered in connection with the Relevant Assets Insurance Event, then the Vendor or the Purchaser may terminate this Deed by written notice to the other parties.

5.12	If this Deed is terminated pursuant to clause 5.11:

(a)	the provisions of clause 6.20 will apply; and

(b)	no Break Fee will be payable by the Purchaser.

Access to information

5.13	The Vendor Guarantor agrees to allow the Purchaser and its Representatives reasonable access to any records of the Vendor Guarantor and any Vendor Associates to the extent such records relate to the Relevant Assets Insurance Claim.

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6	Conditions precedent

Conditions precedent

6.1	Completion is conditional upon and subject to the satisfaction or waiver (in accordance with this clause 6) of the following conditions:

(a)	(ACCC Approval): the Purchaser obtaining the ACCC Approval; and

(b)	(IP License Reorganisation): the parties having implemented each of the steps set out in Schedule 11.

Obligation to cooperate

6.2	Each party must use all reasonable endeavours to ensure that the conditions referred to in clause 6.1 are satisfied as soon as possible but in any event before the Condition Date.

Obligation to seek ACCC Approval

6.3	The Purchaser must use all reasonable endeavours to ensure that ACCC Approval is obtained as soon as is reasonably practicable.

6.4	The Purchaser agrees that the use of reasonable endeavours will include, in relation to clause 6.3, the Purchaser doing anything which the Purchaser has specifically offered to undertake in its submission or subsequent responses to the ACCC in connection with the acquisition of the Business.

6.5	The Purchaser must lodge an application seeking ACCC Approval with the ACCC on or before the second Business Day after the date of this Deed.

6.6	Without limiting the obligations of the Purchaser under clauses 6.3, 6.4 or 6.5, but subject to clause 6.7, the Purchaser must take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary and within the Purchaser’s reasonable power and/ or control to obtain the ACCC Approval, including proffering reasonable undertakings to the ACCC in order to obtain such approval.

6.7	Nothing in clauses 6.3 to 6.6 requires the Purchaser to license or divest any assets or business of the Purchaser or its Related Bodies Corporate.

6.8	The Purchaser must provide to the Vendor or a representative of the Vendor:

(a)	weekly briefings on the status of ACCC Approval from the week commencing 14 January 2013;

(b)	copies of all documents (including all submissions, reports, responses to information requests and other material correspondence), subject to the redaction of confidential information of the Purchaser Group, intended to be sent by the Purchaser to the ACCC for the purpose of obtaining ACCC Approval, and prior to submitting each such document:

(i)	allow the Vendor or its representative a reasonable opportunity to comment on that document; and

(ii)	amend any factual inaccuracy, and reasonably consider for incorporation any other comments, notified to it by the Vendor or its representative;

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(c)	final copies of all documents (including all submissions, reports, responses to information requests and other material correspondence), subject to the redaction of confidential information of the Purchaser Group, sent by the Purchaser to the ACCC for the purpose of obtaining ACCC Approval;

(d)	to the extent it is legally permitted to do so, provide to the Vendor a copy of all documents received from the ACCC; and

(e)	reasonable notice of any substantive meetings, whether in person or by audio or video link, between the Purchaser, or any person on behalf of the Purchaser and the ACCC for the purpose of obtaining ACCC Approval and, to the extent it is legally permitted to do so, allow Representatives of the Vendor to attend such meetings unless the Purchaser is expressly requested by the ACCC to attend a meeting without the Vendor attending, provided that, in the case of clauses 6.8(a) and 6.8(b), the Vendor acts in a timely fashion and does not cause any delay in either a filing or a subsequent submission.

6.9	The Vendor will provide the Purchaser with reasonable and timely assistance to obtain ACCC Approval.

6.10	Should the Vendor:

(a)	receive any contact from, or engage in any other communication with, the ACCC, it must advise the Purchaser as soon as possible thereafter and, to the extent it is legally permitted to do so, provide the Purchaser with details of all communication; and

(b)	propose to provide any information to the ACCC directly, prior to submitting each such document, to the extent it is legally permitted to do so, the Vendor must allow the Purchaser or its representative a reasonable opportunity to comment on that document and amend any factual inaccuracy, and reasonably consider for incorporation any other comments, notified to it by the Purchaser or its representative.

6.11	The Purchaser must immediately notify the Vendor in writing if it becomes aware that ACCC Approval has been obtained or is incapable of being obtained.

Obligations in relation to the IP Reorganisation Condition

6.12	In relation to the IP Reorganisation Condition:

(a)	no party may take any action, or fail to take any action, that would or would be likely to prevent or hinder the satisfaction of the IP Reorganisation Condition;

(b)	each party must use its reasonable endeavours to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary and within that party’s reasonable power and/ or control to:

(i)	negotiate the IP Reorganisation documents in good faith;

(ii)	incorporate the SPV Licensor;

(iii)	implement any other element reasonably necessary to satisfy the IP Reorganisation Condition; and

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(iv)	execute the IP Reorganisation Documents and any other related documentation, resolutions or notices required as soon as practicable and before the Condition Date; and

(c)	the Vendor, Vendor Guarantor and Saramar must supply, and must procure that the Company supplies, to the Purchaser copies of all information reasonably requested by the Purchaser for the purpose of determining whether the IP Reorganisation Condition has been satisfied.

Obligations to notify

6.13	If a party becomes aware:

(a)	that a condition in clause 6.1 has been satisfied; or

(b)	of any facts, circumstances or matters that may result in a condition in this clause 6 not being or becoming incapable of being satisfied,

that party must promptly notify each other party accordingly.

Waiver of a Condition

6.14	The Condition in clause 6.1(b) is imposed for the benefit of the Purchaser and the Purchaser, in its absolute discretion, may waive the Condition in clause 6.1(b) by notice in writing to the Vendor on or before Completion.

6.15	The Condition in clause 6.1(a) is imposed for the benefit of the Purchaser and the Vendor and may only be waived by agreement in writing between the Purchaser and Vendor on or before Completion.

Extension of Condition Date

6.16	If, before the date being 10 weeks and 2 days from the date of this Deed (Short Conditions Date), the Purchaser becomes aware that the Condition in clause 6.1(a) may not be satisfied by the Short Condition Date and, in the opinion of the Purchaser acting reasonably, such Condition is still capable of being satisfied, the Purchaser may give notice in writing to the Vendor to extend the Condition Date by an additional 4 weeks.

Failure of Conditions

6.17	If the conditions in clause 6.1 are not satisfied or waived under this clause 6 by the Condition Date, then:

(a)	the Vendor and the Purchaser may extend the Conditions Date by no more than 1 month by written notice to each other party; or

(b)	the Vendor or the Purchaser may terminate this Deed by notice in writing to the other parties.

Result of Termination

6.18	If:

(a)	the Vendor terminates this Deed pursuant to clause 6.17;

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(b)	the Purchaser has failed to comply in a material respect with its obligations in clause 6.3, having regard to the obligations of the Purchaser in clauses 6.5, 6.6 and 6.8 provided that, in respect of clause 6.8, the Purchaser will not be treated as having breached clause 6.8 unless:

(i)	such breach is serious or persistent;

(ii)	the Vendor has given written notice of such breach to the Purchaser before the date of Completion (Breach Notice); and

(iii)	the Purchaser does not rectify the matter referred to in the Breach Notice within a reasonable period of time after receiving such Breach Notice. The Vendor agrees that the Purchaser will be treated as having rectified the matter referred to in the Breach Notice if it provides the relevant documents to the Vendor within 5 Business Days of receipt of the Breach Notice (where the Breach Notice relates to the failure to provide a document) or makes itself available for a briefing within 5 Business Days of receiving the Breach Notice (where the Breach Notice relates to a failure to make itself available for a briefing);

(c)	the IP Reorganisation Condition in clause 6.1(b) has been satisfied or waived in accordance with this clause 6 prior to the Conditions Date and this Deed has not been terminated in accordance with clause 5.12 prior to the Conditions Date; and

(d)	the Vendor has complied with its obligations under clauses 6.9 and 6.10,

then, in addition to any other rights the Vendor may have, the Purchaser must pay to the Vendor the sum of $5,000,000 (Break Fee).

6.19	For the purpose of clause 6.18, the Vendor acknowledges that:

(a)	it has incurred significant costs, expenses and outgoings in negotiating and documenting the transaction the subject of this Deed and in preparing the Company for sale; and

(b)	the value which it can reasonably expect to receive for the Company from an alternative buyer in the event that Completion does not occur is expected to be materially less than the Purchase Price.

6.20	If this Deed is terminated in accordance with clauses 5.11 or 6.17, then all rights and obligations under this Deed other than:

(a)	this clause 6, clause 1 (Definitions and Interpretation), clause 5 (Insurance and Compensation), clause 20 (Confidentiality and announcement), clause 21 (GST), clause 22 (Notices), and clause 23 (General provisions) (Continuing Provisions);

(b)	any clause which is expressed to survive termination of this Deed; and

(c)	rights that accrue before the date on which the notice is given,

terminate on the day of the notice and have no further force or effect from such date.

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7	Completion

Timing and location

7.1	Completion will take place on the Completion Date at the offices of Baker & McKenzie located at Level 27, 50 Bridge Street, Sydney NSW 2000, or any other place agreed in writing by the Vendor and the Purchaser.

Obligations of the Vendor, the Vendor Guarantor and Saramar on Completion

7.2	At Completion:

(a)	the Vendor must deliver to the Purchaser transfers of the Sale Shares, duly executed by the Vendor, in favour of the Purchaser or its nominee(s) together with (subject to clause 7.3) the certificate for those Sale Shares;

(b)	the Vendor Guarantor and Saramar must procure that the SPV Licensor delivers to the Purchaser a counterpart of the IP Licence Agreements duly executed by the SPV Licensor;

(c)	the Vendor Guarantor must deliver to the Purchaser a counterpart of the IP Licence Agreements duly executed by the Vendor Guarantor;

(d)	Saramar must deliver to the Purchaser a counterpart of the Trademark License Agreement duly executed by the Saramar; and

(e)	Saramar must deliver to the IP Purchaser a counterpart of the Trademark Assignment duly executed by Saramar.

7.3	If the Vendor is unable to deliver the certificate for the Sale Shares in accordance with clause 7.2(a) due to the certificate being lost, stolen or destroyed, then the Vendor must deliver to the Purchaser a duly executed indemnity in respect of the certificate in favour of the Company, on terms reasonably satisfactory to the Purchaser.

7.4	On or before Completion the Vendor must:

(a)	subject to the Purchaser complying with its obligations under clause 7.5, procure that the Financial Debt Payout Amount is fully repaid;

(b)	deliver to the Purchaser:

(i)	all seals, minute books, statutory books and registers, certificates of incorporation, certificates of title to assets and property, executed original contracts (if available after having made commercially reasonable efforts to obtain), the Books and Records, Constitution and other documents and papers of the Company;

(ii)	any Assets in the possession or under the control of the Company, the Vendor or the Vendor’s Associates;

(iii)	a copy of the Data Room on a computer disc or USB key; and

(iv)	the executed resignations of each director, secretary and public officer (as applicable) of the Company other than the Continuing Officers, in the form set out in Schedule 7;

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(c)	deliver to the Purchaser a certificate addressed to the Purchaser and duly executed by the Managing Director of the Company certifying that, to the best of his knowledge after making reasonable inquiries of the Key Employees, all Transaction Costs have been paid in full at Completion; and

(d)	cause to be held a meeting of the directors of the Company at which resolutions are passed approving, subject to the payment of stamp duty (if any):

(i)	the registration of the transfers of the Sale Shares to the Purchaser or its nominee(s), as notified under clause 4.14(a);

(ii)	the cancellation of the existing share certificate for the Sale Shares;

(iii)	the issue of a new share certificate for the Sale Shares in favour of the Purchaser or its nominee(s); and

(iv)	with effect on and from Completion:

(A)	the appointment of the New Officers, as notified under 4.14(b), who have delivered a consent to act in the form of Schedule 8;

(B)	the resignation of each director, secretary and public officer of the Company other than the Continuing Officers;

(C)	the change (if any) of the address of the registered office of the Company to the address notified under clause 4.14(c); and

(D)	the appointment of new persons with authority to draw on or have access to the accounts and safety deposit boxes referred to in clause 4.13(b) and the revocation of the existing authorities to draw on or have access to them, as notified under clause 4.14(d), and deliver to the Purchaser a copy of the minutes of the meeting.

Obligations of the Purchaser on Completion

7.5	On or before Completion the Purchaser must:

(a)	provide (by way of loan) the Company with the necessary funds to enable it to repay the Financial Debt Payout Amount in accordance with clause 7.4(a) by paying the Financial Debt Payout Amount to the Company and/or any other person, if required by the Vendor in the notice referred to in clause 4.13(a);

(b)	pay the Completion Amount by payment to the Vendor’s Account; and

(c)	deliver to the Company executed consents to act in the form of Schedule 8 of each New Officer.

Obligations of IP Purchaser on Completion

7.6	On Completion the IP Purchaser must:

(a)	deliver to the Vendor Guarantor (for itself and as agent for the SPV Licensor in relation to the IP Licence Agreements) a counterpart of each IP Licence Agreement to which the Vendor Guarantor and the SPV Licensor are parties duly executed by the IP Purchaser;

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(b)	deliver to Saramar a counterpart of the IP Licence Agreement to which Saramar is a party and the Trademark Assignment duly executed by the IP Purchaser; and

(c)	pay to:

(i)	the Vendor Guarantor (as agent for the SPV Licensor) the amounts payable on Completion to the SPV Licensor under the IP Licence Agreements; and

(ii)	Saramar the amounts payable to Saramar on Completion under the Trade Mark Assignment and Trademark License Agreement,

by payment to the Vendor’s Account.

7.7	The Vendor Guarantor and Saramar must procure that the SPV Licensor executes the IP Licence Agreements and agrees to the payments referred to in clause 7.6(c) being made to the Vendor’s Account.

Deemed delivery

7.8	For the purposes of Completion, delivery of the items referred to in clause 7.4(b)(i) (other than the statutory registers of the Company) and other Assets under this clause 7 which are physically located at the Premises on the Completion Date will, subject to satisfaction of all other Completion requirements, be deemed to have occurred on the Completion Date and are not required to be delivered physically to the Purchaser at the Completion venue.

Simultaneous actions at Completion

7.9	Unless otherwise agreed by the Vendor and the Purchaser, all actions at Completion are inter-dependant and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Deed due to be made at Completion have been made.

Non compliance

7.10	If the Purchaser does not comply with any provision of this clause 7 on the proposed Completion Date, the Vendor (being the non-defaulting party and provided it, the Vendor Guarantor, Saramar and the SPV Licensor are able to proceed to Completion) may at its option:

(a)	by notice in writing to the Purchaser, defer Completion for up to 28 days after the proposed Completion Date (in which case the provisions of this clause 7.10 will apply to the deferred Completion);

(b)	proceed to Completion so far as is practical without affecting their rights under this Deed; or

(c)	terminate this Deed by notice in writing from the Vendor to the Purchaser.

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7.11	If the Vendor, the Vendor Guarantor, Saramar and the SPV Licensor do not comply with any provision of this clause 7 on the proposed Completion Date, the Purchaser (being the non-defaulting party and provided it is able to proceed to Completion) may at its option:

(a)	by notice in writing to the Vendor and the IP Licensors, defer Completion for up to 28 days after the proposed Completion Date (in which case the provisions of this clause 7.11 will apply to the deferred Completion);

(b)	proceed to Completion so far as is practical without affecting its rights under this Deed; or

(c)	terminate this Deed by notice in writing from the Purchaser to the Vendor and the IP Licensors.

Appointment of Purchaser as proxy

7.12	From Completion, until the Sale Shares are registered in the name of the Purchaser or its nominee(s), the Vendor:

(a)	irrevocably appoints, the Purchaser or its nominee as sole proxy of the Vendor to attend any meeting of members or class of members and exercise the votes attached to the Sale Shares;

(b)	will not itself attend or vote at those meetings; and

(c)	must take all other actions as the registered holder of the Sale Shares as the Purchaser directs.

7.13	The Purchaser is entitled to prevent the Vendor from attending or voting at any meetings in breach of its obligations under clause 7.12.

Indemnity in relation to proxy appointment

7.14	The Purchaser indemnifies the Vendor from and against all Liability arising from or in connection with any action taken by the Purchaser under or purportedly under the proxy referred to in clause 7.12(a).

8	Purchase Price adjustment

Preparation of Completion Accounts

8.1	Within 25 Business Days after Completion, the Purchaser must procure that the Company prepares the Completion Accounts in the form set out in Part B of Schedule 1, and in accordance with the Completion Accounts Principles, and provides a copy of the Completion Accounts together with the Sub-Account Balances to the Vendor. For the purposes of this clause 8, Sub-Account Balances are the account balances which appear in the Accounts to the extent to which they comprise any item appearing in the Completion Accounts.

8.2	The Purchaser must, upon the written request of the Vendor, and subject to not prejudicing any legal professional privilege, promptly provide all records, working papers and other information within its or the Company’s possession or control relating to the Business as may be reasonably required by the Vendor for the purposes of reviewing items and amounts in the Completion Accounts. If any adviser requires the provision of a signed comfort letter prior to the Purchaser delivering any relevant records, working papers or other information under this clause 8.2, the Vendor must first sign and deliver such comfort letter before receiving the relevant working papers.

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8.3	Within 25 Business Days after the Purchaser provides a copy of the Completion Accounts and the Sub-Account Balances under clause 8.1 (Review Period), the Vendor may:

(a)	accept those Completion Accounts by written notice to the Purchaser, in which case those Completion Accounts will constitute the Final Completion Accounts and those Final Completion Accounts will be final and binding on the parties; or

(b)	dispute the correctness of those Completion Accounts by issuing a Dispute Notice to the Purchaser during the Review Period setting out in reasonable detail the basis of the dispute and the Disputed Items and the proposed amendments to the Completion Accounts required to resolve the Disputed Items.

8.4	If the Vendor neither accepts the Completion Accounts provided under clause 8.1 nor disputes the correctness of those Completion Accounts in each case in accordance with clause 8.3, the Completion Accounts provided under clause 8.1 will constitute the Final Completion Accounts and those Final Completion Accounts will be final and binding on the parties.

8.5	The cost of preparing the Completion Accounts under clause 8.1 will be borne by the Purchaser.

Dispute

8.6	If the Vendor issues a Dispute Notice under clause 8.3(b), the Purchaser and the Vendor must negotiate in good faith and use all reasonable endeavours to resolve the Disputed Items and agree upon the form and content of the Completion Accounts within 10 Business Days after the issue of a Dispute Notice and, if applicable, those agreed Completion Accounts will constitute the Final Completion Accounts and will be final and binding on the parties.

8.7	If the Disputed Items are not resolved and the form and content of the Completion Accounts is not agreed in the period referred to in clause 8.6, the Purchaser and the Vendor must appoint an Expert and promptly (and in any case within 10 Business Days of its appointment) refer the Disputed Items to the Expert for determination.

8.8	The Expert must be selected by agreement between the Purchaser and the Vendor or, failing agreement within five Business Days after the Purchaser or the Vendor first requests the appointment of an Expert, as nominated by the President for the time being of the Law Society of New South Wales. If an Expert is nominated by the President of the Law Society of New South Wales, the Purchaser and the Vendor agree to do all things reasonably necessary to effect that appointment.

8.9	The Expert must be directed by the Purchaser and the Vendor to settle any Disputed Items within 20 Business Days of its appointment by:

(a)	applying the Completion Accounts Principles;

(b)	having regard to any written submissions made to the Expert by the Purchaser, the Vendor or their Representatives. Unless otherwise agreed by the Expert, all submissions must be provided to the Expert within 10 Business Days of the appointment of the Expert in accordance with clause 8.7. Copies of the submissions must be provided to the other parties;

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(c)	making any enquiries or inspections as the Expert considers in its absolute discretion to be necessary or desirable; and

(d)	determining only whether the proposed amendments to the Completion Accounts set out in the Dispute Notice are correct in whole or in part and providing a report of its determination and a copy of the Completion Accounts amended, if necessary, to reflect its determination, to the Purchaser and the Vendor and those Completion Accounts will constitute the Final Completion Accounts.

8.10	The Purchaser and the Vendor must procure that all records, working papers and other information within the possession or under their control relating to the Company and the Business as may be required by the Expert for the purposes of settling any Disputed Items set out in the Dispute Notice are made available upon the request of the Expert.

Determination of Expert

8.11	In making its determination the Expert will act as an expert and not as an arbitrator.

8.12	The determination of the Expert as to the Disputed Items and whether the proposed amendments to the Completion Accounts set out in the Dispute Notice are correct in whole or in part will be final and binding on the parties, except in the case of manifest error, in which case the relevant part of the determination will be void and the matter must be remitted to the Expert for correction.

Costs

8.13	Except as contemplated in clauses 8.5 and 8.14, the Vendor and the Purchaser must bear their own costs in complying with this clause 8 and in particular, must bear the costs of their own Representatives.

8.14	The costs of the Expert will be borne by the Vendor and the Purchaser in accordance with the Expert’s determination or, if there is no determination, 50% by the Vendor and 50% by the Purchaser.

True-up following Completion Accounts process

8.15	On the Adjustment Date:

(a)	if the amount of the Working Capital set out in the Final Completion Accounts is:

(i)	less than the Estimated Working Capital, the Vendor must pay the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall; or

(ii)	greater than the Estimated Working Capital, the Purchaser must pay to the Vendor, as an increase in the Purchase Price, an amount equal to the excess; or

(iii)	equal to the Estimated Working Capital, then no amount is payable by either the Purchaser or the Vendor;

(b)	if the amount of the Cash set out in the Final Completion Accounts is:

(i)	less than the Estimated Cash, the Vendor must pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall; or

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(ii)	greater than the Estimated Cash, the Purchaser must pay to the Vendor, as an increase in the Purchase Price, an amount equal to the excess; or

(iii)	is equal to the Estimated Cash, then no amount is payable by either the Purchaser or Vendor;

(c)	if the amount of the Financial Debt set out in the Final Completion Accounts is:

(i)	greater than the Estimated Financial Debt, the Vendor must pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall;

(ii)	less than the Estimated Financial Debt, the Purchaser must pay to the Vendor, as an increase in the Purchase Price, an amount equal to the excess; or

(iii)	is equal to the Estimated Financial Debt, then no amount is payable by either the Purchaser or the Vendor; and

(d)	if the amount of the Other Adjustments set out in the Final Completion Accounts is:

(i)	greater than the Estimated Other Adjustments, the Vendor must pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall;

(ii)	less than the Estimated Other Adjustments, the Purchaser must pay to the Vendor, as an increase in the Purchase Price, an amount equal to the excess; or

(iii)	is equal to the Estimated Other Adjustments, then no amount is payable by either the Purchaser or the Vendor.

Interest on Purchase Price adjustment amounts

8.16	All amounts payable by a party under clause 8.15 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to the date prior to the earlier of the date of payment or the Adjustment Date. The right to payment of interest under this clause 8.16 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

Conduct between Completion and the Effective Time

8.17	The Purchaser must not take, and must procure that none of its Related Bodies Corporate or Representatives takes, any action at any time from Completion until the Effective Time which would alter or otherwise affect the amount of Working Capital, Cash or Financial Debt.

9	Duty in respect of the 2012 Restructure

9.1	The parties acknowledge that the Company has either paid Duty or obtained a Duty exemption with respect to its purchase of the Business from SL Australia (Pre-Sale Duty Position).

9.2	The Purchaser agrees that:

(a)

it will, and will procure that the Company will, immediately provide to the Vendor a copy of any correspondence or documentation that the Company receives from any Government Agency in relation to the Pre-Sale Duty Position, and it will not, and

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will ensure that the Company does not, respond to any such correspondence or documentation without having first made reasonable endeavours to obtain reasonable directions from the Vendor on how to respond to such correspondence or comment on such documentation;

(b)	it will act in accordance with reasonable directions provided by the Vendor under paragraph (a) provided that the reasonable costs of the Purchaser or the Company in acting in accordance with such directions are paid by the Vendor (and the Company and the Purchaser are not prejudiced under this Deed by acting in accordance with those reasonable directions);

(c)	in the event any meetings are held with any Government Agency in relation to the Pre-Sale Duty Position, it will, and will ensure that the Company will, allow Representatives of the Vendor to attend such meetings; and

(d)	in the event the Company receives a Duty refund or a payment from a Government Agency related to the Pre-Sale Duty Position, the Purchaser will:

(i)	immediately notify the Vendor of the receipt of such refund or payment; and

(ii)	pay an amount equal to that refund or a payment to the Vendor within 10 Business Days of receipt to an account nominated by the Vendor.

9.3	The Purchaser agrees that upon receipt of a written request from the Vendor which expressly requests the Purchaser to do anything or omit to do anything on the basis that it may adversely affect the Pre-Sale Duty Position and sets out in sufficient detail how the Pre-Sale Duty Position may be adversely affected by the acts of the Vendor (Request Notice), the Purchaser will use reasonable endeavours, and will use reasonable endeavours to procure that the Company will do anything or omit to do anything specified in the Request Notice (provided that the Company and the Purchaser are not prejudiced under this Deed by acting in accordance with the Request Notice).

10	Post-Completion

Vendor’s rights to Books and Records

10.1	Notwithstanding clause 7.4(b)(i), the Vendor may, subject to not prejudicing any legal professional privilege which may exist and the Vendor complying with any reasonable steps requested by the Purchaser to preserve confidentiality, retain copies of all Books and Records necessary to enable the Vendor to comply with any legal obligations (including those relating to Tax) arising after Completion.

10.2	The Purchaser must, subject to not prejudicing any legal professional privilege which may exist and the Vendor complying with any reasonable steps requested by the Purchaser to preserve confidentiality, procure that the Vendor and its Related Entities (at their sole cost and expense) are provided with reasonable access after Completion to:

(a)	the Books and Records and make copies of those Books and Records; and

(b)	and use of, the then current personnel of the Company, as necessary to enable the Vendor and its Related Entities to comply with any legal, reporting and compliance obligations (including those relating to Tax) or to address any dispute with a third party.

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10.3	The Purchaser must, subject to not prejudicing any legal professional privilege which may exist and the Vendor complying with any reasonable steps requested by the Purchaser to preserve confidentiality, procure that the Company provides on a timely basis the Tax and Accounting Services after Completion to the Vendor and its Related Entities.

Notifications

10.4	Promptly following Completion, the Purchaser must procure that the Company lodges such notifications with ASIC and any other relevant Government Agency, as required by any law and in the prescribed form, in connection with the actions taken under clause 7.

Purchase Price

10.5	The Vendor and the Purchaser acknowledge that they have dealt at arm’s length in connection with this Deed and that the Purchase Price represents the market value of the Sale Shares.

10.6	Without in any way limiting the Purchaser’s rights under clause 11 of this Deed, the Purchaser will not do anything, and will procure that none of its Related Entities will do anything, that is inconsistent with the acknowledgement in clause 10.5 (including taking any position in any audit, Tax return or statement or otherwise).

Liquidation Restriction

10.7	During the period commencing on the date of this Deed and ending on the date which is 3 years after the date of Completion (Restricted Liquidation Date), the Vendor and the Vendor Guarantor must not, and the Vendor Guarantor must procure that the Vendor Associates do not, take, or agree to take, any steps to wind-up or otherwise effect a liquidation of the Vendor.

Permitted Liquidation

10.8	After the Restricted Liquidation Date, the Vendor may appoint a liquidator to wind-up or otherwise effect a liquidation of the Vendor but only if at that time the Vendor has not received written notice of any Claim under this Deed that has not been fully and finally settled or otherwise resolved and discharged in full and the parties irrevocably agree that, with effect immediately on and from the date on which the liquidation and winding-up of the Vendor has been completed (Liquidation Date):

(a)	the Vendor Guarantor:

(i)	will enjoy all the Vendor’s rights and benefits under this Deed;

(ii)	agrees to assume (in addition to its own obligations and Liabilities under this Deed which will continue to be binding and enforceable against the Vendor Guarantor) all the Vendor’s obligations under this Deed to the extent they have accrued or arise on or after the Liquidation Date; and

(iii)	agrees to assume all the Vendor’s obligations and liability for Claims under this Deed arising before, on or after the Liquidation Date, including Claims arising out of an act or omission of the Vendor, or breach of covenant, undertaking, representation, warranty or indemnity given by the Vendor, before the Liquidation Date;

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(b)	the parties other than the Vendor accept the Vendor Guarantor’s assumption of the Vendor’s obligations and liability for Claims in accordance with clause 10.8(a);

(c)	the assumption of rights, benefits, obligations and liability by the Vendor Guarantor under this clause 10.8 does not affect the validity or enforceability of this Deed, including the guarantee given by the Vendor Guarantor under clause 17 in respect of the obligations of the Vendor, Saramar and the SPV Licensor; and

(d)	nothing in this clause 10.8 prejudices or adversely affects any right, power, authority, discretion or remedy arising under this Deed.

11	Adjustment for Taxes

Tax Claims

11.1	The Vendor agrees that if the Company receives or suffers a Tax Notice that gives rise to a Tax Claim Amount, then the Vendor must pay to the Purchaser an amount equal to the Tax Claim Amount.

11.2	Clause 11.1 will be the sole remedy of the Purchaser in relation to the Tax the subject of the Tax Claim Amount.

Notice of Tax Claim

11.3	If the Company or the Purchaser becomes aware of the potential for a Tax Claim that may give rise to a payment under clause 11.1:

(a)	the Purchaser must give written notice of it to the Vendor within 30 Business Days of becoming so aware;

(b)	the written notice must contain:

(i)	details of the matter that gives or may give rise to the Tax Claim; and

(ii)	if reasonably practicable, an estimate of the amount of the loss, if any, arising out of the Tax Claim or the matter that gives or may give rise to the Tax Claim; and.

(c)	the Purchaser must, following a written request from the Vendor:

(i)	provide any documentation and information in relation to the Tax Claim to the Vendor; and

(ii)	procure that the Vendor is provided with reasonable and prompt access to the Employees, Books and Records and the premises owned or occupied by the Company,

that is reasonably necessary for the Vendor to evaluate and consider the Tax Claim, provided that nothing in this clause 11.3 requires the Purchaser to allow the Vendor to have access to anything that is the subject of legal professional privilege or litigation privilege or has been prepared for the purpose of, or in contemplation of, the Purchaser making a Claim against the Vendor.

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Gross Up

11.4	If the Purchaser is required to pay Tax on an amount payable to it by the Vendor in respect of a Tax Claim, the Vendor must pay to the Purchaser an increased amount so that, after deducting from the increased amount all Tax paid or payable in respect of it, the balance remaining is equal to the amount otherwise payable.

Payments

11.5	Payments under clause 11.1 must be made to the Purchaser by the later of:

(a)	5 Business Days before the latest date on which the Tax to which that payment relates may lawfully be paid to the Government Agency without incurring any penalty, interest or additional tax for late payment;

(b)	20 Business Days after the Purchaser notifies the Vendor of the Tax Claim under clause 11.3;

(c)	if a Government Agency has agreed to defer recovery of any Tax the subject of the Tax Liability, 2 days before the last date (taking into account any extensions) on which the Government Agency may commence recovery of that Tax; and

(d)	if a Group Company has entered into bona fide discussions with a Government Agency in relation to deferring the recovery of any Tax the subject of the Tax Liability, the date on which the Government Agency confirms in writing that it will not defer the recovery of that Tax.

Obligations excluded

11.6	The Purchaser may not make or bring, and the Vendor is not liable to the Purchaser in respect of a Tax Claim to the extent that:

(a)	(failure to provide information) the Tax Claim arises from, or is increased as a result of, the failure by the Purchaser, any Related Body Corporate of the Purchaser or the Company, after Completion, to supply to the Vendor on a timely basis information which is reasonably requested by the Vendor in relation to the Tax Claim;

(b)	(failure after Completion) the Tax Claim arises from the failure by the Purchaser, any Related Body Corporate of the Purchaser, or the Company after Completion, in a timely manner, to:

(i)	lodge any return, notice, objection or other document in relation to the Tax Claim; or

(ii)	claim all or any portion of any relief, allowance, deduction, credit, loss, rebate or right to repayment;

(c)	(change of law) the Tax Claim arises as a result of or is increased as a result of:

(i)	the enactment or amendment of any legislation (including legislation which takes effect retrospectively other than retrospective legislation that was announced before the date of this Deed that is enacted in accordance with that announcement);

(ii)	any change in the judicial interpretation of any law;

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(iii)	any judgment that is delivered (other than any judgment in relation to a Claim under or in connection with this Deed or any Transaction Document); or

(iv)	any change in the published practice, policy or rulings of any Government Agency,

in each case after the date of this Deed;

(d)	(act or omission after Completion) the Tax Claim would not have arisen, or is increased as a result of, a material voluntary act, transaction or omission of the Purchaser, any Related Body Corporate of the Purchaser, the Company or any person acting on their behalf after Completion other than an act, transaction or omission in the ordinary course of the business or to meet a legally binding obligation created on or before Completion except where such obligation was created at the request of the Vendor;

(e)	(amendment to Tax return) the Tax Claim would not have arisen, or is increased as a result of, the withdrawal or amendment by the Purchaser, any Related Body Corporate of the Purchaser or the Company after Completion of any election, notice or consent properly made by the Company in accordance with Tax Laws, other than a withdrawal or amendment requested by the Vendor;

(f)	(duty) the Tax Claim relates to Duty payable by the Purchaser under clause 23.3;

(g)	(elections) the Tax Claim arises from, or is increased as a result of, the Company joining a group for Tax purposes on or after Completion or from any election or choice made by the Purchaser, any Related Body Corporate of the Purchaser or the Company after Completion, including any election to form or join a Consolidated Group;

(h)	(action contrary to Final Completion Accounts): the Tax Claim arises from, or is increased as a result of, a failure by the Purchaser, any Related Body Corporate of the Purchaser or the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion that reasonably should have been done, or the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Final Completion Accounts;

(i)	(provision in Final Completion Accounts) a specific allowance, provision or reserve (including the Tax Provision) for the matter that gives or may give rise to the Tax Claim has been made (or is otherwise taken into account or reflected) in the Final Completion Accounts;

(j)	(failure to comply with obligations under the Transaction Documents) the Tax Claim arises from, or is increased as a result of, a failure by the Purchaser to comply with its obligations under the Transaction Documents;

(k)	(insurance) the loss or damage giving rise to the Tax Claim is recovered by the Purchaser under any contract of insurance;

(l)	(consequential loss) if the Tax Claim arises from breach of a Tax Warranty, the Tax Claim is for special, indirect or consequential loss or damage. For the avoidance of doubt, this does not exclude any interest, fine or penalty or other charge related to the Tax the subject of the Tax Claim;

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(m)	(changes in tax) if the Tax Claim arises from, or is increased as a result of, a change in the rate of Tax or the method of calculating the rate of Tax after the date of Completion;

(n)	(changes in accounting) if the Tax Claim arises from, or is increased as a result of, any change in the accounting policies or procedures of the Company after Completion unless such change is required to enable the Company to comply with applicable legal or accounting requirements under the Accounting Standards;

(o)	(post completion benefits) if the Tax Claim arises from, or is increased as a result of, an amount of income that is recognised in accordance with the Accounting Standards after Completion unless that income arises in respect of a liability included in the Working Capital; or

(p)	(Acts of Purchaser in respect of the 2012 Restructure) if the Tax Claim is in respect of the Pre-Sale Duty Position and arises from a breach of clause 9.3 by the Purchaser.

Dispute Resolution

11.7	If the Vendor and the Purchaser disagree about:

(a)	the validity of a Tax Claim;

(b)	any amount to be paid in respect of a Tax Claim;

(c)	any act to be taken by an entity under clauses 11.19 to 11.22;

(d)	any Tax Refund Amount (as defined in clause 11.38); or

(e)	any objection to any item in a Relevant Return (as defined in clause 11.24) made under clauses 11.25 or 11.26,

the Vendor and the Purchaser must take all reasonable steps to resolve the disagreement within 20 Business Days of the disagreement arising.

11.8	If the Vendor and the Purchaser cannot reach an agreement within 20 Business Days of the disagreement arising, either party (Referring Party) may notify the other party (Non-Referring Party) in writing:

(a)	that the Referring Party intends to refer the disagreement to a Tax Expert for the Tax Expert to make a decision on the disagreement; and

(b)	of the person who it nominates as the Tax Expert.

11.9	The Non-Referring Party has 5 Business Days from the time it receives the notice from the Referring Party to consider the appointment of the Tax Expert. If the Non-Referring Party objects to the Referring Party’s nomination, it must notify the Referring Party of its objection in writing. If the Non-Referring Party does not notify the Referring Party of its objection or does not do so within 5 Business Days of receiving the notice from the Referring Party, the Non-Referring Party will be taken to have agreed to the Referring Party’s nomination of the Tax Expert.

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11.10	5 Business Days after the Referring Party has provided a notice under clause 11.8, the Referring Party must refer the disagreement to the nominated Tax Expert, unless the Non-Referring Party has validly objected to the nominated Tax Expert under clause 11.9. The Referring Party must promptly notify the Non-Referring Party that it has referred the disagreement to the Tax Expert.

11.11	If the Non-Referring Party has validly objected to the nominated Tax Expert under clause 11.9, the Referring Party must request the President for the time being of the Law Society of New South Wales, to nominate another person as the Tax Expert. This nomination will be final and binding on both parties and, within 5 Business Days after the nomination, the Referring Party must refer the disagreement to the nominated Tax Expert.

11.12	The determination of the Tax Expert is to be conclusive and binding on the parties in the absence of manifest error.

11.13	The cost of the Tax Expert will be borne by the Purchaser and the Vendor in a manner determined by the Tax Expert (and either party may request that determination) and, in the absence of such a determination, will be borne 50% by the Purchaser and 50% by the Vendor.

11.14	In reaching its determination, the Tax Expert may ask for submissions from the Purchaser and the Vendor and may make its own investigations, as the Tax Expert sees fit. Copies of all submissions and details of any investigations must be provided to both the Referring Party and the Non-Referring Party.

11.15	The Tax Expert is appointed as an expert and not as an arbitrator.

11.16	Apart from the provisions of clauses 11.8 to 11.15, the procedures for determination are to be decided by the Tax Expert in his absolute discretion.

11.17	The parties agree that the time periods specified in clauses 11.7 to 11.21 may be inappropriate or impractical in particular circumstances. In such cases, the Vendor and the Purchaser must act in good faith and take such action as is reasonable in the circumstances to provide the other party with as much time as is reasonable to consider a matter or take action.

11.18	If the Tax Expert determines that the Purchaser does not have a valid Tax Claim against the Vendor in relation to a Tax Notice then clauses 11.19 to 11.22 do not apply in relation to that Tax Notice.

11.19	If the Purchaser makes a Tax Claim as a result of receiving a Tax Notice and either:

(a)	the Vendor accepts the validity of the Tax Claim claimed by the Purchaser; or

(b)	the Tax Expert determines that the Purchaser has a valid Tax Claim against the Vendor,

then the Vendor must advise the Purchaser whether they intend to contest the Tax the subject of the Tax Notice within 5 Business Days of that acceptance or determination, as the case may be.

11.20	Prior to the Vendor advising the Purchaser whether they intend to contest the Tax the subject of the Tax Notice in accordance with clause 11.19, the Purchaser must not, and must ensure that the Company and the Purchaser does not:

(a)	accept, compromise or pay,

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(b)	agree to arbitrate, compromise or settle; or

(c)	make any admission or take any action in relation to,

the Tax Notice the subject of the Tax Claim without the Vendor’s prior written approval (which must not be unreasonably withheld or delayed).

11.21	If the Vendor advises the Purchaser that they intend to contest the Tax the subject of the Tax Notice then:

(a)	at the Vendor’s written request, the Purchaser must take, or procure that the person required to pay the Tax takes such Disputing Action in a timely manner in relation to the Tax Notice as the Vendor may reasonably require;

(b)	the Purchaser must follow, and must procure that the Company follows, all reasonable directions of the Vendor relating to the conduct of any Disputing Action including using professional advisers nominated by the Vendor; and

(c)	the Vendor will indemnify, and keep indemnified, the Purchaser and the Company for all loss that may result from taking any such Disputing Action.

11.22	In making any directions under clause 11.21, the Vendor must:

(a)	act in good faith;

(b)	liaise with the Purchaser in relation to conduct of the Disputing Action;

(c)	provide the Purchaser with reasonable access to a copy of any notice, correspondence or other document relating to that Disputing Action; and

(d)	act reasonably in all the circumstances, including having regard to the likelihood of success of the Disputing Action.

Pre-Completion Company Tax Returns

11.23	The Vendor and Purchaser will co-operate in connection with the preparation and filing of any Tax return, form or statement of the Company with respect to a period or part period on or before the Completion Date and any administrative proceeding involving any such Tax return, form or statement.

11.24	Subject to clause 11.26, the Purchaser and the Vendor agree that the Company will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of the Company to the extent they relate to any periods ending on or before the Completion Date and which have not been lodged on or before the Completion Date and for any period that includes, but does not end on or before the Completion Date (Relevant Returns).

11.25	The Purchaser must procure that each Relevant Return is prepared by the Company in a manner consistent with the requirements of any Tax Law and must ensure that the Company delivers each Relevant Return to the Vendor as soon as it is available but no later than, 15 Business Days in the case of a Relevant Return that does not relate to GST or 8 Business Days in the case of a Relevant Return that relates to GST, before it is due to be filed (taking into account any extension of time to file the Relevant Return that has been properly obtained) for the Vendor’s review and comment. If the Vendor objects to any items in the Relevant Return it must notify the Purchaser of the objection as soon as the Vendor becomes aware of the objection but in any event no later than, in the case of a Relevant Return that does not relate to GST, 3 Business Days, and in the case of a Relevant Return that relates to GST, 7 Business Days after the Purchaser or the Company has delivered the Relevant Return to the Vendor.

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11.26	If the Vendor so elects, the Vendor will, at its cost and expense, have the sole conduct and control of the preparation and filing of any or all Relevant Returns. The Vendor must deliver each Relevant Return to the Purchaser as soon as it is available but no later than 10 Business Days before it is due to be filed (taking into account any extension of time to file the Relevant Return which has been properly obtained) for the Purchaser’s review and comment. If the Purchaser objects to any items in the Relevant Return it must notify the Vendor of the objection as soon as it is aware of the objection but in any event no later than, in the case of a Relevant Return that does not relate to GST, 3 Business Days, and in the case of a Relevant Return that relates to GST, 7 Business Days before the Relevant Return is due to be filed.

11.27	If the Vendor or the Purchaser notify the other of an objection to a Relevant Return, as applicable, the Vendor and the Purchaser must attempt in good faith to resolve the dispute. If the parties cannot resolve any such dispute within 10 Business Days of the objection being notified, then the dispute must be resolved in accordance with the procedure in clauses 11.7 to 11.22.

11.28	The Purchaser or, in the event that the Vendor elects to take control of the filing under clause 11.26, the Vendor, must procure that each Relevant Return is filed by the due date for filing. If a Relevant Return is due before the date a disputed item is resolved under clause 11.27, the Purchaser or, in the event that the Vendor elects to take control of the filing under clause 11.26, the Vendor, must procure that the return is filed as prepared and must procure that an amended return, which reflects the resolution of the disputed items (either as resolved by agreement or by the expert), is filed immediately after the disputed items are resolved.

Pre-Completion Consolidation Returns

11.29	The Vendor and Purchaser will co-operate in connection with the preparation and filing of any Income Tax return, form or statement of the Vendor Tax Consolidated Group with respect to a period or part period on or before the Completion Date and any administrative proceeding involving any such Tax return, form or statement.

11.30	The Vendor and the Purchaser acknowledge that:

(a)	the Company must produce a Tax return reflecting the assessable income derived and the allowable deductions incurred in the period from its incorporation date to the date on which the Company became a Subsidiary Member of the Vendor Tax Consolidated Group and that clauses 11.23 to 11.28 apply to such return;

(b)	the Vendor has the obligation to lodge the income tax returns of the Vendor Tax Consolidated Group, including income tax returns reflecting periods up until the Completion Date; and

(c)	clauses 11.31 to 11.34 define the manner in which the Vendor and the Purchaser will cooperate in connection with the preparation and filing of the Vendor Tax Consolidated Group Tax returns to the extent they relate to any periods ending on or before the Completion Date and which have not been lodged on or before the Completion Date and for any period that includes, but does not end on or before the Completion Date.

11.31

Subject to clause 11.34, the Purchaser and the Vendor agree that the Company will, at its own cost and expense, have the sole conduct and control of the preparation of a standalone entity income tax calculation (Relevant Tax Calculation), as well as the completion of stand alone entity financial disclosures, to support the preparation of each Vendor Tax Consolidated

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Group’s Tax return relating to a period ending on or before the Completion Date and which has not been lodged on or before the Completion Date or to any period that includes, but does not end on or before, the Completion Date (Relevant Group Returns).

11.32	Subject to clauses 11.33 and 11.34, the Vendor will have the sole conduct and control of the preparation of the Relevant Group Return.

11.33	The Purchaser must procure that each Relevant Tax Calculation is prepared by the Company in a manner consistent with the requirements of any Tax Law, the Tax Provision and in a manner consistent with the prior practices of the Vendor and its Related Entities, and must ensure that the Company delivers each Relevant Tax Calculation to the Vendor as soon as it is available but no later than 15 Business Days before the Relevant Group Return to which the Relevant Tax Calculation relates is due to be filed (taking into account any extension of time to file the Relevant Group Return that has been properly obtained) for the Vendor’s review and comment. If the Vendor objects to any items in the Relevant Tax Calculation it must notify the Purchaser and the Company of the objection as soon as the Vendor becomes aware of the objection but in any event no later than 5 Business Days after the Purchaser or the Company has delivered the Relevant Tax Calculation to the Vendor.

11.34	If the Vendor so elects, the Vendor will, at its discretion (and at its cost and expense) have the sole conduct and control of the Relevant Tax Calculation relating to a Relevant Group Return. The Vendor must procure that each Relevant Tax Calculation is prepared in a manner consistent with the requirements of any Tax Law, the Tax Provision and in a manner consistent with the prior practices of the Vendor and its Related Entities. In this case, the Vendor must deliver to the Purchaser a copy of the Relevant Tax Calculation as soon as it is available but no later than 10 Business Days before the Relevant Group Return is due to be filed (taking into account any extension of time to file the Relevant Group Return which has been properly obtained).

11.35	The Vendor will provide to the Purchaser, by the earlier of the date of lodgement of the Vendor Tax Consolidated Group’s 30 June 2012 income tax return or 31 May 2013, the reset asset values (to the extent there has been any resetting) of the Vendor Tax Consolidated Group insofar as they relate to assets of the Company held at Completion.

Pre-Completion Tax Event Disclosures

11.36	Except in relation to the preparation of Relevant Returns (to which clauses 11.24 to 11.28 apply) and the preparation of Relevant Group Returns (to which clauses 11.29 to 11.34 apply) the parties agree that it is the intention for the Vendor to have the right to determine, control and, where appropriate, participate in the disclosure (including manner of disclosure) of any material or information to a Government Agency and any other dealings with the Government Agency in relation to Tax, to the extent such disclosure or other dealings is in respect of any event, act, matter, transaction, amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion (Pre-Completion Tax Event).

11.37	Without limiting clause 11.36 but subject to the preceding provisions of clause 11, from and after Completion the Purchaser agrees that it will, and will procure that the Company will:

(a)	not disclose any information or material to a Government Agency in relation to a Pre-Completion Tax Event without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed), except as required by law;

(b)	not admit any liability, or enter into any agreement, compromise or settlement with a Government Agency in relation to a Pre-Completion Tax Event without the prior written consent of the Vendor (such approval not to be unreasonably withheld or delayed);

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(c)	promptly provide the Vendor with copies of any correspondence with, or material provided to or by, a Government Agency and keep the Vendor informed of any oral discussions with a Government Agency in relation to a Pre-Completion Tax Event; and

(d)	not apply for any ruling or seek any amendment of any assessment that relates to a Pre-Completion Tax Event.

Refunds

11.38	If the Purchaser, any of its Related Bodies Corporate or the Company receives, or is entitled to receive, any Tax Benefit in respect of, or by reference to, any transaction, matter or event occurring in relation to the Company on or before the Effective Time or in respect of any period or part period ending on or before the Effective Time (Tax Refund Amount), then the Purchaser must within 20 Business Days pay the Tax Refund Amount to the Vendor to the extent it has not been included in the calculation of Working Capital or is otherwise taken into account in clause 13.13.

11.39	The Purchaser must, and must procure that the Company:

(a)	provides the Vendor with all reasonable assistance required;

(b)	takes any action required by the Vendor;

(c)	not take any action without the consent of the Vendor; and

(d)	follow all directions of the Vendor,

in connection with obtaining a Tax Refund Amount.

12	Warranties

Accuracy

12.1	The Vendor represents and warrants to the Purchaser that each Warranty is true and correct at the date of this Deed and will be true and correct at Completion (except where a Warranty is given as at a particular date, in which case the Vendor warrants that the warranty is true and correct as at that particular date).

Separate Warranties

12.2	Each Warranty is a separate and independent warranty. The interpretation of any Warranty may not be restricted by reference to or inference from any other Warranty.

Indemnity for breach of Warranty

12.3	Subject to the limitations and qualifications in this Deed, the Vendor indemnifies the Purchaser Group (for itself and as trustee for each member of the Purchaser Group) against all Loss suffered or incurred by the Purchaser or the Purchaser Group, and which arises directly or indirectly out of or in connection with any breach of a Warranty given by the Vendor under clause 12.1.

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Reliance

12.4	The Vendor acknowledges that the Purchaser has relied on the Warranties in entering into this Deed.

Purchaser agreement

12.5	The Purchaser agrees that:

(a)	the Purchaser has had the opportunity to conduct due diligence in respect of the Company and the Business, including a review of the Disclosure Material;

(b)	irrespective of whether the Due Diligence was as full or exhaustive as the Purchaser would have wished, the Purchaser has nevertheless independently and without the benefit of any statement, representation, inducement or warranty (other than the Warranties and any representations, warranties and undertakings contained in the Transaction Documents) from or made by or on behalf of any Relevant Party, determined to enter into this Deed and the Transaction Documents;

(c)	the Vendor is not under any obligation to provide the Purchaser with any information on the future financial performance or prospects of the Company or the Business. If either the Purchaser has received any estimates, projections, business plans, budget information or other forecasts in respect of the Company or the Business from any Relevant Party that are not expressly covered by a Warranty, they agree that:

(i)	there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets and forecasts and they are familiar with these uncertainties;

(ii)	they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets and forecasts in respect of the Company or the Business; and

(iii)	the Relevant Parties are not liable for any Claim arising from any estimates, projections, business plans, budgets or forecasts in respect of the Company or the Business or any reliance on them;

(d)	except as expressly provided in this Deed (including in the Warranties) or in a Transaction Document, none of the Relevant Parties is liable to the Purchaser if, for whatever reason, any disclosure or information is or becomes inaccurate, incomplete or misleading in any way;

(e)	to the maximum extent permitted by law and except as expressly provided in this Deed or any Transaction Document, all terms, conditions, statements, representations and warranties (other than the Warranties or any representations and warranties contained in the Transaction Documents), whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and, to the maximum extent permitted by law, the Vendor disclaims all Liability in relation to them; and

(f)	to the maximum extent permitted by law, the Purchaser agrees not to make and waive any right they may have to make any Claim against any Relevant Party under any provision of Part 7.10 of the Corporations Act (including section 1041H of the Corporations Act), section 18 of Schedule 2 (Australian Consumer Law) of the Competition and Consumer Act 2010 (Cth), section 12DA of the Australian Securities and Investments Commission Act 2001 (Cth), or any similar provisions in the legislation of any Australian State or Territory or the Commonwealth of Australia or in any other applicable law.

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13	Limitations on Liability

Disclosure and knowledge limitations

13.1	The Purchaser may not make or bring a Warranty Claim (other than a Tax Claim) or a Transaction Document Warranty Claim in respect of any matter, and agrees the Warranties (other than the Tax Warranties) and Transaction Document Warranties are given subject to all matters:

(a)	expressly provided for in this Deed or the Transaction Documents together with the schedules and annexures to those documents;

(b)	fairly disclosed in the Disclosure Material;

(c)	which are or would be revealed by a search conducted of records open for public inspection maintained by:

(i)	the PPS Register as at 25 October 2012;

(ii)	ASIC 10 Business Days prior to the date of this Deed;

(iii)	the High Court, Federal Court or any Supreme Court of any State or Territory in Australia as at 24 October 2012;

(iv)	the Department of Lands, Land and Property Information, New South Wales as at 28 October 2012; and

(v)	IP Australia as at 24 October 2012.

13.2	The Purchaser may not make or bring a Tax Claim in respect of a Tax Warranty in respect of any matter, and agrees that the Tax Warranties are given subject to all matters, fairly disclosed in the Disclosure Letter.

Limitations on quantum

13.3	The Vendor’s total aggregate Liability for:

(a)	any Claim arising from a breach of the Title and Authority Warranties is limited to 100% of the Claim Limit;

(b)	any Tax Claim is limited to 100% of the Claim Limit;

(c)	any Specific Indemnity Claim is limited to 100% of the Claim Limit; and

(d)	any other Claim (including a Claim arising from a breach of an Environmental Warranty but excluding a Claim under clauses 2, 3, 5, 6, 7, 8, 17, 18, 19 and 20) under or in connection with this Deed or a Transaction Document Warranty Claim (other than to the extent it is a Title and Authority Warranty) is limited to 20% of the Claim Limit,

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provided that the total aggregate Liability of the Vendor for all Claims under or in connection with this Deed (including all breaches of the Warranties) and including for the avoidance of doubt any payment pursuant to clause 5.10 but excluding a Claim under clauses 2, 3, 5, 6, 7, 8, 17, 18, 19 and 20 and any Transaction Document Warranty Claim is limited to 100% of the Claim Limit.

13.4	The Purchaser may not make or bring, and the Vendor is not liable to the Purchaser for, any Warranty Claim (other than a Tax Claim) or Transaction Document Warranty Claim:

(a)	if the amount of the Warranty Claim or a Transaction Document Warranty Claim is less than $100,000 (and all Warranty Claims or Transaction Document Warranty Claims of the same or similar nature arising out of the same or similar matters will be aggregated for these purposes); and

(b)	unless and until the aggregate amount of all such Warranty Claims and Transaction Document Warranty Claims, not less than the amount referred to in clause 13.4(a), exceeds $1,000,000,

in which case the Vendor will only be liable for the excess over $1,000,000.

Time limit on Claims

13.5	The Purchaser may not make or bring, and the Vendor is not liable to the Purchaser for:

(a)	any Warranty Claim arising from a breach of the Environmental Warranties, unless the Claim has been notified to the Vendor in accordance with clause 13.7 and/or clause 13.8 (as applicable) within 60 months of the date of Completion;

(b)	any Tax Claim unless the Claim has been notified to the Vendor in accordance with clause 11.3 within 60 months of the date of Completion;

(c)	any Claim under clause 14.1(e) unless the Claim has been notified to the Vendor within 36 months of the date of Completion;

(d)	any Specific Indemnity Claim (other than a Specific Indemnity Claim under clause 14.1(e)), unless the Claim has been notified to the Vendor in accordance with clause 13.7 and/or clause 13.8 (as applicable) within 30 months of the date of Completion; or

(e)	any other Warranty Claim under or in connection with this Deed (other than a Tax Claim, a Specific Indemnity Claim or a Claim arising from a breach of the Title and Authority Warranties or the Environmental Warranties) and any Transaction Document Warranty Claim (other than a Claim arising from a breach of the Title and Authority Warranties), unless the Claim has been notified to the Vendor in accordance with clause 13.7 and/or clause 13.8 (as applicable) within 24 months of the date of Completion

13.6	The Purchaser may not make or bring, and the Vendor is not liable to the Purchaser for, any Warranty Claim under or in connection with this Deed, Tax Claim, Specific Indemnity Claim or a Transaction Document Warranty Claim, if legal proceedings in respect of the relevant Claim notified to the Vendor in accordance with clause 13.7, clause 13.8 and/ or 11.3 (as applicable) have not been commenced against the Vendor:

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(a)	in the case of a Claim that is not a Tax Claim, by being properly issued and validly served on the Vendor within 9 months of the Purchaser giving the notice of such Claim to the Vendor; or

(b)	in the case of a Tax Claim, within 66 months of Completion.

Notice of Claims

13.7	If the Purchaser becomes aware of any matter that gives or may give rise to a Warranty Claim (other than a Tax Claim) or a Specific Indemnity Claim under or in connection with this Deed or a Transaction Document Warranty Claim:

(a)	the Purchaser must give notice of the Claim to the Vendor as soon as is practicable after it so becomes aware of the matter on which the Claim is based to the extent reasonably available to the Purchaser at the date of the notice;

(b)	the notice must contain:

(i)	details of the matter that gives or may give rise to the Claim;

(ii)	if it is alleged that the matter referred to in clause 13.7(b)(i) constitutes a breach of this Deed, the basis for that allegation; and

(iii)	if reasonably practicable, an estimate of the amount of the loss, if any, arising out of the Claim or the matter that gives or may give rise to the Claim; and

(c)	the Purchaser must, following a written request from the Vendor:

(i)	provide any documentation and information in relation to the Claim to the Vendor; and

(ii)	procure that the Vendor is provided with reasonable and prompt access to the Employees, Books and Records and the premises owned or occupied by the Company,

that is reasonably necessary for the Vendor to evaluate and consider the Claim, provided that nothing in this clause 13.7 requires the Purchaser to allow the Vendor to have access to anything that is the subject of legal professional privilege or litigation privilege or has been prepared for the purpose of, or in contemplation of, the Purchaser making a Claim against the Vendor.

The rights of the Purchaser to make a Claim are not limited by any non-compliance of the Purchaser with this clause 13.7. However, the Vendor is not liable to the Purchaser for any additional Liability caused by such non-compliance.

Third Party Claims

13.8	If the matter that gives or may reasonably be expected to give rise to a Warranty Claim (other than in connection with a Tax Claim or Tax Notice) or a Transaction Document Warranty Claim or a Specific Indemnity Claim under or in connection with this Deed arises in connection with a Claim by a third party against the Company (Third Party Claim) then:

(a)	the Purchaser must notify the Vendor of the Third Party Claim as soon as reasonably practicable after the Purchaser becomes aware of the existence of the Third Party Claim;

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(b)	at the direction and expense of the Vendor, the Purchaser must either:

(i)	take, and procure the Company takes, such action (including legal proceedings or making claims under any insurance policies) as the Vendor may reasonably require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim; or

(ii)	allow the Vendor to take over the conduct of the Third Party Claim and the Purchaser:

(A)	must, and must procure that the Company, co-operates with the Vendor and does all things reasonably requested by the Vendor in respect of the Third Party Claim; and

(B)	agrees that the Vendor may take such reasonable action as it may determine regarding the Third Party Claim, including negotiating, defending, settling, compromising and appealing the Third Party Claim; and

(c)	the Purchaser must not, and must procure that the Company does not, settle, make any admission of Liability or compromises any Third Party Claim, or any matter which gives or may give rise to a Third Party Claim, without the prior written consent of the Vendor (which must not be unreasonably withheld).

Other limitations

13.9	The Purchaser may not make or bring, and the Vendor and the IP Licensors are not liable to the Purchaser for, any Warranty Claim (other than a Tax Claim) or a Transaction Document Warranty Claim (Relevant Claim) under or in connection with this Deed to the extent that:

(a)	failure to comply with obligations under the Transaction Documents: the Relevant Claim is increased as a result of a failure by the Purchaser to comply with its obligations under the Transaction Documents;

(b)	acts or omissions after Completion: the amount of the Relevant Claim is increased as a result of, any material act or omission after Completion of the Purchaser or any Related Body Corporate of the Purchaser or any person acting on behalf of the Purchaser or any Related Body Corporate of the Purchaser, other than anything done or not done in reliance on this Deed or a Transaction Document, to meet a legal obligation, to meet a contractual obligation under an agreement existing at the date of Completion or done in the period after Completion in the ordinary course of business;

(c)	authorised acts or omissions: the amount of the Relevant Claim is increased as a result of, an act or omission:

(i)	carried out in accordance with the written request or with the written approval of the Purchaser or any of its Related Bodies Corporate prior to Completion; or

(ii)	which is expressly required or specifically contemplated by this Deed or any Transaction Document;

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(d)	specific provision in Accounts or Final Completion Accounts: a specific allowance, provision or reserve has been made for the matter that gives or may give rise to the Relevant Claim in the Accounts or in the Final Completion Accounts;

(e)	breach remedied: the breach giving rise to the Relevant Claim is capable of remedy and, within 45 days after receiving notice of the Relevant Claim in accordance with clause 13.7 and/or clause 13.8 (as applicable), the Vendor remedies the breach to the reasonable satisfaction of the Purchaser;

(f)	insurance: the loss or damage giving rise to the Relevant Claim is recovered by the Purchaser under any contract of insurance;

(g)	contingent liability: the loss or damage giving rise to the Relevant Claim is contingent, prospective, not ascertained or ascertainable, unless and until such loss becomes an actual liability and is due and payable by the Purchaser or the Purchaser Group;

(h)	consequential loss: the Relevant Claim is for special, indirect or consequential loss or damage;

(i)	loss of profit: the Relevant Claim is for direct or indirect loss of profits;

(j)	changes in law: the Relevant Claim arises as a result of or would not have arisen except as a result of:

(i)	the enactment or amendment of any legislation (including legislation which takes effect retrospectively);

(ii)	any change in the judicial interpretation of any law;

(iii)	any judgement that is delivered (other than any judgment in relation to a Claim under or in connection with this Deed or any Transaction Document); or

(iv)	any change in the published practice, policy or rulings of any Government Agency,

in each case after the date of this Deed;

(k)	changes in Tax: the Relevant Claim arises from, or to the extent the amount of the Relevant Claim is increased as a result of, a change in the rate of Tax or the method of calculating the rate of Tax after the date of Completion;

(l)	changes in accounting: the Relevant Claim arises from, or to the extent the amount of the Relevant Claim is increased as a result of, any change in the accounting policies or procedures of the Company after Completion unless such change is required to enable the Company to comply with applicable legal or accounting requirements under the Accounting Standards; or

(m)	mitigation: the Relevant Claim arises from, or to the extent it is increased as a result of, a failure by the Purchaser or any of its Related Entities to take reasonable steps to mitigate their loss or damage and then only to the extent of such failure.

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Third party recovery

13.10	If after the Vendor or an IP Licensor (as the case may be) has made any payment to the Purchaser for a breach of this Deed or any Claim under or in connection with this Deed (other than a Claim under clauses 2, 3, 5, 6, 7, 8, 17, 18, 19 and 20) or any Transaction Document Warranty Claim, and the Purchaser or a Related Body Corporate of the Purchaser is entitled to recover any sum from a third party in respect of the liability that resulted in the payment becoming due from the Vendor to the Purchaser or its Related Bodies Corporate, then the Purchaser or its Related Body Corporate (as applicable) must use its reasonable endeavours to recover the sum from the third party (including from an insurer or under any indemnity or guarantee).

13.11	If the Vendor or an IP Licensor (as the case may be) has paid any amount to the Purchaser or the Company in respect of any Claim under or in connection with this Deed (other than a Claim under clauses 2, 3, 5, 6, 7, 8, 17, 18, 19 and 20) or a Transaction Document Warranty Claim, and the Purchaser or the Company receives any sum (whether by payment, discount, credit or otherwise) in respect of the same matter giving rise to the Claim from any third party (including any insurer or under an indemnity or guarantee) within 60 months of the date of this Deed, then the Purchaser must pay, or must procure that the Company pays, to the Vendor an amount equal to the lesser of:

(a)	the amount paid by the Vendor in respect of the Claim; and

(b)	the value of the sum received by the Purchaser or the Company from the third party,

in each case, less all reasonable costs (including any net Tax cost after taking into account any tax benefit that arises by virtue of a payment to the Vendor under this clause) incurred by the Purchaser Group in respect of such amount.

No double recovery

13.12	The Purchaser will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, Liability or breach of this Deed or any Transaction Document.

Corresponding benefit

13.13	The Liability of the Vendor for any Warranty Claim, Tax Claim or Transaction Document Warranty Claim will be reduced to the extent of the value of any benefit accruing to the Purchaser or the Company within 60 months of the date of this Deed as a result of the matter giving rise to the Claim. A benefit will include:

(a)	the amount of Tax Benefit that the Purchaser, any of its Related Bodies Corporate or the Company is entitled to receive; and

(b)	the amount by which any Tax that the Purchaser, any of its Related Bodies Corporate or the Company is or may be liable to be assessed or made accountable for is reduced or extinguished (directly or indirectly) as a consequence of the matter.

No right to terminate or rescind

13.14	Except as otherwise provided in this Deed, a party may not terminate or rescind this Deed between the date of this Deed and Completion or at any time after Completion.

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Changes to Purchase Price

13.15	If the Vendor pays any sum to the Purchaser in respect of a Warranty Claim, Transaction Document Warranty Claim, Tax Claim or Special Indemnity Claim, the payment is to be treated as a reduction in the Purchase Price.

13.16	If the Purchaser pays any sum to the Vendor in respect of a Claim under or in connection with this Deed or a Transaction Document Warranty Claim, the payment is to be treated as an increase in the Purchase Price.

Exclusion of officers and employees from Liability

13.17	From Completion, the Purchaser must not make or bring, and must to the extent permitted by law ensure that the Company does not make or bring, any Claim against any of the present or former directors, company secretaries or employees of the Company in respect of any act or omission on the part of that director, company secretary or employee before Completion which arise out of the negotiation of or subject matter of this Deed, other than any matter arising from the fraud, wilful misconduct or dishonesty of that director, company secretary or employee. The Purchaser agrees that this clause is for the benefit of those directors, company secretaries and employees, and is held on trust for them by the Vendor.

13.18	The Purchaser must procure that the Company takes all steps reasonably required to maintain the Existing D&O Cover or maintain insurance cover in respect of the directors and company secretaries of the Company as at the date of this Deed on no less favourable terms than the terms of the Existing D&O Cover including run-off cover, including making all payments required. The Purchaser agrees that this clause is for the benefit of those directors and company secretaries, and is held on trust for them by the Vendor.

13.19	From Completion, the Vendor must not make or bring, and must ensure that no Associate of the Vendor makes or brings, any Claim against any of the present or former directors or employees of the Company (Purchaser Released Persons) in respect of any act or omission on the part of that director or employee before Completion, other than any matter arising from the fraud, wilful misconduct or dishonesty of that director or employee. The Vendor agrees that this clause is for the benefit of the Purchaser Released Persons, and is held on trust for them by the Purchaser.

14	Indemnities from Vendor

14.1	With effect on and from Completion, the Vendor must pay to the Purchaser on demand an amount equal to the amount needed to indemnify each of the Purchaser and each member of the Purchaser Group (for whom the Purchaser enters into this clause 14 as trustee) against any Liability or loss suffered or incurred in respect of:

(a)	any Transaction Costs to the extent not already paid or provided or otherwise accounted for in the Final Completion Accounts and not included in the calculation of the Adjustment Amount;

(b)	any Financial Debt existing on or prior to Completion not being repaid or discharged in full on or prior to Completion to the extent not provided or otherwise accounted for in the Final Completion Accounts and not included in the calculation of the Adjustment Amount;

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(c)	any equity or equity based plans offered to Employees or other current or former Employees of the Company;

(d)	any Liability arising under, or pursuant to the Business Transfer Agreement or the sale of the Business and Assets by the SL Partnership to SL Australia (including any failure to obtain third party consents to the assignment, transfer or novation of any contracts relevant to the Business and the ownership and rights to use any Assets not being transferred by SL Partnership to SL Australia or by SL Australia to the Company), other than to the extent provided or otherwise accounted for in the Accounts or the Final Completion Accounts, including with respect to any Duty being payable as a result of the revocation or clawback of any exemption, concession or other relief previously provided by any Government Agency, or any increase in Duty, relating to the Business Transfer Agreement (excluding any Duty that arises as a result of the Purchaser breaching clause 9).

(e)	any management order, demand or notice being issued by a Government Agency to remediate any Contamination of the Premises arising directly or indirectly from any act, event or circumstance relating to the loss of ammonia or any other chemical contaminant prior to Completion provided that such order, demand or notice is not issued as a result of any unreasonable action having been taken by the Company (after Completion) or by the Purchaser to involve a Government Agency (for the avoidance of doubt it will not be an unreasonable action for the Company or Purchaser to take any action required to comply with any applicable law);

(f)	any Product Recall in respect of any products sourced, manufactured or supplied by the Company or Business prior to Completion net of amounts actually recovered by the Purchaser Group under any insurance policy issued in the name of the Company (less all reasonable costs incurred by the Purchaser Group in respect of such amount);

(g)	any Liability arising in respect of the termination of the lease for the premises at premises at Shop 1, 167-179 Shaws Road, Werribee, Victoria;

(h)	any legal costs associated with the Enrico Claim, not covered by insurance;

(i)	any invoiced costs from unclaimed trade promotions which occurred more than 1 year before the date of this Deed, other than Losses that are triggered or increased as a result of actions taken by the Purchaser following Completion; or

(j)	the Company not:

(i)	owning and possessing all right, title and interest in or to; or

(ii)	having the right to use,

all recipes and formulae (including all related Know-how and Intellectual Property) in respect of products manufactured or supplied by the Company or Business prior to Completion, free from any Security Interest.

Unilever

14.2	As soon as is reasonably practicable after Completion, the Company must use reasonable endeavours to obtain consent to the change of control of the Company (arising from the sale of the Sale Shares) from the counterparty to the Unilever Contract (Unilever).

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14.3	If, within six months of the Completion Date:

(a)	the Company has not obtained consent to the change of control of the Company (arising from the sale of the Sale Shares) from Unilever; and

(b)	Unilever terminates the Unilever Contract (other than for breach or default by the Purchaser of the Unilever Contract),

then, the Vendor will immediately on demand from the Purchaser, pay the Purchaser $500,000 as a reduction in the Purchase Price. The Vendor indemnifies each of the Purchaser and each member of the Purchaser Group (for whom the Purchaser enters into this clause 14 as trustee) against any Liability or loss suffered or incurred in respect of any failure by the Vendor to pay any amounts owing by the Vendor to the Purchaser under this clause 14.3.

15	Other warranties and indemnity

Purchaser’s warranties

15.1	The Purchaser warrants to the Vendor that each statement contained in Part A of Schedule 3 is true and correct at the date of this Deed and at Completion.

IP Purchaser’s warranties

15.2	The IP Purchaser warrants to the Vendor that each statement contained in Part B of Schedule 3 is true and correct at the date of this Deed and at Completion.

IP Licensors’ warranties

15.3	Each IP Licensor warrants to the Purchaser that each statement contained in Part C of Schedule 3 is true and correct at the date of this Deed and at Completion.

16	Purchaser guarantee and indemnity

Consideration

16.1	The Purchaser agrees it has entered into this Deed for valuable consideration including the Vendor, at the request of the Purchaser, entering into this Deed.

Guarantee

16.2	The Purchaser unconditionally and irrevocably guarantees the due and punctual performance by the IP Purchaser of the Guaranteed Purchaser Obligations.

Vendor’s right to demand

16.3	If the IP Purchaser defaults in the performance of the Guaranteed Purchaser Obligations in accordance with this Deed or the Transaction Documents, the Purchaser must perform the Guaranteed Purchaser Obligations immediately on demand by the Vendor.

Principal debtor

16.4	If the Guaranteed Purchaser Obligations are not fully enforceable against or not fully recoverable from the IP Purchaser as debtor or from the Purchaser as surety for any reason, including:

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(a)	any legal limitation, disability or lack of capacity, power or authority affecting the Purchaser, the IP Purchaser or an improper exercise of power or authority by any person; or

(b)	any provision of this Deed or a Transaction Document or any transaction relating to the Guaranteed Purchaser Obligations being or becoming void, voidable, unenforceable or time-barred,

the Guaranteed Purchaser Obligations:

(c)	are recoverable from, or enforceable against, the Purchaser as though they had been incurred and owing by the Purchaser and the Purchaser was the sole and principal debtor in respect of the Guaranteed Purchaser Obligations; and

(d)	must be paid or performed by the Purchaser on demand by the Vendor.

Indemnity

16.5	The Purchaser unconditionally and irrevocably indemnifies the Vendor, Vendor Guarantor Saramar, and the SPV Licensor against all Claims arising directly or indirectly from, or which the Vendor, Saramar, Vendor Guarantor or the SPV Licensor suffers or incurs in connection with:

(a)	the failure of the Purchaser or the IP Purchaser to punctually comply with or perform its obligations or purported obligations under or in connection with this Deed or a Transaction Document;

(b)	any representation or warranty made by the Purchaser or the IP Purchaser under this Deed or a Transaction Document being or becoming untrue or misleading; or

(c)	the exercise or attempted exercise by the Vendor of a right or power under this clause 16.

16.6	The indemnity in clause 16.5 remains in effect even if the guarantee under clause 16.2 is not or ceases to be valid or enforceable against the Purchaser for any reason.

16.7	The Purchaser must immediately on demand by the Vendor pay to the Vendor any amount certified by the Vendor as payable under clause 16.5.

Continuing and independent guarantee and indemnity

16.8	The guarantees and indemnities in this clause 16:

(a)	are continuing obligations;

(b)	survive termination of this Deed;

(c)	extend to cover this Deed or a Transaction Document as amended, varied or replaced, whether with or without the consent of the Purchaser;

(d)	are independent of, and not in substitution for or affected by, another security interest or guarantee or other document or agreement which the Vendor or another person may hold concerning the Guaranteed Purchaser Obligations; and

(e)	continue in full force and effect until all of the Guaranteed Purchaser Obligations and all of the Purchaser’s obligations under or in connection with this Deed have been irrevocably performed in full, regardless of any intermediate payment or discharge in whole or in part.

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Enforcement against the Purchaser

16.9	It is not necessary for the Vendor to incur expense or make payment before enforcing a right of indemnity under this clause 16.

16.10	The Vendor may enforce this clause 16 against the Purchaser without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Purchaser Obligations.

16.11	The Purchaser waives any rights that it may have to require the Vendor (or any other person for whose benefit the guarantee and indemnity in this clause 16 is given) to commence proceedings, or enforce any other right, against the IP Purchaser or any other person before claiming under this clause 16.

Obligations of Purchaser unaffected

16.12	The Purchaser’s obligations under this Deed are not released or discharged by:

(a)	an Insolvency Event occurring in respect of the IP Purchaser or the Purchaser;

(b)	any time, waiver, consent, indulgence or other concession granted to the Purchaser or the IP Purchaser;

(c)	a release, forbearance to sue, discharge, relinquishment, compounding or compromising of the obligations of any party to this Deed or of the Vendor or in respect of the Guaranteed Purchaser Obligations;

(d)	any change in the constitution of the IP Purchaser or the Purchaser or their absorption in, amalgamation with or merger into, or the acquisition of all or part of their undertaking by, any other person;

(e)	an amendment of, supplement to or replacement of the obligations of any party to this Deed or of the Vendor including any amendment, supplement or replacement under which the IP Purchaser’s obligations are increased, the IP Purchaser incurs additional obligations or the time and method of payment by the IP Purchaser is varied;

(f)	an obligation of any party to this Deed or of the Vendor being or becoming illegal, void, voidable or unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of the Vendor and whether this Deed is void ab initio or is subsequently avoided);

(g)	any part of the Guaranteed Purchaser Obligations being or becoming irrecoverable or never having been recoverable;

(h)	a rule of law or equity to the contrary;

(i)	the partial performance of the Guaranteed Purchaser Obligations;

(j)	the Vendor granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the IP Purchaser or the Purchaser of any obligation; or

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(k)	another thing happening that might otherwise release, discharge or affect the obligations of the Purchaser under this Deed.

17	Vendor Guarantee and indemnity

Consideration

17.1	The Vendor Guarantor agrees it has entered into this Deed for valuable consideration including the Purchaser and the IP Purchaser (Purchaser Party), at the request of the Vendor Guarantor, entering into this Deed.

Guarantee

17.2	The Vendor Guarantor unconditionally and irrevocably guarantees the due and punctual performance by the Vendor, Saramar and the SPV Licensor (Vendor Parties) of the Guaranteed Vendor Obligations.

Purchaser’s right to demand

17.3	If a Vendor Party defaults in the performance of the Guaranteed Vendor Obligations in accordance with this Deed or the Transaction Documents, the Vendor Guarantor must perform the Guaranteed Vendor Obligations immediately on demand by a Purchaser Party.

Principal debtor

17.4	If the Guaranteed Vendor Obligations are not fully enforceable against or not fully recoverable from a Vendor Party as debtor or from the Vendor Guarantor as surety for any reason, including:

(a)	any legal limitation, disability, or lack of capacity, power or authority affecting a Vendor Party or the Vendor Guarantor or an improper exercise of power or authority by any person; or

(b)	any provision of this Deed or a Transaction Document or any transaction relating to the Guaranteed Vendor Obligations being or becoming void, voidable, unenforceable or time-barred,

then the Guaranteed Vendor Obligations:

(c)	are recoverable from, or enforceable against, the Vendor Guarantor as though they had been incurred and owing by the Vendor Guarantor and the Vendor Guarantor was the sole and principal debtor in respect of the Guaranteed Vendor Obligations; and

(d)	must be paid or performed by the Vendor Guarantor on demand by a Purchaser Party.

Indemnity

17.5	The Vendor Guarantor unconditionally and irrevocably indemnifies each Purchaser Party against all Claims arising directly or indirectly from, or which any Purchaser Party suffers or incurs in connection with:

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(a)	the failure of the Vendor Guarantor or a Vendor Party to punctually comply with or perform their obligations or purported obligations under or in connection with this Deed or a Transaction Document;

(b)	any representation or warranty made by the Vendor Guarantor or a Vendor Party under this Deed or a Transaction Document being or becoming untrue or misleading; or

(c)	the exercise or attempted exercise by a Purchaser Party of a right or power under this clause 17.

17.6	The indemnity in clause 17.5 remains in effect even if the guarantee under clause 17.2 is not or ceases to be valid or enforceable against the Vendor Guarantor for any reason.

17.7	The Vendor Guarantor must immediately on demand by a Purchaser Party pay to a Purchaser Party any amount certified by the Purchaser party as payable under clause 17.5.

Continuing and independent guarantee and indemnity

17.8	The guarantees and indemnities in this clause 17:

(a)	are continuing obligations;

(b)	survive termination of this Deed;

(c)	extend to cover this Deed or a Transaction Document as amended, varied or replaced, whether with or without the consent of the Vendor Guarantor;

(d)	are independent of, and not in substitution for or affected by, another security interest or guarantee or other document or agreement which a Purchaser Party or another person may hold concerning the Guaranteed Vendor Obligations; and

(e)	continue in full force and effect until all of the Guaranteed Vendor Obligations and all of the Vendor Guarantor’s obligations under or in connection with this Deed have been irrevocably performed in full, regardless of any intermediate payment or discharge in whole or in part.

Enforcement against the Vendor Guarantor

17.9	A Purchaser Party is not required to incur expense or make payment before enforcing a right of indemnity under this clause 17.

17.10	A Purchaser Party may enforce this clause 17 against the Vendor Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Vendor Obligations.

17.11	The Vendor Guarantor waives any rights that it may have to require a Purchaser Party (or any other person for whose benefit the guarantee and indemnity in this clause 17 is given) to commence proceedings, or enforce any other right, against a Vendor Party or any other person before claiming under this clause 17.

Obligations of Vendor Guarantor unaffected

17.12	The Vendor Guarantor’s obligations under this Deed are not released or discharged by:

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(a)	an Insolvency Event occurring in respect of any one or more of the Vendor Parties or the Vendor Guarantor;

(b)	any time, waiver, consent, indulgence or other concession granted to a Vendor Party;

(c)	a release, forbearance to sue, discharge, relinquishment, compounding or compromising of the obligations of any party to this Deed or of a Purchaser Party or in respect of the Guaranteed Vendor Obligations;

(d)	any change in the constitution of a Vendor Party or the Vendor Guarantor or their absorption in, amalgamation with or merger into, or the acquisition of all or part of their undertaking by, any other person;

(e)	an amendment of, supplement to or replacement of the obligations of any party to this Deed or of a Purchaser Party including any amendment, supplement or replacement under which a Vendor Party’s obligations are increased, a Vendor Party incurs additional obligations or the time and method of payment by a Vendor Party is varied;

(f)	an obligation of any party to this Deed or of a Purchaser Party being or becoming illegal, void, voidable or unenforceable (whether by reason of a legal limitation, disability or incapacity on the part of a Purchaser Party and whether this Deed is void ab initio or is subsequently avoided);

(g)	any part of the Guaranteed Vendor Obligations being or becoming irrecoverable or never having been recoverable;

(h)	a rule of law or equity to the contrary;

(i)	the partial performance of the Guaranteed Vendor Obligations;

(j)	a Purchaser Party granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing a Vendor Party or the Vendor Guarantor of any obligation; or

(k)	another thing happening that might otherwise release, discharge or affect the obligations of the Vendor Guarantor under this Deed.

18	Non competition

18.1	In this clause 18:

(a)	Restrained Business means any business that is the same as or similar to the Business or that competes within the Restraint Area with or is likely to compete with the Business or a substantial part of the Business;

(b)	Restraint Area means:

(i)	Australia and New Zealand;

(ii)	Australia;

(iii)	New South Wales, Victoria and Queensland; and

(iv)	New South Wales; and

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(c)	Restraint Period means:

(i)	the period of 3 years after Completion;

(ii)	the period of 2 years after Completion; and

(iii)	the period of 1 year after Completion.

18.2	During the Restraint Period in the Restraint Area, each of the Vendor and the Vendor Guarantor must not either directly or indirectly:

(a)	operate, participate in, or promote a Restrained Business in any capacity or manner;

(b)	have any kind of interest in or be concerned with a Restrained Business;

(c)	seek or gain the custom of a person who was a customer of the Business in the Restraint Area at any time during the period of 12 months before Completion, in order to carry on business in competition with the Business;

(d)	approach an employee or contractor of the Company with a view to encouraging them to leave their employment or engagement; or

(e)	use any Intellectual Property Rights or intellectual property rights which would infringe any Intellectual Property Rights used by the Company at any time during the period of 12 months before Completion other than as contemplated in the IP Licence Agreements, and the Vendor and Vendor Guarantor must ensure that none of the Vendor Associates do any of the things listed in clauses 18.2(a) to 18.2(e).

18.3	During the Restraint Period, the Vendor and Vendor Guarantor must not knowingly do anything that adversely affects the Business or the goodwill of the Business.

18.4	The restraint in clause 18.2 applies to the Vendor or any Vendor Associate acting:

(a)	either alone or in partnership or association with another person;

(b)	as principal, agent, representative, director, officer or employee;

(c)	as member, shareholder, debenture holder, note holder or holder of any other security;

(d)	as trustee of or as a consultant or adviser to any person (other than the Purchaser or any Related Body Corporate of the Purchaser); or

(e)	in any other capacity.

18.5	Each:

(a)	covenant in the subclauses and paragraphs of this clause 18;

(b)	paragraph of the Restraint Period definition; and

(c)	paragraph of the Restraint Area definition,

is a separate and independent covenant by the Vendor and Vendor Guarantor. They can be combined, and each combination is a separate restraint. If a restraint is illegal, void or unenforceable, this Deed is to be interpreted as if that restraint was omitted but that does not affect the other restraints.

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18.6	If a court of competent jurisdiction determines that, in relation to any of the several restraints in clause 18.2, the Restraint Period is unreasonably long but that a shorter period would be lawful and reasonable, or the Restrained Area is to broad but a narrower area would be lawful or reasonable then the restraints are to be read down so as to refer to that shorter period or narrower geographical area in the cascading order set out in clause 18.1, or as the court considers valid in respect of those restraints.

18.7	The Vendor agrees that, given the interests of the Vendor, Vendor Guarantor and the Purchaser, each restraint in this clause 18 is necessary to protect the goodwill of the Company and is reasonable.

18.8	The Vendor and Vendor Guarantor acknowledge that that they have received valuable consideration in agreeing to the restraint in this clause 18.

18.9	Despite anything in this Deed, the Purchaser may commence court proceedings in relation to any dispute or Claim arising under this clause 18 where the Purchaser seeks urgent interlocutory relief.

18.10	Despite clause 18.2, after Completion the Vendor and Vendor Guarantor may hold less than 5% of the issued shares or units of a body corporate or unit trust listed on a stock market, even if that body corporate or unit trust is involved directly or indirectly in the Restrained Business. This is the only exception to the restraint of trade the Purchaser accepts under this clause 18.

19	Names and Intellectual Property

19.1	Within 2 months of Completion, the Vendor must not (and must procure that each Vendor Associate does not) use a logo, mark or name (including a company name or business name) which includes the words “Sara Lee” in Australia or New Zealand in relation to all goods in classes 29 and 30 of the International Classification of Goods and Services for the Purposes of Registration of Marks (Nice Classification) and retailing, wholesaling and distribution of food services in class 35 of the Nice Classification.

19.2	Nothing in this Deed, or the Transaction Documents shall prevent the Purchaser or its affiliates conducting its usual business under any other name not substantially identical or deceptively similar to any Licensed Trademark as defined in an IP License Agreement or using its Intellectual Property.

20	Confidentiality and announcements

Confidentiality

20.1	Each party must keep confidential the terms of this Deed and the contents of all negotiations leading to the preparation of this Deed, and must not disclose or discuss any of that information except:

(a)	with the prior written approval of each other party;

(b)	to the extent required by that party’s directors, officers, employees, professional advisers or financiers in relation to the preparation and performance of this Deed or the provision of finance for completion of the transactions contemplated by this Deed;

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(c)	to the extent that that information is available in the public domain or is known or becomes known to that party from a source independent of each other party; or

(d)	to the extent required by law or a stock exchange.

Confidentiality Agreement

20.2	The parties agree and acknowledge that they are bound by the terms of the Confidentiality Agreement except that the terms of this Deed will prevail over the Confidentiality Agreement to the extent of any inconsistency. For the avoidance of doubt, any information that is contained in the Books and Records will from Completion:

(a)	cease to be Confidential Information (as that expression is defined in the Confidentiality Agreement); and

(b)	be the confidential information of the Purchaser and must not be disclosed or used by the Vendor or a Relevant Party except with the consent of the Purchaser.

Agreed announcements

20.3	The Vendor, the Vendor Guarantor and the Purchaser may make an announcement about the transactions contemplated in this Deed to the media in the form agreed by the Vendor and the Purchaser.

20.4	The parties may make further announcements and disclosures about the transactions contemplated in this Deed in the form agreed by the Vendor, the Vendor Guarantor and the Purchaser to the extent:

(a)	reasonably necessary to communicate such information to the media and equity market analysts, provided that the announcements and disclosures are consistent with, and do not contain any Confidential Information that has not been disclosed in, any announcement made under clause 20.3; and

(b)	it is required to be disclosed by a party by law, provided that party must, and to the extent that it does not conflict with its obligations under any law, order or rule:

(i)	immediately notify the other party of the requirement to disclose the information and provide full details of the circumstances of the proposed disclosure;

(ii)	consult with the other party regarding the form of the proposed disclosure and give that other party:

(A)	a reasonable opportunity to challenge the requirement, including in a court of law or other appropriate body; and

(B)	give all reasonable assistance and co-operation which the other party considers necessary to prevent or minimise disclosure of the Confidential Information; and

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(iii)	only disclose the minimum amount of information required to comply with the applicable law, order or rule and which its external legal advisers have advised in writing is legally required to be disclosed.

Announcement of sale

20.5	As soon as reasonably practicable after the Completion Date, the Purchaser must at its expense send to each material customer, client and supplier of the Business as at Completion a notice in agreed form announcing the sale of the Business and the Assets.

Personal Information

20.6	The Vendor and the Purchaser must provide one another with any assistance reasonably necessary to comply with their respective obligations under all applicable Privacy Laws in connection with Personal Information used or disclosed in connection with this Deed.

Survival

20.7	This clause 20 survives the termination of this Deed.

21	GST

21.1	Terms defined in the GST Act have the same meanings when used in this clause 21.

21.2	Unless expressly provided otherwise, any sum payable or amount used in the calculation of a sum payable under this Deed has been determined without regard to GST and must be increased on account of any GST payable under this clause 21.

21.3	If any GST is payable on any taxable supply made under this Deed to the recipient by the supplier, the recipient must pay the GST to the supplier on the earlier of the time of making payment of any monetary consideration on which the GST is calculated and the issue of an invoice relating to the taxable supply.

21.4	The recipient must pay the GST in the same manner as the manner of making payment of any monetary consideration on which the GST is calculated.

21.5	The supplier must provide as a precondition for payment by the recipient of the GST, a tax invoice or a document that the Commissioner will treat as a tax invoice.

21.6	The amount recoverable on account of GST under this clause 21 by the supplier will include any fines, penalties, interest and other charges incurred as a consequence of late payment or other default by the recipient under this clause 21.

22	Notices

Requirements

22.1	Any notice or other communication including any request, demand, consent or approval, to or by a party to this Deed must be:

(a)	in legible writing and in English;

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(b)	addressed to the recipient at the address, e-mail address or facsimile number set out below or to any other address, e-mail address or facsimile number as that party may notify to the other parties:

to the Vendor, Saramar or the Vendor Guarantor:

Address:	c/- The Hillshire Brands Company 400 S. Jefferson, Chicago IL 60607 UNITED STATES OF AMERICA

Attention:	General Counsel

E-mail:	Kent.Magill@hillshirebrands.com

Facsimile no:	+1 630 598 8535

to the Purchaser:

Address:	Ring Road, Wendouree, Victoria, AUSTRALIA, 3355

Attention:	Steve Yung Managing Director

E-mail:	sayung@mccain.com.au

Facsimile no:	+ 61 3 5338 0471

with a copy to:

Ms Christa Wessel

Chief Legal Officer

McCain Foods Limited

439 King Street West,

5th Floor, Toronto, ON M5V 1K4

Canada

Christa Wessel - christa.wessel@mccain.ca

Mr David Forgay and

Mr Brian McClelland

c/o McCain Foods Limited

5th Floor, 439 King Street West

Toronto, ON M5V 1K4

Canada

David Forgay - david.forgay@mccain.ca

Brian McClelland - brian.mcclelland@mccain.ca

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to the IP Purchaser:

Address:	Havers Hill, Scarborough, North Yorkshire, United Kingdom, Y011 3BS

Attention:	Geoff Dent, Director

E-mail:	gdent @mccain.co.uk

Facsimile no:	+44 1723 581230

with a copy to:

Ms Christa Wessel

Chief Legal Officer

McCain Foods Limited

439 King Street West,

5th Floor, Toronto, ON M5V 1K4

Canada

Christa Wessel - christa.wessel@mccain.ca

Mr David Forgay and

Mr Brian McClelland

c/o McCain Foods Limited

5th Floor, 439 King Street West

Toronto, Ontario

Canada

David Forgay - david.forgay@mccain.ca

Brian McClelland - brian.mcclelland@mccain.ca

(c)	signed by the party or where the sender is a company by an authorised officer of that company or under the common seal of that company;

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia), email or facsimile; and

(e)	if sent by email, in a form which:

(i)	identifies the sender;

(ii)	is electronically signed by the sender or an authorised officer of the sender; and

(iii)	clearly indicates the subject matter of the notice in the subject heading of the email,

provided that the recipient has not provided written notice to the other parties confirming that it does not wish to receive notices by email.

22.2	The parties consent to the method of signature contained in clause 22.1(e) and agree that it satisfies the requirements of applicable law for signature on service of notice by email.

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Receipt

22.3	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed as being given by the sender and duly received by the addressee:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by prepaid post, three Business Days (if posted within Australia to an address in Australia) or 10 Business Days (if posted from one country to another) after the date of posting;

(c)	if sent by facsimile, at the time shown on the transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number; or

(d)	if sent by email, when the sender receives an automated message confirming delivery or four hours after the email is sent (as recorded on the device from which the sender sent the email), unless the sender receives an automated message that the email has not been delivered, whichever occurs first, but if a notice is served by hand, or is received by the recipient’s facsimile or via e-mail on a day which is not a Business Day, or after 5:00pm (recipient’s local time) on a Business Day, the notice is deemed to be duly received by the recipient at 9.00am (recipient’s local time) on the first Business Day after that day.

23	General provisions

Entire agreement

23.1	This Deed together with the Confidentiality Agreement and the Transaction Documents is the entire agreement of the parties about the subject matter of this Deed and supersedes any representations, negotiations, arrangements, understandings or agreements and all other communications.

Costs

23.2	Except as expressly provided otherwise in this Deed, each party must pay its own costs in respect of this Deed and the documents and transactions contemplated by this Deed.

Stamp duty

23.3	The Purchaser must pay all stamp duty (including fines and penalties) in relation to the execution and performance of this Deed and all Transaction Documents.

No merger

23.4	The warranties, other representations and covenants by the parties in this Deed are continuing and will not merge or be extinguished on Completion.

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Indemnities

23.5	The indemnities contained in this Deed are:

(a)	continuing obligations of the parties, separate and independent from their other obligations, and survive the termination of this Deed; and

(b)	absolute and unconditional and unaffected by anything which otherwise might have the effect of prejudicing, releasing, discharging or affecting in any other way the Liability of the party giving the indemnity.

23.6	It is not necessary for a party to incur expense or make a payment before enforcing a right of indemnity under this Deed.

Payments

23.7	Except as expressly set out in this Deed, where an amount is required to be paid to a party by another party under this Deed, that amount must be paid unconditionally, without demand, deduction, withholding, set-off or counterclaim.

Effect of termination

23.8	If this Deed is terminated by any party, then in addition to any other rights, powers or remedies provided at law or in equity:

(a)	each party is released from its obligations under this Deed other than under the Continuing Provisions;

(b)	each party retains the rights it has against any other party in connection with any breach or Claim that has arisen on or before termination; and

(c)	without limiting the Purchaser’s obligations under the Confidentiality Agreement, the Purchaser must return to the Vendor (or at its direction) all documents and other materials in any medium in its possession or under its control which contain any Confidential Information, including the Books and Records.

Invalid or unenforceable provisions

23.9	If a provision of this Deed is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	it does not affect the validity or enforceability of:

(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions of this Deed.

Inconsistent agreements

23.10	If a provision of this Deed is inconsistent with a provision of the Confidentiality Agreement or any Transaction Document, the provision of this Deed prevails to the extent of the inconsistency.

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Waiver and exercise of rights

23.11	A waiver by a party of a provision or a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

23.12	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

23.13	A single or partial exercise of a right by a party does not preclude another or further exercise or attempted exercise of that right or the exercise of another right.

23.14	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

Amendment

23.15	This Deed and any other agreement or document referred to in this Deed or executed in connection with this Deed (including the Transaction Documents) may be amended only by a document signed by the parties to those agreements.

Counterparts

23.16	This Deed may be signed in counterparts and all counterparts taken together constitute one document.

Further assurances

23.17	Each party must, at its own expense, whenever requested by another party, promptly do everything reasonably necessary to give full effect to this Deed and the transactions contemplated by this Deed.

23.18	If the Purchaser determines that this Deed contains or creates a Security Interest for the purposes of the PPSA, the Purchaser must consult with the Vendor in relation to what steps (if any) it may take to ensure that the Security Interest is enforceable, perfected and otherwise effective. The Purchaser must not apply for any registration, or give any notification, in relation to any Security Interest or disclose a copy of this Deed without the prior written consent of the Vendor (which will not be unreasonably withheld).

No PPSA notice required unless mandatory

23.19	The Vendor does not need to give any notice under the PPSA (including a notice of a Verification Statement) unless the notice is required by the PPSA and cannot be excluded.

Exclusion of certain PPSA provisions

23.20	To the extent permitted by law, the sections of the PPSA listed in section 115(1) of the PPSA will not apply on the enforcement by the Vendor of any Security Interest provided for, created or evidenced by this Deed.

Assignment

23.21	A party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Deed without the prior written consent of the other parties.

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Rights cumulative

23.22	The rights, remedies and powers of the parties under this Deed are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

Consents and approvals

23.23	A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Deed expressly provides otherwise.

Supervening legislation

23.24	Any future legislation which operates to vary the rights or obligations of a party under this Deed is excluded unless its exclusion is prohibited or rendered ineffective by law.

Governing law and jurisdiction

23.25	This Deed is governed by the laws of New South Wales. Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives any claim or objection based on absence of jurisdiction or inconvenient forum.

Service of process

23.26	Each party agrees that a document required to be served in proceedings relating to or concerning this Deed may be served at its address for service of notices under clause 22.

Agent for service

23.27	The IP Purchaser irrevocably appoints Norton Rose Australia of Level 18, 225 George Street, Sydney, NSW, Australia as its agent to receive and acknowledge on its behalf service of any document relating to any legal or administrative proceeding, procedure, suit or action relating to or arising out of this Deed. The IP Purchaser agrees that any service of any such document on the Norton Rose Australia will be treated as effective service on it for all purposes subject to a copy being provided to the IP Purchaser in accordance with clause 22. If Norton Rose Australia cease to be able to act as agent for the IP Purchaser, the IP Purchaser must first agree to appoint a new process agent in Australia and deliver to the other parties, prior to the existing agent ceasing to act, a copy of a written acceptance of the appointment by the process agent.

Vendor Agent for service

23.28	Each of Saramar and Vendor Guarantor irrevocably appoints Baker & McKenzie of Level 27, A.M.P. Centre, 50 Bridge Street, Sydney, NSW, Australia as its agent to receive and acknowledge on its behalf service of any document relating to any legal or administrative proceeding, procedure, suit or action relating to or arising out of this Deed. Each of Saramar and Vendor Guarantor agrees that any service of any such document on Baker & McKenzie at Level 27, A.M.P. Centre, 50 Bridge Street, Sydney, NSW, Australia will be treated as effective service on it for all purposes subject to a copy being provided to Saramar and Vendor Guarantor (as the case may be) in accordance with clause 22. If Baker & McKenzie cease to be able to act as agent for Saramar and Vendor Guarantor, Saramar and Vendor Guarantor must first agree to appoint a new process agent in Australia and deliver to the other parties, prior to the existing agent ceasing to act, a copy of a written acceptance of the appointment by the process agent.

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Schedule 1

Completion Accounts

Part A: Completion Accounts Principles

1	Applicable accounting principles, policies and procedures

1.1	The Completion Accounts must be prepared in accordance with, in order of precedence:

(a)	the specific accounting principles, policies and procedures set out in 2.1 to 2.4 inclusive of this Schedule 1;

(b)	the specific accounting principles, policies and procedures set out in document 2.6.1 of the Data Room.

(c)	when an item is not covered by the specific accounting principles, policies and procedures set out in paragraph a) or b), in a manner consistent with the principles, policies and procedures used to prepare the Accounts; and

(d)	where an item is not covered by the accounting principles, policies and procedures referred to in paragraph 1.1(a) or paragraph 1.1(c) (inclusive) of this Schedule 1, in accordance with the Accounting Standards.

2	Specific accounting principles, policies and procedures

2.1	If Completion is not a quarter-end or year-end date, closing procedures should be completed as if it were, including stock take and stock revaluation.

2.2	The Completion Accounts shall include:

(a)	Working Capital which for the avoidance of doubt excludes any deferred tax assets or liabilities, any insurance proceeds or deferred income relating to insurance proceeds, any provision for the Enrico Claim and trade promotions greater than one year and capex accruals where no items within working capital have been tax effected;

(b)	a separate line item for Cash, Financial Debt and Other Adjustments as contemplated by clause 8.15; and

(c)	the Completion Accounts shall exclude from the Intercompany Accrued Tax any amount in respect of income tax.

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Part B: Pro Forma Completion Accounts

	Effective Time Completion Accounts (A$’000)	Reference Completion Accounts (A$’000)
Australian Working Capital
Assets
Total Inventory		14,916
Total Prepaids		727
Total Accounts Receivable		14,112

Liabilities
Accounts Payable – Trade Net		(7,085)
Accrued Expenses (including for the avoidance of doubt, accrued employee wages, compensation and benefits (including annual bonuses accrued to the Effective Time))		(11,876)

Total Working Capital		10,794

Amount required to be paid under clause 8.15(a)

Cash

Total Cash
Amount required to be paid under clause 8.15(b)

Financial Debt
Amount required to be paid under clause 8.15(c)

Other Adjustments

Intercompany Accrued Tax

Total Other Adjustments
Amount required to be paid under clause 8.15(d)

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Schedule 2

Vendor Warranties

1	Sale Shares

1.1	The Vendor is the legal and beneficial owner of the Sale Shares and the Sale Shares are free of all Security Interests.

1.2	The Sale Shares are all of the issued shares of the Company and are fully paid.

1.3	Upon Completion, the Purchaser will acquire a valid and marketable title to the Sale Shares free from any Security Interests.

1.4	The sale of the Sale Shares under this Deed will not:

(a)	create any Security Interest on the Vendor; or

(b)	put the Vendor in breach of any obligation or agreement by which it is bound.

1.5	There is no restriction on the sale or transfer of the Sale Shares to the Purchaser, save that the approval of the directors may be required in order to register the transfer of the Sale Shares to the Purchaser.

1.6	At Completion, the Company will not have any outstanding or ongoing obligations or Liabilities to the Vendor or an Associate of the Vendor and there will be no shareholder loans continuing, owing or outstanding either by or to the Company to or from the Vendor or an Associate of the Vendor.

2	Capacity of Vendor

2.1	The Vendor is duly incorporated and validly exists under the law of its place of incorporation.

2.2	The Vendor has full corporate power and authority and all necessary consents to enter into this Deed and perform its obligations under this Deed, to carry out the transactions contemplated by this Deed, and to own its property and assets and carry on its business.

2.3	The entry into and performance of this Deed has been properly authorised by all necessary corporate actions of the Vendor.

2.4	The Vendor enters into and performs this Deed on its own account and not as trustee for, or nominee of, any other person.

2.5	This Deed constitutes valid and binding obligations of the Vendor in accordance with its terms, subject to any principles of equity or insolvency law and necessary stamping.

2.6	The entry into, delivery and performance by the Vendor of this Deed does not breach:

(a)	any material obligation of the Vendor (including any statutory, contractual or fiduciary obligation);

(b)	any applicable law; or

(c)	the Constitution.

2.7	The Vendor is not the subject of an Insolvency Event.

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2.8	The Vendor is not aware of any facts or matters which may result in the Vendor being the subject of an Insolvency Event.

2.9	The Vendor has not received from ASIC any notice warning of possible cancellation of registration of the Vendor.

2.10	So far as the Vendor is aware, no legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Vendor to perform its obligations under this Deed.

3	Company

Share capital

3.1	All shares in the capital of the Company are fully paid.

3.2	The Company has not exercised any lien over any of its issued shares.

3.3	The Company is not a party to any agreement or arrangement (including in respect of the issue of Securities) which:

(a)	provides for, or grants any person the right (whether conditional or otherwise) to require, either now or in the future, the issue, allotment, transfer, redemption, conversion or other disposal of any Securities in the Company;

(b)	creates or requires to be created, either now or in the future, any Security Interest over any Securities in the Company; or

(c)	in any way affects the voting rights attached to any Securities in the Company.

3.4	The Company has not reduced, repaid, redeemed or repurchased any of its share capital or undergone any capital reorganisation or resolved to repurchase, buy-back, cancel or redeem any of its shares.

3.5	All legal requirements for the formation of the Company and the issue of the Sale Shares have been fully complied with.

3.6	The Company does not own any Securities (legally and/ or beneficially).

Capacity of Company

3.7	The Company is duly registered and validly exists under the laws of the jurisdiction in which it was incorporated.

No other Security holdings or memberships

3.8	The Company is not or is not under an obligation to become:

(a)	the legal or beneficial owner of any Securities; or

(b)	a member of any partnership, joint venture, consortium or other incorporated association.

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Equity incentive schemes

3.9	The Company does not have any share, option or other equity incentive scheme or employee share ownership plan for any of its officers, employees or contractors.

No Insolvency Event

3.10	The Company is not the subject of an Insolvency Event.

3.11	The Vendor is not aware of any facts or matters which may result in the Company being the subject of an Insolvency Event.

4	Statutory returns and corporate records

4.1	The Company has in all material respects completed, filed and lodged all returns, notices, statements, disclosures and other documents required to be lodged by law with any Government Agency within the applicable time requirements.

4.2	In all material respects, all Books and Records:

(a)	are completed and have been kept in accordance with all statutory requirements and do not contain inaccuracies or discrepancies;

(b)	have been prepared and maintained in accordance with all relevant laws and Accounting Standards; and

(c)	will either be delivered to the Purchaser or be in the possession of the Company on Completion.

4.3	As at the date of this Deed, the Company has not received any notice of any application or intended application under the Corporations Act for rectification of any register required to be maintained by the Company.

4.4	The Data Room contains a current, complete and accurate copy of the constitution of the Company.

4.5	The Company and its directors have complied with the constitution of the Company.

4.6	Since the date of this Deed, there has been no alteration to the Company’s constitution or constituent documents.

5	Accounts

5.1	Annexure F contains a complete copy of the Accounts.

5.2	The Accounts:

(a)	were prepared in good faith and in accordance with the Accounting Standards; and

(b)	having regard to the purpose the Accounts were prepared for and that they are not audited:

(i)	were prepared in good faith and with due care;

(ii)	in relation to the balance sheet in the Accounts, present a true and fair view of the financial position, state of affairs, assets and liabilities of the Company as at the Long Accounts Date; and

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(iii)	show with reasonable accuracy the financial performance of the Business for the period from 1 July 2011 until the Long Accounts Date, on a basis which is materially consistent with the practice since 1 July 2011.

5.3	All amounts owed by the Vendor or any Associate of the Vendor to the Company or owed to the Vendor or any Associate of the Vendor by the Company as at the Long Accounts Date are specifically and separately disclosed in the balance sheet in the Accounts and there has been no alteration in those amounts since the Accounts Date.

5.4	Since the Short Accounts Date:

(a)	the Business has been carried on by the Company in the ordinary and usual course in accordance with all applicable laws and materially in the same manner as it was conducted in the 12 months prior to the Accounts Date;

(b)	there has been no damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Assets which would substantially affect the ability of the Company to conduct its Business in the same manner as it was conducted in the 12 months prior to the Accounts Date;

(c)	the Company has not amalgamated, merged or consolidated the Company with any other entity.

(d)	the Company has not agreed to or committed to any capital expenditure which exceeds $50,000 for any single item or $200,000 in aggregate for all items;

(e)	no resolution of the members of the Company has been passed (whether in general meeting or otherwise); and

(f)	the Company has not, other than in the ordinary course of the Business:

(i)	created a Security Interest over, sold, transferred, leased or otherwise disposed of any Asset other than creations or disposals in the ordinary course of the Business and for less than $50,000;

(ii)	cancelled, waived, settled, released or discounted any indebtedness for money owed to it exceeding $50,000 or waived any suit, demand, Claim or right in respect of any Liability exceeding $50,000;

(iii)	purchased, leased or otherwise acquired any individual asset or agreed to do so, with a value of more than $50,000;

(iv)	except in the ordinary course of the Business, terminated the employment of, changed the terms of employment of, or paid or provided any bonus to, any Employee;

(v)	distributed or returned any capital to its members, paid or declared any dividend to its members or undergone any capital reorganisation or change in its capital structure;

(vi)	repaid any shareholder loans or advances;

(vii)	entered into any transaction with the Vendor or any Associate of the Vendor other than at arm’s length; or

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(viii)	varied or terminated any Material Contract.

6	Assets

6.1	All Assets other than Stock:

(a)	are in satisfactory working order in all material respects, fair wear and tear excepted;

(b)	are free of all Security Interests other than Permitted Security Interests; and

(c)	are in the possession or under the control of the Company and are used solely for the benefit of the Company.

6.2	The Assets, other than Stock, together with the Leased Plant and Equipment are the only assets necessary for the conduct and operation of the Business.

6.3	As at the date of this Deed, to the knowledge of the Vendor, the Company has not received any notices, orders or directions from any Government Agency about their use or which would prevent or materially restrict the Purchaser after Completion from utilising any Assets in substantially the same manner in which they are being utilised by the Vendor as a date of this Deed.

6.4	There are no matters that could result in the creation of any Security Interests over the Assets other than Permitted Security Interests.

6.5	The Company owns, or has legally enforceable rights to use, all assets and property necessary for the conduct and operation of the Business.

7	Plant and Equipment

7.1	The Plant and Equipment owned by the Company as at 1 December 2012 is listed in document 2.3.2 of the Data Room and all items of Plant and Equipment are in the possession or control of the Company.

7.2	The Leased Plant and Equipment as at 12 December 2012 is the only material leased plant and equipment used by the Business and the Company enjoys quiet possession of the Leased Plant and Equipment used in the Business.

8	Stock

8.1	The Stock:

(a)	owned by the Company as at the Long Accounts Date has been recorded in the ledgers used to prepare the balance sheet in the Accounts;

(b)	other than Stock in transit or on consignment, is in the possession or control of the Company;

(c)	is in good condition and of merchantable quality and fit for its intended purpose; and

(d)	is free from any defect or defects which may affect its use in connection with the Business.

8.2	The packaging and labelling of all Stock is not false, misleading or deceptive and does not violate any law. The Company owns all rights to any manufacturer’s codes or universal product codes relating to the Stock or otherwise used in the Business.

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9	Premises

Occupation and use

9.1	The Premises comprise all of the properties owned, used or occupied by the Company. Copies of all leases, sub-leases, licences, occupation rights and other material arrangements to which the Company is a party in respect of the Premises have been made available in the Data Room.

9.2	The Company has the right of quiet enjoyment and exclusive possession and occupation of the Premises and there are no restrictions, easements or rights of way which would materially inhibit the occupation and use by the Company of any of the Premises.

9.3	To the best of the Vendor’s knowledge, there are no facts or matters which might adversely affect the Company’s exclusive use and quiet enjoyment of the Premises.

9.4	As at the date of this Deed, the Company has not received any notice:

(a)	threatening forfeiture or termination of its interest in any of the Premises;

(b)	which could reasonably be expected to affect the Company’s ability to continue to carry on the Business from any such Premises.

9.5	To the knowledge of the Vendor there are no circumstances that would entitle or require a landlord of any Premises or any other person to exercise any power of entry or possession or which might restrict or terminate the continued occupation or use of any of the Premises by the Company.

9.6	As at the date of this Deed, there are no material disputes relating to the Premises which are ongoing between the Company and any third party (including any Government Agency).

9.7	So far as the Vendor is aware, all buildings, structures and other improvements on the Premises set out in Part A of Schedule 4, having regard to the age of the building, are in good and substantial repair and condition fair wear and tear excepted.

9.8	In relation to those Premises which are leased or licensed by the Company (Leasehold Properties):

(a)	the lessee of each Leasehold Property is the Company and there are no material breaches of the leases and licences of the Leasehold Properties (Property Leases) by the Company;

(b)	to the best of the Vendor’s knowledge, the Company has no notice of any breach of the Property Leases; and

(c)	to the best of the Vendor’s knowledge, the Company holds all easements, rights, interests, and privileges necessary or appropriate for the carrying on of the Business at each of the Leasehold Properties.

9.9	The Property Leases:

(a)	are valid and subsisting and all options for renewal of the Property Leases are valid and enforceable; and

(b)	have not been amended or modified.

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9.10	In relation to the freehold property comprising one of the Premises listed in Part A of Schedule 4 (Freehold Property):

(a)	the Freehold Property is owned by the Company;

(b)	the Freehold Property is not “subject to an adverse affectation” as defined under the Conveyancing (Sale of Land) Regulation 2010 (NSW); and

(c)	the Company has not disposed of, agreed to dispose of, granted or agreed to grant any option to purchase, pre-emptive rights or other rights to any third party or Government Agency entitling that party or Government Agency to acquire, the Freehold Property.

10	Material Contracts

10.1	The Material Contracts comprise all written contracts to which the Company is a party and which are material to the Business.

10.2	Each of the Material Contracts is valid, binding and enforceable in accordance with its terms, and against the parties to it, subject to any principles of equity or insolvency law.

10.3	To the best of the Vendor’s knowledge, no party to any Material Contract is in default in any material respect.

10.4	To the best of the Vendor’s knowledge, there are no valid grounds for rescission or avoidance or repudiation of any Material Contract.

10.5	Other than for breach or default caused by actions of the Company requested or directed by the Purchaser, the Company has not given or received any written notice of termination of any Material Contract or notice alleging any material breach of or default under any Material Contract.

10.6	The Company has not given any guarantee or letter of comfort or granted any Security Interest in respect of an obligation or Liability of any third party except for Permitted Security Interests.

10.7	Immediately prior to Completion, the Company will not be party to any agreement with any Vendor or any Associate of a Vendor or any other related entity of the Vendor.

10.8	There are no agreements, arrangements or understandings affecting the Company or the carrying on of the Business that:

(a)	as at the date of this Deed, are material to the operation of the Business and have not been disclosed in full in the Disclosure Material;

(b)	are not at arm’s length;

(c)	so far as the Vendor is aware, breach any competition or consumer law legislation and has involved any breach by the Company of any competition or consumer legislation including the Competition and Consumer Act 2010;

(d)	so far as the Vendor is aware, restrict the freedom of the Company to engage in any activity or business in any area;

(e)	are outside the ordinary course of business of the Business or so far as the Vendor is aware otherwise contain any unusual, abnormal or onerous provisions;

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(f)	are incapable of being fulfilled or properly performed on time without undue or unusual expenditure of money or effort; or

(g)	in respect of Material Contracts and material agreements under which payments in excess of $100,000 were made in the 12 month period ending on the date of this Deed, entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of a sale of the Sale Shares.

10.9	So far as the Vendor is aware, there is no existing material customer or supplier of the Company who will or is likely to cease trading with the Company or materially reduce its trading with the Company, in either case within 12 months after the date of this Deed, for any reason excluding the completion of the sale of the Sale Shares. This warranty 10.9 excludes the Unilever Contract.

11	Intellectual Property

Title

11.1	Schedule 5 sets out details that are accurate in all material respects, of all registered and material unregistered domain names, trade marks and business names owned by the Company or used by the Company in conducting the Business as at the date of this Deed.

11.2	The Company owns and possesses all rights, title and interest in, or has or will have following Completion in respect of the Domain Names and the Licensed IP, the right to use the Intellectual Property Rights and Licensed IP free and clear of any Security Interest.

11.3	As at the date of this Deed, so far as the Vendor is aware, all necessary steps have been taken

(a)	to obtain, preserve and maintain all material rights and title to the Intellectual Property Rights and Licensed IP; and

(b)	to register, where appropriate, protect and defend the material Intellectual Property Rights and Licensed IP.

11.4	So far as the Vendor is aware:

(a)	the Intellectual Property Rights and Licensed IP are valid, binding and enforceable; and

(b)	neither the validity or subsistence of the Intellectual Property Rights or Licensed IP, nor the right, title and interest of the Company in the Intellectual Property Rights or Licensed IP is the subject of any current, pending or threatened challenge, claim or proceedings (including for opposition, cancellation, revocation, rectification or removal). So far as the Vendor is aware, there are no facts or matters which might give rise to any such challenge, claim or proceedings.

11.5	So far as the Vendor is aware, there is no settlement, release, co-existence or other agreement in respect of the Intellectual Property Rights or Licensed IP and so far as the Vendor is aware there are no other circumstances including an injunction, undertaking or court order that might adversely affect the right to use, enforce or assign any such Intellectual Property Rights or Licensed IP.

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11.6	So far as the Vendor is aware, any person who, either alone or with others, created, developed or invented, the material Intellectual Property Rights, and all Employees as a matter of course, have entered into a written agreement which obliges them to disclose and to assign any rights subsisting in such Intellectual Property Rights to the Company, which are capable of assignment and/or to waive and provide consents for any moral rights.

11.7	Details of all licences and copies of all written licences in connection with the Intellectual Property Rights and Licensed IP have been disclosed to the Purchaser. So far as the Vendor is aware, none of the parties to such licences are in default, all royalties and other payments have been paid when due in respect of such licences and there are no grounds on which they might be terminated.

11.8	No person is licensed, assigned, authorised or permitted to use any Intellectual Property Rights or Licensed IP except pursuant to a legally binding agreement disclosed to the Purchaser.

11.9	The Intellectual Property Rights together with the Licensed IP comprise all of the Intellectual Property necessary for the operation and conduct of the Business at the date of this Deed and so far as the Vendor is aware no other material Intellectual Property or related asset or business is required to run the Business.

11.10	So far as the Vendor is aware, as at the date of this Deed, all material advertising, promotional material, packaging, labelling, website or other materials bearing the Licensed IP and used in the Business comply with all applicable Laws.

11.11	As at the date of this Deed, all packaging, labelling and other materials for the Company’s existing stock of Licensed Products (as defined in the IP License Agreements) bear trademarks that are Licensed IP or are trademarks regarding which the relevant owner has duly authorised the use.

11.12	The products bearing the Licensed IP have not been subject to any recall in the two year period immediately prior to the date of this Deed.

Infringement

11.13	The Company has not received any notice that:

(a)	the Intellectual Property Rights or Licensed IP infringe any intellectual property rights of any third party; or

(b)	any third party is materially infringing any of the Intellectual Property Rights or Licensed IP.

11.14	The Company has materially complied at all times with the terms and conditions of any licence or other agreement in respect of any Intellectual Property Rights, and so far as the Vendor is aware no licensor of any Intellectual Property Rights to the Business has any right to terminate any such license or agreement.

11.15	As at the date of this Deed, so far as the Vendor is aware, the Company’s use of the Intellectual Property Rights and Licensed IP does not infringe a third party’s intellectual property rights and no claim has been made in writing by a third party and is currently ongoing which alleges that the operations of the Company, including the use of the Intellectual Property or Licensed IP infringes or is likely to infringe the intellectual property rights of a third party or which disputes the right of the Company to use the Intellectual Property Rights or Licensed IP. So far as the Vendor is aware, no circumstances exist which are likely to give rise to such a Claim.

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11.16	As at the date of this Deed no Claim has been made and is currently ongoing which alleges that a third party is infringing or is likely to infringe the Intellectual Property Rights or Licensed IP or which otherwise disputes the right of the third party to use the Intellectual Property Rights or Licensed IP. So far as the Vendor is aware, no circumstances exist at the date of this Deed which are likely to give rise to such a Claim.

11.17	So far as the Vendor is aware, there has not been any actual or alleged misuse by any person of any material Confidential Information.

11.18	So far as the Vendor is aware, the Company does not use any process or is engaged in any activity or activities which involve the misuse of any confidential information of any third party.

12	IT Systems

12.1	The IT Systems comprise all of the material information technology and telecommunications systems. hardware and software owned by the Company or used by the Company in conducting the Business.

12.2	The Company owns or has a valid right to use the IT Systems and the IT Systems are sufficient for the operation of the Business.

12.3	There are no circumstances in which the ownership of, benefit of, control of, or right to use the IT Systems may be lost by virtue of the sale of the Sale Shares.

12.4	The Company has not licensed, or entered into any agreement or arrangement otherwise permitting the use or exploitation of, any IT Systems to or by any third party.

12.5	There have been no material failures or breakdowns of any of the IT Systems, or material corruption of any data, in the 12 months preceding the date of this Deed which has materially affected the ability of the Company to conduct its Business.

12.6	The Company has reasonably prudent procedures in place to ensure the security of the IT Systems and data stored on them.

12.7	The IT Systems are date compliant, in that their performance and functionality is unaffected by any dates (past, present or future).

13	Employees

Key Employees

13.1	Copies of the current employment contracts of all Key Employees have been made available in the Data Room.

13.2	To the best of the Vendor’s knowledge, there is no dispute between the Company and any current or former Employees which is material to the Business.

13.3	The Company has not given or agreed to give any remuneration or other monetary benefits to or for the benefit directly or indirectly of any director or other officer of the Company which has not been disclosed in the Data Room and so far as the Vendor is aware no present or past director, officer, Employee or contractor of the Company has a Claim of any nature against the Company for salary, fees, compensation or loss of office.

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13.4	To the best of the Vendor’s knowledge, the Company has complied in all material respects with and continues to comply in all material respects with all obligations arising under industrial awards, industrial agreements, enterprise agreements or other instruments made or approved under any law as well as contracts of employment or engagement in respect of its employees and independent contractors engaged in the Business (including obligations arising under law, equity, legislation (including OHS Laws, annual leave, long service leave, equal opportunity, anti discrimination, Tax, superannuation, workers’ compensation and industrial laws), industrial instruments (including industrial awards, Notional Agreements Preserving State Awards or workplace agreements), and contracts of employment).

13.5	The Company is not involved in any:

(a)	labour, industrial or trade dispute; or

(b)	dispute with a union or labour organisation,

and, to the best of the Vendor’s knowledge, there are no facts or circumstances which may give rise to any such dispute and no such dispute has been threatened in writing.

13.6	The Company does not have any:

(a)	existing service or other agreements with any Employee which cannot be fairly terminated by three months’ notice or less without giving rise to a claim for damages or compensation;

(b)	liability for payment to any Employee which is payable as a result of the sale of Sale Shares nor has the Company entered into any contract, arrangement, understanding or representation (whether written or oral) under which one or more Employees, contractors or agents will or may be entitled to, following Completion, any benefit (monetary or otherwise) if ownership (direct or indirect) of the Company changes, as will occur on the sale of the Sale Shares;

(c)	obligation to re-instate or re-employ any ex-officer or ex-Employee of the Company except as may be imposed under any law;

(d)	policy, practice or obligation regarding redundancy payments to Employees which is more generous than the applicable award(s) or legislation; or

(e)	outstanding obligations in relation to redundancy or severance pay.

Industrial Instruments

13.7	All agreements with trade union or employee organisations of any kind about the Employees to which the Company is party to have been made available in the Data Room.

13.8	The Company has not received any written notice since its incorporation and prior to the date of this Deed that it is in material breach of any Industrial Instrument or determination applicable to any Employee.

Relevant Schemes

13.9	The Company does not have any accrued liability or liabilities, unfunded or contingent obligations in relation to any superannuation schemes, retirement benefit schemes, other pension schemes and arrangements and any employment benefit plans, programs and arrangements including medical, dental or life insurance to which the Company is a party or which the Company makes available or obtains for its officers or Employees or former officers or Employees.

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13.10	The Company has provided at least the minimum level of superannuation support prescribed by the Superannuation Guarantee (Administration) Act 1992 (Cth) for each of its Employees.

13.11	Contributions, to the minimum level required by law, or as contracted, (whichever is the higher) have been paid for the Employees and former Employees of the Company and there is no liability for superannuation guarantee liability under the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth).

13.12	The Company is not required to:

(a)	contribute to any defined benefits superannuation fund;

(b)	operate any corporate superannuation fund; or

(c)	contribute to any superannuation fund, scheme or other arrangement providing superannuation, retirement, death, disability or similar benefits other than superannuation funds which are either retail superannuation funds or industry superannuation funds.

13.13	No Employee is entitled to receive any benefits under any defined benefits superannuation fund.

Profit sharing and bonus schemes

13.14	The Company does not have any profit sharing or bonus schemes for any of its officers, Employees or contractors, except as fairly disclosed in the Disclosure Material.

14	Environment and Occupational, Health and Safety

14.1	The Company is currently in material compliance with, and to the best of the Vendor’s knowledge has at all times materially complied with, all Environmental Laws and OHS Laws.

14.2	To the best of the Vendor’s knowledge, the Company has not caused Contamination of any land owned or occupied by it, or any adjoining land, nor received any written notice claiming that such Contamination exists.

14.3	To the best of the Vendor’s knowledge, none of the Premises are Contaminated.

14.4	As at the date of this Deed, at no time has the Company or any Vendor Associate received any notice, claim, demand or other communication alleging any Liability under Environmental Laws relating to the Business, the Company or the Assets.

14.5	The Company has taken steps to implement the recommendations contained in the Asbestos Report prepared by Hibbs & Associates dated April 2010 at the freehold property comprising one of the Premises listed in Part A of Schedule 4.

15	Authorisations

15.1	All Authorisations material to the operation of the Business, have been disclosed in the Disclosure Material.

15.2	All Authorisations which are necessary for the conduct of the Business and the use of the Premises substantially in the manner in which it is being conducted by the Company as at the date of this Deed have been obtained, are held in the name of the Company (where required by law) and are valid.

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15.3	To the knowledge of the Vendor, the Company has complied with the terms of all Authorisations and has not received written notice since its incorporation and prior to the date of this Deed of any:

(a)	breach of any material terms or conditions of any Authorisation held by it; or

(b)	proposed revocation, suspension, cancellation, non-renewal or materially adverse variation of any Authorisation held by it.

15.4	There are no outstanding notices or orders received by the Company or any Vendor Associate and affecting the Company or the Business and the Vendor is not aware of any fact, matter or circumstance which may result in the imposition of any such notice or order.

15.5	The Company has full corporate power and authority to own or use the Assets and Business and to carry on the Business as now conducted.

16	Litigation

16.1	There are no existing Claims, suits, actions or proceedings against or, to the knowledge of the Vendor, threatened in writing against the Company, the value of which exceeds or is likely to exceed $250,000, excluding any ordinary course debt recovery proceedings.

16.2	To the best of the Vendor’s knowledge, there is no fact, matter or circumstance which may give rise to any Claim, proceedings or liability or investigation by a Government Agency against the Company.

16.3	There is no unfulfilled or unsatisfied judgement, order or award outstanding relating to the Company or any of the Assets.

16.4	To the best of Vendor’s knowledge, the Company has not committed any criminal offence or any tort or any material breach of the requirements or conditions of any law (including the Competition and Consumer Act 2010 (Cth) and any Environmental Laws), or any breach of any other party’s rights or any other requirement relating to the Company, the conduct of the Business or the use of the Assets.

16.5	The Company is not in breach of any court order or undertaking to any Government Agency.

17	Information

Quality of information

17.1	As at the date of this Deed all information disclosed in the Disclosure Material or contained in this Deed is true, complete and accurate in all material respects and is not misleading or deceptive in any material respect.

18	Tax and Duty

Returns

18.1	Any necessary filing, statement, account, information, ruling request, notice, computation, election or returns which has been (or so far as the Vendor is aware was required to have been) made, filed, lodged or submitted to a Government Agency by the Company or the Vendor in its capacity as Head Company of the Vendor Tax Consolidated Group for Tax:

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(a)	has been made, filed, lodged or submitted with the appropriate Government Agency as and when required; and

(b)	has, if an assessment has actually been issued by the Government Agency, been assessed without adjustment.

No Tax proceedings

18.2	The Company:

(a)	is not lodging and has not lodged a private ruling request;

(b)	is not the subject of any Tax audit by a Government Agency for Tax;

(c)	is not to the knowledge of the Vendor, the subject of any review by a Government Agency for Tax;

(d)	is not a party to any action or proceeding for the assessment or collection of Tax;

(e)	does not have any current or pending dispute, auditor disagreement with any Government Agency for Tax; and

(f)	has not made any agreement with, or given any undertaking to, any Government Agency for Tax.

All Tax paid

18.3	The Company has paid all Tax that has become due and payable prior to Completion and is under no liability to pay any penalty or interest in connection with any such Tax.

18.4	The Company has withheld all Tax required to be withheld from any payments made by it (including interest, royalties, remuneration payable to officers, employees or contractors or payments to a non-resident) and remitted the Tax to the applicable Government Agency by the due date in accordance with Tax Law.

Tax year

18.5	The income year (as defined in section 4-10 of the 1997 Act) for the Head Company of the Vendor Tax Consolidated Group is the year ending 30 June.

Tax residence

18.6	The Company is a tax resident of Australia and is not, and has never been, a tax resident of any other country.

Public officer

18.7	The office of public officer for the Company as required under Tax Law has always been occupied.

Tax consolidation

18.8	The Company is a Subsidiary Member of the Vendor Tax Consolidated Group.

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18.9	The Company has not been at any time a Subsidiary Member of any Consolidated Group other than as a Subsidiary Member of the Vendor Tax Consolidated Group.

18.10	The Company has not, at any time, been a member of a MEC Group.

18.11	All Group Liabilities of the Vendor Tax Consolidated Group have at all times been covered by the Vendor Tax Sharing Agreement. The Vendor Tax Sharing Agreement is a valid Tax Sharing Agreement for the purposes of Division 721 of the 1997 Tax Act.

18.12	The Vendor Tax Sharing Agreement was not entered into as part of an arrangement, of which the purpose was to prejudice the recovery by the Commissioner of Taxation of some or all of the amounts of Group Liability or liabilities of that kind.

18.13	The Head Company of the Vendor Tax Consolidated Group has made all necessary elections under the 1997 Tax Act to consolidate the Vendor Tax Consolidated Group.

18.14	The Head Company of the Vendor Tax Consolidated Group has never been given a notice by the Commissioner of Taxation requiring it to give the Commissioner a copy of the Vendor Tax Sharing Agreement.

18.15	Any entity that has ever left the Vendor Tax Consolidated Group, has left clear of Group Liability in the manner described in section 721-35 of the 1997 Tax Act.

18.16	The Company does not have any obligations under a Tax Funding Agreement apart from the Vendor Tax Sharing Agreement.

18.17	The Company has not, at any time, been a party to any Tax Funding Agreement other than the Vendor Tax Sharing Agreement.

18.18	No person, other than the Vendor and the Company, has ever been a party to the Vendor Tax Sharing Agreement.

Franking

18.19	The Company has complied with the provisions of Part IIIAA and Part 3-6 of the 1936 Tax Act and the 1997 Tax Act respectively, and has maintained proper records of franking debits and franking credits for the purposes of the Tax Law.

18.20	The Company:

(a)	is not liable, nor will it be liable at or before Completion, to pay franking deficit tax imposed by the New Business Tax System (Franking Deficit Tax) Act 2002 (Cth) in accordance with section 205-45 of the 1997 Tax Act;

(b)	is not liable, nor will it be liable at or before Completion, to pay overfranking tax imposed by the New Business Tax System (Overfranking Tax) Act 2002 (Cth) in accordance with section 203-50 of the 1997 Act; and

(c)	does not reasonably expect to have a franking deficit at Completion.

Tax since Accounts Date

18.21	Since the Short Accounts Date no additional liability for Tax has accrued to the Company other than as a result of ordinary trading activities.

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No permanent establishment

18.22	The Company does not have any permanent establishment (as that expression is defined in any relevant double taxation agreement current at the date of this Deed) outside Australia.

Stamp duty

18.23	All documents in respect of which the Company is liable to pay Duty and all transfers of any issued shares in the Company (other than as contemplated by this Deed), have been properly stamped under applicable duty legislation and there are no outstanding assessments of Duty in respect of any document in respect of which the Company is liable to pay Duty, nor any requirement on the part of the Company to upstamp any document in the future on account of any interim stamping.

18.24	All Duty assessed in respect of which the Company is liable to pay has been paid and any document required to be stamped has not been insufficiently stamped.

18.25	In respect of all transactions to which the Company is a party, or may be interested in the enforcement of, and which were effected without a written instrument, all necessary statements, forms or applications have been lodged with the relevant revenue authorities and all Duty assessed has been paid and the statement, form or application in respect of the transaction has been properly stamped and has not been insufficiently stamped.

18.26	Since the incorporation of the Company, the Company has not undertaken any acquisitions or disposals (including but not limited to acquisitions and disposals of shares, units, or other assets or the transfer of contracts or debts) other than in relation to “Project Hamlet” and other than in the course of carrying on its business.

Share Capital account

18.27	The share capital account of the Company is not tainted within the meaning of the Tax Law.

Agreement or arrangement to reimburse

18.28	The Company has not entered into or been a party to any indemnity, agreement or arrangement whereby it is liable to indemnify or reimburse another party in respect of Tax, except for the Vendor Tax Sharing Agreement and other than in the course of carrying on its business.

Capital Gains Tax rollover

18.29	The Company was not a party to a claim for a rollover pursuant to Subdivision 126-B of the 1997 Tax Act and section 160ZZO of the 1936 Tax Act.

18.30	Section 104-175 of the 1997 Tax Act will not operate to result in a capital gain or a capital loss to the Company as a result of entry into this Deed or Completion.

Research and development

18.31	Neither the Head Company of the Vendor Tax Consolidated Group nor the Company has claimed or is entitled to claim an allowable deduction relating to research and development expenditure, the recoupment of which may give rise to assessable income under subsection 73B(27A) of the 1936 Tax Act or section 20-20 or Division 355 of the 1997 Tax Act after Completion.

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GST

18.32	The Company is not, and will not be as at the date of Completion, a member (including a representative member) of a GST joint venture or partnership.

18.33	No indirect tax sharing agreement has been entered into by the Company.

18.34	There is no material contract, agreement or arrangement requiring the Company to supply anything where the consideration for the supply does not include an amount in respect of GST and that does not contain a provision enabling the Company, as supplier, to recover from the other party to the contract, agreement or arrangement an amount equal to the amount of GST payable on the supply.

18.35	The Company and the representative member for any GST group of which the Company is or has been a member has complied in all material respects with all laws, contracts, arrangements or agreements binding on them relating to GST and where the Company has the right to require another party to any such agreement or arrangement to pay to it an amount of GST, it has enforced that right.

18.36	The Company and the representative member for any GST group of which the Company is or has been a member has, and has had in place at all times during which a GST obligation may have arisen, all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST.

18.37	The Company and the representative member for any GST group of which the Company is or has been a member has properly charged GST to third parties and has accounted for and remitted all GST for which it is, or will be liable to the Australian Taxation Office.

18.38	The Company is registered with the relevant Government Agency for GST purposes.

18.39	The Company and the representative member for any GST group of which the Company is or has been a member has properly claimed all available input tax credits, where available and the Company and the representative member for any GST group of which the Company is or has been a member held tax invoices in each relevant tax period during which the input tax credits were claimed and continues to hold those tax invoices as required by law.

18.40	At the time of the 2012 Restructure, the Company, SL Australia and the Vendor were members of the same GST group for the purposes of the GST Act.

19	Insurance

Policies

19.1	Complete and correct particulars of the insurance policies effected, and in force as at the date of this Deed, for the benefit of the Company are included in the Disclosure Material.

19.2	To the knowledge of the Vendor, it has not received written notice from any insurer that any insurance policy relating to any of the Assets is void or will be terminated by the insurer.

19.3	Each insurance policy referred to in Warranty 19.1 will be in full force and effect at Completion and there is no matter known to the Company which would lead to any such insurance contract being void or cancelled.

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19.4	The Company has at all times maintained all insurances reasonably necessary for the proper conduct of the Business in the ordinary course, including public risk and product liability insurance, insurance for the actions of and injury to employees, business interruption insurance and insurance for all of the Assets which are of an insurable nature.

Claims

19.5	There are no outstanding Claims exceeding $250,000 (in aggregate), made by the Company under the insurance policies referred to in Warranty 19.1 and the Vendor is not aware of any circumstances reasonably likely to give rise to such a Claim.

19.6	The Company has not had a insurance claim refused or been refused insurance coverage.

20	Compliance with laws

20.1	To the knowledge of the Vendor, the Company has not received any written notice from any Government Agency since its incorporation and prior to the date of this Deed that the Company has failed, in any material respect, to comply with any applicable law which would be likely to have a material adverse effect on the Company, taken as a whole.

20.2	No contravention or allegation of any contravention of any material applicable law has been made in writing against the Company or the Vendor.

20.3	The 2012 Restructure was implemented in accordance with all applicable laws and the constitutions of the Vendor, the Company and any subsidiary of the Vendor involved in the 2012 Restructure.

20.4	The Company has complied with all requirements under the Corporations Act (including obtaining any necessary approvals under Part 2J.3 of the Corporations Act) in respect of the transactions contemplated by the Transaction Documents, including the advance of the loan from the Purchaser to the Company.

20.5	The Company has not made any dividends or other distributions of profits since the date of its incorporation.

20.6	The Company has complied with its constitution in all material respects and all applicable laws and regulations (whether in Australian or another jurisdiction) in all material respects, which are applicable to the conduct of the Business and corporate affairs, its Employees and contractors, the use of the Premises, the Company’s assets or otherwise.

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Schedule 3

Other Warranties

Part A – Purchaser’s Warranties

1	Capacity of Purchaser

1.1	The Purchaser has full power and authority to enter into and perform this Deed.

1.2	The Purchaser has taken all necessary action to authorise its entry into, delivery and performance of this Deed.

1.3	This Deed constitutes a valid and binding obligation on the Purchaser in accordance with its terms, subject to any principles of equity or insolvency law and necessary stamping.

1.4	The entry into, delivery and performance by the Purchaser of this Deed does not breach:

(a)	any material obligation of the Purchaser;

(b)	any applicable law; or

(c)	the constitution or other constituent documents of the Purchaser.

1.5	The Purchaser is not the subject of any Insolvency Event.

2	Funding

2.1	The Purchaser will have available to it at Completion:

(a)	cash resources sufficient to discharge all its obligations arising under this Deed; and/or

(b)	committed financing facilities which are able to be drawn down to discharge all its obligations arising under this Deed.

Part B – IP Purchaser’s Warranties

3	Capacity of IP Purchaser

3.1	The IP Purchaser has full power and authority to enter into and perform this Deed.

3.2	The IP Purchaser has taken all necessary action to authorise its entry into, delivery and performance of this Deed.

3.3	This Deed constitutes a valid and binding obligation on the IP Purchaser in accordance with its terms, subject to any principles of equity or insolvency law and necessary stamping.

3.4	The entry into, delivery and performance by the IP Purchaser of this Deed does not breach:

(a)	any material obligation of the IP Purchaser;

(b)	any applicable law; or

(c)	the constitution or other constituent documents of the IP Purchaser.

3.5	The IP Purchaser is not the subject of any Insolvency Event.

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4	Funding

4.1	The IP Purchaser will have available to it at Completion:

(a)	cash resources sufficient to discharge all its obligations arising under this Deed or any other Transaction Document; or

(b)	committed financing facilities which are able to be drawn down to discharge all its obligations arising under this Deed.

Part C – IP Licensor’s Warranties

5	Capacity of IP Licensor

5.1	The IP Licensor has full power and authority to enter into and perform this Deed. and the SPV Licensor will have full power and authority to enter into and perform the Transaction Documents on Completion.

5.2	The IP Licensor has taken all necessary action to authorise its entry into, delivery and performance of this Deed and will take all necessary action for the SPV Licensor to authorise the SPV Licensor’s entry into, delivery and performance of the IP Licence Agreements on Completion.

5.3	This Deed constitutes a valid and binding obligation on the IP Licensor in accordance with its terms, subject to any principles of equity or insolvency law and necessary stamping.

5.4	The entry into, delivery and performance by the IP Licensor of this Deed does not breach:

(a)	any material obligation of the IP Licensor;

(b)	any applicable law; or

(c)	the constitution or other constituent documents of the IP Licensor.

5.5	The IP Licensor is not the subject of any Insolvency Event and the SPV Licensor will not be the subject of any Insolvency Event on Completion.

6	Funding

6.1	The IP Licensor and SPV Licensor will have available to them at Completion:

(a)	cash resources sufficient to discharge all of their obligations arising under this Deed or any other Transaction Document; or

(b)	committed financing facilities which are able to be drawn down to discharge all of their obligations arising under this Deed or the Transaction Documents.

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Execution

Executed as a deed.

Signed sealed and delivered by
Sara Lee Group (Australia) Pty Ltd in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Paul D. O’Brien	/s/ James Logie-Smith
Signature of director	Signature of director

Paul D. O’Brien	James Logie-Smith
Name of director (please print)	Name of director (please print)

Signed sealed and delivered for and on behalf of
Saramar, L.L.C. by its authorised representative in the United States of America in the presence of:

/s/ Kent B. Magill	/s/ Melissa Napier
Signature of witness	Signature of authorised representative

Kent B. Magill	Melissa Napier, Treasurer
Name of witness (please print)	Name of authorised representative (please print)

Signed sealed and delivered for and on behalf of
The Hillshire Brands Company by its authorised representative in the United States of America in the presence of:

/s/ Kent B. Magill	/s/ Maria Henry
Signature of witness	Signature of authorised representative

Kent B. Magill	Maria Henry, EVP
Name of witness (please print)	Name of authorised representative (please print)

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Signed sealed and delivered by
McCain Foods (Aust) Pty Ltd in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Steven Yung	/s/ Damien Varms
Signature of director	Signature of director

Steven Yung	Damien Varms
Name of director (please print)	Name of director (please print)

Signed sealed and delivered for and on behalf of
McCain UK H2 Limited. by its authorised representative in the presence of:

/s/ Darren Shesk	/s/ David O’Brien
Signature of witness	Signature of authorised representative

Darren Shesk	David O’Brien
Name of witness (please print)	Name of authorised representative (please print)

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